     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            WASHINGTON MUTUAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           WASHINGTON                          6036                          91-1653725
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL     (IRS EMPLOYER IDENTIFICATION
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)                  NO.)

                               1201 THIRD AVENUE
                           SEATTLE, WASHINGTON 98101
                                 (206) 461-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 FAY L. CHAPMAN
                                GENERAL COUNSEL
                            WASHINGTON MUTUAL, INC.
                               1201 THIRD AVENUE
                           SEATTLE, WASHINGTON 98101
                                 (206) 461-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                DAVID R. WILSON                                   ROBERT E. DEAN
        HELLER EHRMAN WHITE & MCAULIFFE                    GIBSON, DUNN & CRUTCHER LLP
           701 5TH AVENUE, SUITE 6100                              4 PARK PLAZA
           SEATTLE, WASHINGTON 98104                         IRVINE, CALIFORNIA 92614
                 (206) 447-0900                                   (949) 451-3800

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger described in the proxy statement/prospectus.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF                                          PROPOSED MAXIMUM      PROPOSED MAXIMUM       AMOUNT OF
SECURITIES TO BE                              AMOUNT TO BE       OFFERING PRICE      AGGREGATE OFFERING     REGISTRATION
REGISTERED                                   REGISTERED(2)         PER SHARE               PRICE               FEE(3)
--------------------------------------------------------------------------------------------------------------------------
Common stock, no par value per share(1)...     11,130,944            $32.96             $366,863,346          $101,988
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Also includes associated "rights" to purchase shares of common stock which are not currently separable from the shares of common stock and are not currently exercisable.

(2) Represents the estimated maximum number of shares of common stock to be issued upon consummation of the merger described herein, including shares issuable upon the exercise of outstanding options to acquire Long Beach common stock which will be converted into options to acquire shares of Washington Mutual common stock. The number of shares of Washington Mutual common stock which will be exchanged for each share of Long Beach common stock is calculated based on an assumed price of $35.625 for Washington Mutual's common stock which is the average of high and low prices reported on the New York Stock Exchange on June 16, 1999.

(3) The registration fee was computed pursuant to Rules 457(f) and 457(c) under the Securities Act based on the average of the high and low sales prices of common stock of Long Beach Financial Corporation, as reported by NASDAQ on June 16, 1999 and the estimated maximum number of shares (25,583,218) that may be exchanged for the securities being registered.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                     1100 TOWN AND COUNTRY ROAD, SUITE 1650
                            ORANGE, CALIFORNIA 92868

                                AUGUST   , 1999

Dear Stockholder:

    You are cordially invited to attend a special meeting of stockholders of Long Beach Financial Corporation to be held on Monday, September 13, 1999 at 10:00 a.m., Pacific Time, at the Westin South Coast Plaza Hotel, 686 Anton Boulevard, Costa Mesa, California 92626.

    At the special meeting, you will be asked to consider and vote on a proposal to approve and adopt an agreement providing for the merger of Long Beach with and into Washington Mutual, Inc. As a result of the merger, and subject to the election and allocation provisions of the merger agreement described in this proxy statement/prospectus, each share of Long Beach common stock will be converted into the right to receive:

    - a number of shares of Washington Mutual common stock determined by dividing (a) $15.50 by (b) the average of the daily closing prices for Washington Mutual common stock on the New York Stock Exchange for the five trading days beginning on the eighth trading day before the effective date of the merger; or

    - cash in the amount of $15.50.

    You may indicate a preference to receive either cash or stock in the merger by completing the enclosed preference form. ALL HOLDERS OF LONG BEACH COMMON STOCK WHO DO NOT SELECT A PREFERENCE TO RECEIVE EITHER CASH OR STOCK WILL HAVE THEIR SHARES CONVERTED INTO WASHINGTON MUTUAL COMMON STOCK. IF YOU WOULD LIKE TO RECEIVE CASH IN EXCHANGE FOR SOME OR ALL OF YOUR SHARES OF LONG BEACH STOCK, YOU MUST RETURN A PREFERENCE FORM, TOGETHER WITH YOUR LONG BEACH STOCK CERTIFICATES, TO THE EXCHANGE AGENT ON OR BEFORE SEPTEMBER 10, 1999. Washington Mutual common stock is listed on the New York Stock Exchange under the symbol "WM." Long Beach common stock is listed on The Nasdaq National Market under the symbol "LBFC."

    The Long Beach board of directors has unanimously approved the merger agreement and the transactions contemplated in the merger agreement, and believes that the merger is in the best interests of Long Beach and its stockholders. Long Beach's financial advisor, Friedman, Billings, Ramsey & Co., has delivered to the Long Beach board of directors its written opinion, dated May 18, 1999, that states that the merger is fair to the Long Beach stockholders from a financial point of view. This opinion has been confirmed by delivery of an opinion dated the date of this proxy statement/prospectus. A copy of this opinion is attached as Appendix B to this proxy statement/prospectus and should be read in its entirety. The Long Beach board of directors recommends that all stockholders vote "FOR" the merger proposal described in this proxy statement/prospectus.

    Long Beach stockholders are urged to read carefully the accompanying notice of special meeting and proxy statement/ prospectus, which contain important information about the merger and the transactions contemplated in the merger agreement.

    REGARDLESS OF THE NUMBER OF SHARES YOU OWN, OR WHETHER YOU PLAN TO ATTEND THE MEETING, IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. A FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE AGAINST THE PROPOSED MERGER. PLEASE READ THE ENCLOSED MATERIALS CAREFULLY AND COMPLETE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED AS SOON AS POSSIBLE.

    On behalf of the Long Beach board of directors, I thank you for your support and again urge you to vote "FOR" adoption of the merger agreement and approval of the transactions contemplated in the merger agreement.

                                         Sincerely,
                                         /s/ M. JACK MAYESH
                                         M. Jack Mayesh
                                         Chairman of the Board of Directors
                                         and Chief Executive Officer
                           -------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

        The date of this proxy statement/prospectus is August   , 1999.

     THIS PROXY STATEMENT/PROSPECTUS WAS FIRST MAILED TO LONG BEACH STOCKHOLDERS
ON OR ABOUT AUGUST   , 1999. THIS PROXY STATEMENT/PROSPECTUS INCORPORATES
IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT WASHINGTON MUTUAL AND LONG BEACH THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. YOU MAY REQUEST A FREE COPY OF THIS INFORMATION BY WRITING OR TELEPHONING THE APPROPRIATE PARTY AT THE ADDRESS SET FORTH BELOW:

    WASHINGTON MUTUAL, INC.               LONG BEACH FINANCIAL CORPORATION
    1201 THIRD AVENUE                     1100 TOWN & COUNTRY ROAD, SUITE 1650
    SEATTLE, WASHINGTON 98101             ORANGE, CALIFORNIA 92868
    ATTENTION: INVESTOR RELATIONS         ATTENTION: INVESTOR RELATIONS
    (206) 461-3187,                       (714) 835-5743

IN ORDER TO ENSURE TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION BY SEPTEMBER 1, 1999.

                        LONG BEACH FINANCIAL CORPORATION
                     1100 Town And Country Road, Suite 1650
                            Orange, California 92868
                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 13, 1999
                           -------------------------

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Long Beach Financial Corporation will be held on Monday, September 13, 1999 at 10:00 a.m., Pacific Time, at the Westin South Coast Plaza Hotel, 686 Anton Boulevard, Costa Mesa, California 92626 for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 18, 1999, between Long Beach and Washington Mutual, Inc., providing for the merger of Long Beach with and into Washington Mutual. The merger agreement is attached as Appendix A to the enclosed proxy statement/prospectus.

     2. To transact any other business as may properly come before the special meeting or any adjournments or postponements of the meeting.

     Only holders of record of Long Beach common stock at the close of business on August 9, 1999 are entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements of the meeting. We cannot complete the merger unless holders of a majority of the outstanding shares of Long Beach common stock vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. Holders of Long Beach common stock have no appraisal rights under Delaware law in connection with the merger.

     THE LONG BEACH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE PROPOSED MERGER.

                                          By Order of the Board of Directors,
                                          /s/ JAMES J. SULLIVAN
                                          James J. Sullivan
                                          Senior Vice President,
                                          General Counsel and Secretary

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................     1
SUMMARY.....................................................     2
SELECTED UNAUDITED COMPARATIVE PER SHARE DATA...............     7
MARKET PRICE AND DIVIDEND INFORMATION.......................     8
SELECTED HISTORICAL FINANCIAL DATA OF WASHINGTON MUTUAL.....    10
SELECTED HISTORICAL FINANCIAL DATA OF LONG BEACH............    12
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA........    13
THE LONG BEACH SPECIAL MEETING..............................    15
THE MERGER..................................................    17
  General...................................................    17
  The Merger Consideration..................................    17
  Background of the Merger..................................    18
  Reasons of Long Beach for the Merger......................    21
  Opinion of Long Beach's Financial Advisor.................    22
  Reasons of Washington Mutual for the Merger...............    28
  Effective Time of the Merger..............................    28
  Exchange of Certificates..................................    28
  Fractional Shares.........................................    29
  Certain Federal Income Tax Consequences...................    30
  Management and Operations of Washington Mutual following
     the Merger.............................................    32
  Post-Merger Compensation and Benefits.....................    33
  Interests of Certain Persons in the Merger................    34
  Representations and Warranties in the Merger Agreement....    36
  Conditions to the Completion of the Merger................    37
  Regulatory Approvals Required.............................    39
  Amendment and Waiver of the Merger Agreement..............    39
  Termination of the Merger Agreement.......................    40
  Termination Fee...........................................    41
  The Option Agreement......................................    41
  Conduct of Business Pending the Merger and Other
     Agreements.............................................    43
  Expenses and Fees.........................................    46
  Accounting Treatment......................................    46
  Stock Exchange Listing of Washington Mutual Common
     Stock..................................................    46
  Resale of Washington Mutual Stock Received by Long Beach
     Stockholders...........................................    46
  No Appraisal Rights.......................................    46
  INFORMATION ABOUT WASHINGTON MUTUAL.......................    47
  INFORMATION ABOUT LONG BEACH..............................    48
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF LONG BEACH;
  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................    50
COMPARISON OF RIGHTS OF WASHINGTON MUTUAL AND LONG BEACH
  STOCKHOLDERS..............................................    52
  Capital Stock.............................................    52
  Board of Directors........................................    52
  Monetary Liability of Directors...........................    52
  Interested Stockholders...................................    53

                                                              PAGE
                                                              ----
  Removal of Directors and Filling Vacancies on the Board of
     Directors..............................................    53
  Washington Mutual Rights Plan.............................    54
  Long Beach Rights Plan....................................    54
CERTAIN DIFFERENCES BETWEEN WASHINGTON AND DELAWARE
  CORPORATE LAWS............................................    56
  Amendment of Articles/Certificates of Incorporation.......    56
  Right to Call Special Meeting of Stockholders.............    56
  Indemnification of Officers, Directors and Employees......    57
  Provisions Affecting Control Share Acquisitions and
     Business Combinations..................................    57
  Mergers, Sales of Assets and Other Transactions...........    59
  Action Without a Meeting..................................    60
  Class Voting..............................................    60
  Transactions with Officers or Directors...................    60
  Dissenters' Rights........................................    61
  Dividends.................................................    61
LEGAL MATTERS...............................................    63
EXPERTS.....................................................    63
WHERE YOU CAN FIND MORE INFORMATION.........................    63
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    64

Appendix A Agreement and Plan of Merger
Appendix B Opinion of Friedman, Billings, Ramsey & Co., Inc.
Appendix C Stock Option Agreement

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT AM I BEING ASKED TO VOTE UPON?

A: You are being asked to approve the merger agreement that provides for the merger of Long Beach with and into Washington Mutual and to approve the transactions contemplated by that agreement.

Q: WHAT DO I NEED TO DO NOW?

A: After you read and consider the information in this document, mark your proxy card either "FOR" or "AGAINST" the merger and then mail your signed and dated proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting to vote on the merger. You should return your proxy card whether or not you plan to attend the special meeting. If you attend the special meeting, you may revoke your proxy at any time before it is voted and vote in person.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at the meeting. You can do this in one of the following three ways:

     - delivering written notice of revocation to Long Beach's corporate secretary;

     - completing and submitting a later-dated proxy card; or

     - attending the special meeting and voting in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker may vote your shares only if you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, your shares will not be voted by your broker. This will have the same effect as a "no" vote on the merger.

Q: IF I DO NOT ELECT TO RECEIVE CASH, SHOULD I SEND IN MY STOCK CERTIFICATES
NOW?

A: No. If the merger is completed, Washington Mutual will send you written instructions for exchanging your stock certificates.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We hope to complete it on or about October 1, 1999, assuming all governmental approvals have been received by that date.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have questions, please call Morrow & Co., Inc. at (800) 662-5200, attention: Katie Edwards.

                                    SUMMARY

     This summary only highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire proxy statement/prospectus and its appendices and the documents to which it refers before you decide how to vote with respect to the merger. For a description of the documents to which this proxy statement/prospectus refers, see "Where You Can Find More Information" on
page   .

     This proxy statement/prospectus and the documents incorporated herein by reference contain forward-looking statements regarding Washington Mutual, Long Beach and the combined company after the merger. The actual results of these companies could differ materially from those forward-looking statements as a result of certain factors. These factors include the risk factors set forth in Washington Mutual's and Long Beach's Annual Reports on Form 10-K for the year ended December 31, 1998 which are incorporated into this proxy statement/prospectus by reference. See "Incorporation of Certain Documents by
Reference" on page   .

THE PARTIES TO THE MERGER (SEE PAGE 47)

                            WASHINGTON MUTUAL, INC.
                               1201 THIRD AVENUE
                           SEATTLE, WASHINGTON 98101
                                 (206) 461-2000

     Washington Mutual is a financial services company providing mortgage banking, consumer banking, commercial banking, financial services and products, and consumer finance products to consumers and small to mid-sized businesses. Washington Mutual operates principally in California, Washington, Oregon, Florida, Texas and Utah, and has operations in 31 other states and the District of Columbia. At March 31, 1999, Washington Mutual had consolidated assets of $174.30 billion, deposits of $84.18 billion and stockholders' equity of $9.61 billion. Based on assets, Washington Mutual was the largest savings institution and the eighth largest banking company in the United States.

                        LONG BEACH FINANCIAL CORPORATION
                     1100 TOWN AND COUNTRY ROAD, SUITE 1650
                            ORANGE, CALIFORNIA 92868
                                 (714) 835-5743

     Long Beach is a specialty finance company engaged in the business of originating, purchasing, selling and servicing subprime residential mortgage loans secured by one-to four-family residences. Long Beach originates loans primarily through approximately 12,500 independent mortgage loan brokers that generate loans in all 50 states. Long Beach historically has sold substantially all of its loan originations in the secondary market through loan sales in which Long Beach disposes of its entire interest in the loan (except for related servicing rights). For the year ended December 31, 1998, Long Beach originated $2.6 billion in loans. At March 31, 1999, Long Beach had total assets of $356 million and stockholders' equity of $106 million.

THE LONG BEACH SPECIAL MEETING (SEE PAGE 15)

     The Long Beach special meeting of stockholders will be held on Monday, September 13, 1999 at 10:00 a.m., Pacific Time, at the Westin South Coast Plaza Hotel, 686 Anton Boulevard, Costa Mesa, California 92626.

     You can vote at the special meeting if you owned Long Beach common stock at the close of business on August 9, 1999. On the record date, there were 22,616,818 shares of Long Beach common stock entitled to vote at the special meeting. You can cast one vote for each share of Long Beach common stock you owned at that time.

     To adopt the merger agreement, the holders of a majority of shares of Long Beach common stock entitled to vote at the meeting must affirmatively vote in favor of it. At the record date, Long Beach's directors and executive officers beneficially owned 136,865 shares, which represents less than one percent of the voting power of the Long Beach common stock. The directors and executive officers of Long Beach have indicated that they intend to vote the Long Beach stock owned by them "for" adoption of the merger agreement.

THE MERGER AND RELATED TRANSACTIONS

     THE MERGER AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX A. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT CAREFULLY, AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER OF LONG BEACH AND WASHINGTON MUTUAL.

WHAT LONG BEACH STOCKHOLDERS WILL RECEIVE (SEE PAGE 17)

     At the effective time of the merger, and subject to the election and allocation provisions of the merger agreement described in this proxy statement/prospectus, each outstanding share of Long Beach common stock will convert into the right to receive:

     - a number of shares of Washington Mutual common stock determined by dividing: (a) $15.50 by (b) the average of the daily closing prices for Washington Mutual common stock on the New York Stock Exchange for the five trading days beginning on the eighth trading day before the effective date of the merger; or

     - cash in the amount of $15.50.

HOW LONG BEACH STOCKHOLDERS CAN ELECT CASH OR STOCK (SEE PAGE 17)

     Long Beach stockholders may indicate a preference to receive either cash, stock or a combination of cash and stock in the merger by completing the enclosed preference form. ALL HOLDERS OF LONG BEACH COMMON STOCK WHO DO NOT SELECT A PREFERENCE TO RECEIVE EITHER CASH OR STOCK WILL RECEIVE WASHINGTON MUTUAL COMMON STOCK. A PREFERENCE FORM IS ENCLOSED WITH THIS PROXY STATEMENT/PROSPECTUS AND MUST BE RETURNED TO THE EXCHANGE AGENT ON OR BEFORE SEPTEMBER 10, 1999 TO RECEIVE CASH IN THE MERGER. IF YOU ONLY WISH TO RECEIVE STOCK IN THE MERGER, YOU DO NOT NEED TO IN SEND A PREFERENCE FORM.

LIMITATIONS ON THE AMOUNT OF CASH PAYABLE TO LONG BEACH STOCKHOLDERS (SEE PAGE
18)

     The merger agreement requires that at least 52% of the total merger consideration be paid in Washington Mutual common stock. Therefore, if holders of more than 48% of the outstanding shares of Long Beach common stock elect to receive cash, each share for which a cash election has been made will be converted, on a pro rata basis, into the right to receive a combination of cash and Washington Mutual common stock to the extent necessary to ensure that no more than 48% of the total merger consideration is paid in cash.

CONVERSION OF LONG BEACH STOCK OPTIONS (SEE PAGE 18)

     Options to purchase Long Beach common stock will automatically be converted into options to purchase shares of Washington Mutual common stock. The number of shares of Washington Mutual common stock subject to these converted options and the exercise price per share of these converted options will be adjusted to give effect to the ratio for the exchange of Washington Mutual common stock for Long Beach common stock in the merger.

LONG BEACH'S REASONS FOR THE MERGER (SEE PAGE 21)

     In approving the merger, the Long Beach board of directors considered a number of factors. These factors included the total consideration to be paid to Long Beach stockholders, the future prospects of Washington Mutual and the structure of the transaction, including the ability of Long Beach stockholders to elect stock or cash consideration.

RECOMMENDATION OF LONG BEACH'S BOARD OF DIRECTORS (SEE PAGE 16)

     The Long Beach board of directors unanimously approved the merger agreement. The Long Beach board of directors believes that the proposed merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" approval of the merger and the merger agreement.

OPINION OF LONG BEACH'S FINANCIAL ADVISOR (SEE PAGE 22)

     Friedman, Billings, Ramsey & Co., Inc. was retained by Long Beach to act as its financial advisor in connection with the merger. Friedman, Billings has delivered to the Long Beach board of directors a written opinion stating that the consideration to be received by Long Beach stockholders in the merger is fair from a financial point of view. The full text of the Friedman, Billings opinion, which sets forth certain assumptions and limitations, is attached as Appendix B to this proxy statement/prospectus.

INTERESTS OF LONG BEACH'S EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 34)

     In considering the recommendation of Long Beach's board of directors to approve the merger you should be aware that executive officers and directors of Long Beach may have employment and other compensation agreements or plans that give them interests in the merger that are somewhat different from, or in addition to, your interests.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 30)

     The merger is intended to qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986. Accordingly, no gain or loss will be recognized by Long Beach stockholders who receive only Washington Mutual common stock in exchange for Long Beach common stock, except with respect to any cash received in lieu of a fractional share interest in Washington Mutual common stock.

     Long Beach stockholders who receive at least some cash in exchange for their shares of Long Beach common stock will generally be taxed on the amount of gain realized but not in excess of the amount of cash received.

     There will be no federal income tax consequences to the stockholders of Washington Mutual as a result of consummation of the merger.

     Consummation of the merger is conditioned upon, among other things, the receipt by Washington Mutual and Long Beach of an opinion from Foster Pepper & Shefelman PLLC that the merger will qualify as a reorganization within the meaning of section 368 of the Internal Revenue Code.

     All stockholders should carefully read the discussion of the material federal income tax consequences of the merger under "The Merger -- Certain Federal Income Tax Consequences" and are urged to consult with their own tax advisors as to the federal, state, local and foreign tax consequences of the merger in their particular circumstances.

CONDITIONS TO THE MERGER (SEE PAGE 37)

     Completion of the merger depends on a number of conditions being satisfied, including the following:

     - the Long Beach stockholders must have approved the merger;

     - we must have received all required regulatory approvals and all statutory waiting periods must have expired;

     - there must be no statute, rule, regulation, order, injunction or decree in existence which prohibits or restricts the merger;

     - no stop order suspending the effectiveness of the registration statement of which this proxy statement/prospectus is a part, shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

     - the shares of Washington Mutual common stock to be issued in the merger must be authorized for listing on the New York Stock Exchange; and

     - we must have received a legal opinion that the merger will qualify as a reorganization under federal income tax laws.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 40)

     Washington Mutual and Long Beach may terminate the merger agreement by mutual consent. The merger agreement may also be terminated unilaterally by either Washington Mutual or Long Beach if:

     - any governmental authority whose approval is required for the merger makes a final decision not to approve the merger;

     - the merger does not occur on or before December 31, 1999, or March 31, 2000 if the failure is solely due to the failure to obtain the required regulatory approvals;

     - either party breaches any of its representations, warranties, covenants or agreements in the merger agreement under certain circumstances; or

     - the Long Beach stockholders do not approve the merger at their special meeting.

     In addition, Washington Mutual may terminate the merger agreement if:
     - Long Beach's board of directors withdraws, modifies or changes in a way adverse to Washington Mutual its recommendation of the merger to the Long Beach stockholders;

     - any person acquires beneficial ownership of 25% or more of the then outstanding shares of Long Beach common stock;

     - Long Beach enters into an agreement for, or Long Beach's board of directors recommends that the Long Beach stockholders approve or accept, a different merger, consolidation, acquisition or similar transaction; or

     - a third party begins a tender offer or exchange offer for 25% or more of the Long Beach common stock and Long Beach's board of directors recommends that the Long Beach stockholders tender their shares in to approve the merger offer or otherwise fails to recommend that the Long Beach stockholders reject the offer.

     In addition, Long Beach may terminate the merger agreement if any person makes a "superior proposal" before the Long Beach stockholders.

TERMINATION FEE (SEE PAGE 41)

     The merger agreement requires Long Beach to pay a $15 million termination fee to Washington Mutual if the merger agreement terminates under certain circumstances.

STOCK OPTION AGREEMENT (SEE PAGE 41)

     Long Beach and Washington Mutual have entered into an option agreement that permits Washington Mutual under certain circumstances to purchase shares of Long Beach common stock representing 19.9% of the total number of outstanding shares of Long Beach common stock at a price of $12.3125 per share. Washington Mutual's total profit under the option agreement is limited to $15 million before taxes.

REGULATORY APPROVALS REQUIRED FOR THE MERGER (SEE PAGE 39)

     Washington Mutual and Long Beach have identified 13 jurisdictions in which prior regulatory approval is required and 32 additional jurisdictions in which a prior notice is required. In addition, the merger may not be completed until the waiting period under the Hart-Scott-Rodino Act of 1976 has expired or been terminated. Washington Mutual and Long Beach have each filed applications under the Hart-Scott-Rodino Act.

ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 46)

     The merger will be accounted for by Washington Mutual as a purchase in accordance with generally accepted accounting principles. This means that the assets, including intangible assets, and liabilities of Long Beach will be recorded at their fair values as of the closing date of the merger. Any excess of the merger consideration over the fair values of Long Beach's assets and liabilities will be recorded as goodwill and amortized over a twenty year period. Accordingly, income (or loss) of Long Beach prior to the effective time of the merger will not be included in Washington Mutual's income statement.

NO APPRAISAL OR DISSENTERS' RIGHTS (SEE PAGE 46)

     Under Delaware law, holders of Long Beach common stock will have no appraisal rights in connection with the merger.

                 SELECTED UNAUDITED COMPARATIVE PER SHARE DATA

     The following table shows certain per common share data of Washington Mutual common stock and Long Beach common stock on an historical basis and a pro forma basis reflecting the merger. This information is only a summary and you should read it in conjunction with the financial information appearing elsewhere in this proxy statement/prospectus and the documents incorporated by reference. The per share pro forma data in the following table is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the merger been completed during the periods or as of the date for which this pro forma table is presented.

                                                     AT OR FOR THE
                                                   THREE MONTHS ENDED   AT OR FOR THE YEAR ENDED
                                                     MARCH 31, 1999        DECEMBER 31, 1998
                                                   ------------------   ------------------------
WASHINGTON MUTUAL COMMON STOCK
  Book value per share
     Historical..................................        $16.50                  $16.07
     Pro forma...................................         16.83                   16.41
  Cash dividends per share(1)
     Historical..................................          0.23                    0.82
     Pro forma...................................          0.23                    0.82
  Net income per basic share
     Historical..................................          0.76                    2.61
     Pro forma...................................          0.76                    2.59
  Net income per diluted share
     Historical..................................          0.76                    2.56
     Pro forma...................................          0.75                    2.54
LONG BEACH COMMON STOCK
  Book value per share
     Historical..................................          4.69                    4.41
     Pro forma equivalent(2).....................          7.35                    7.16
  Cash dividends per share
     Historical..................................            --                      --
     Pro forma equivalent(2).....................          0.10                    0.36
  Net income per basic share
     Historical..................................          0.29                    1.27
     Pro forma equivalent(2).....................          0.33                    1.13
  Net income per diluted share
     Historical..................................          0.28                    1.22
     Pro forma equivalent(2).....................          0.33                    1.11

-------------------------
(1) Cash dividends paid by Washington Mutual without giving effect to restatements for Washington Mutual's prior business combinations.

(2) The Long Beach pro forma equivalent per share amounts are calculated by multiplying the Washington Mutual pro forma combined per share amounts by the exchange ratio of 0.4366. This exchange ratio is based upon a Washington Mutual common stock price of $35.50, the closing price on June 16, 1999.

                     MARKET PRICE AND DIVIDEND INFORMATION

     The table below sets forth, for the periods indicated, historical high and low closing sales price information for Washington Mutual common stock and Long Beach common stock. Washington Mutual common stock trades on the New York Stock Exchange under the symbol "WM." Long Beach common stock trades on The Nasdaq National Market under the symbol "LBFC."

                                                             WASHINGTON
                                                               MUTUAL          LONG BEACH
                                                            COMMON STOCK      COMMON STOCK
                                                           ---------------   ---------------
                                                            HIGH     LOW      HIGH     LOW
                                                           ------   ------   ------   ------
1997
First Quarter............................................  $39.25   $28.50   $   --   $   --
Second Quarter...........................................   41.80    30.25     8.88     6.50
Third Quarter............................................   46.83    39.25    13.56     8.75
Fourth Quarter...........................................   48.25    40.20    15.06     9.88
1998
First Quarter............................................   49.95    36.75    13.31     9.88
Second Quarter...........................................   50.92    40.94    14.13    10.25
Third Quarter............................................   46.06    31.13    11.19     6.69
Fourth Quarter...........................................   41.25    28.50     8.13     4.63
1999
First Quarter............................................   45.25    38.44    10.56     7.44
Second Quarter (through June 16, 1999)...................   44.94    35.50    14.41     9.81

RECENT CLOSING PRICES

     The following table sets forth the closing sale price per share of Washington Mutual common stock and Long Beach common stock as of May 18, 1999 (the last full trading day before the public announcement of the merger) and
August   , 1999 (the last full trading day for which it was practicable to obtain such information prior to the mailing of this proxy statement/prospectus). The value of the Washington Mutual shares to be exchanged for each share of Long Beach common stock is fixed at $15.50. Accordingly, the pro forma equivalent per share price of Long Beach common stock on each of these dates was $15.50.

                                                              WASHINGTON
                                                                MUTUAL        LONG BEACH
                                                             COMMON STOCK    COMMON STOCK
                                                             ------------    ------------
May 18, 1999...............................................     $39.00          $12.31
August   , 1999............................................

     Stockholders are urged to obtain current market quotations for Washington Mutual common stock and Long Beach common stock. The number of shares of Washington Mutual common stock to be issued in exchange for a share of Long Beach common stock is based on the average trading price of Washington Mutual common stock over a five trading day period ending three trading days before the closing date of the merger. Accordingly, as of the closing date, the market value of the shares of Washington Mutual common stock issued in exchange for each share of Long Beach common stock in the merger may be greater or less than $15.50 per share. See "The Merger -- The Merger Consideration -- Conversion of Long Beach Common Stock."

DIVIDEND INFORMATION

     Long Beach has never declared or paid cash dividends on shares of Long Beach common stock. Long Beach does not anticipate declaring any cash dividends in the foreseeable future.

     The following table sets forth cash dividends paid by Washington Mutual per share of common stock.

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1999     1998     1997
                                                              ------   ------   ------
First Quarter...............................................  $0.230   $0.193   $0.167
Second Quarter..............................................   0.240    0.200    0.173
Third Quarter...............................................            0.207    0.180
Fourth Quarter..............................................            0.220    0.187

            SELECTED HISTORICAL FINANCIAL DATA OF WASHINGTON MUTUAL

     Washington Mutual is providing the following information to aid you in your analysis of the financial aspects of the merger. Washington Mutual derived the information for the years ended, and as of, December 31, 1994 through December 31, 1998 from its historical audited financial statements for these fiscal years. Washington Mutual derived the financial information for the three months ended March 31, 1998 and March 31, 1999 and as of March 31, 1999 from its unaudited financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the results. The operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. This information is only a summary and you should read it in conjunction with Washington Mutual's consolidated financial statements and notes thereto contained in Washington Mutual's 1998 annual report on Form 10-K which has been incorporated into this proxy statement/prospectus by reference. This financial information has been restated to account for the mergers with H.F. Ahmanson & Company in 1998, Great Western Financial Corporation in 1997 and Keystone Holdings, Inc. in 1996 as if the respective companies had been combined for all prior periods presented. Prior to the merger with Washington Mutual, Ahmanson acquired Coast Savings Financial, Inc. in a transaction accounted for by the purchase method. As a result, Coast's financial information has been included only from the date of its acquisition, February 13, 1998.

                                 THREE MONTHS ENDED
                                      MARCH 31,                                   YEAR ENDED DECEMBER 31,
                             ---------------------------   ----------------------------------------------------------------------
                                 1999           1998          1998          1997           1996           1995           1994
                             ------------   ------------   -----------   -----------   ------------   ------------   ------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income............  $  2,854,118   $  2,727,236   $11,221,468   $10,202,531   $  9,892,290   $  9,860,408   $  8,020,040
Interest expense...........     1,726,923      1,666,934     6,929,743     6,287,038      6,027,177      6,306,724      4,416,088
                             ------------   ------------   -----------   -----------   ------------   ------------   ------------
Net interest income........     1,127,195      1,060,302     4,291,725     3,915,493      3,865,113      3,553,684      3,603,952
Provision for loan
 losses....................        41,700         49,975       161,968       246,642        498,568        344,624        490,449
Other income...............       352,144        264,362     1,524,148       996,162        833,696      1,253,463        930,170
Other expense..............       729,867        674,745     3,284,448     3,126,744      3,609,606      2,790,267      2,863,146
                             ------------   ------------   -----------   -----------   ------------   ------------   ------------
Income before income taxes,
 cumulative effect of
 accounting changes, and
 minority interest.........       707,772        599,944     2,369,457     1,538,269        590,635      1,672,256      1,180,527
Income taxes...............       263,654        229,170       882,525       653,151        201,707        654,593        437,668
Cumulative effect of change
 in tax accounting
 method....................            --             --            --            --             --       (234,742)            --
Minority interest in
 earnings of consolidated
 subsidiaries..............            --             --            --            --         13,570         15,793         13,992
                             ------------   ------------   -----------   -----------   ------------   ------------   ------------
Net income.................  $    444,118   $    370,774   $ 1,486,932   $   885,118   $    375,358   $    767,128   $    728,867
                             ============   ============   ===========   ===========   ============   ============   ============
Net income attributable to
 common stock..............  $    444,118   $    362,050   $ 1,470,990   $   830,087   $    291,723   $    673,099   $    634,838
                             ============   ============   ===========   ===========   ============   ============   ============
Net income per common
 share:(1)
 Basic.....................  $       0.76   $       0.66   $      2.61   $      1.56   $       0.55   $       1.23   $       1.19
 Diluted...................          0.76           0.64          2.56          1.52           0.54           1.21           1.17
Average diluted common
 shares used to calculate
 earnings per share:(1)....   584,580,183    569,332,196   578,562,305   556,759,023    539,058,104    585,045,390    574,540,459

                                                                                   DECEMBER 31,
                                       MARCH 31,     ------------------------------------------------------------------------
                                          1999           1998           1997           1996           1995           1994
                                      ------------   ------------   ------------   ------------   ------------   ------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Assets..............................  $174,295,052   $165,493,281   $143,522,398   $137,328,541   $137,142,972   $133,426,346
Available-for-sale securities.......    41,999,697     32,917,053     19,817,226     25,431,464     31,181,617     10,255,552
Held-to-maturity securities.........    14,801,912     14,129,482     17,207,854      9,605,367     10,967,204     21,505,700
Loans...............................   108,044,190    108,370,906     97,624,348     92,943,126     85,335,568     89,852,632
Deposits............................    84,179,626     85,492,141     83,429,433     87,509,358     88,019,469     92,758,147
Borrowings..........................    74,295,962     65,200,489     49,976,377     40,014,735     38,261,697     31,053,312
Stockholders' equity................     9,609,526      9,344,400      7,601,085      7,426,137      8,421,102      7,303,223

                                                               THREE MONTHS
                                                                   ENDED
                                                                 MARCH 31,               YEAR ENDED DECEMBER 31,
                                                              ---------------   ------------------------------------------
                                                               1999     1998     1998     1997     1996     1995     1994
                                                              ------   ------   ------   ------   ------   ------   ------
OTHER FINANCIAL DATA
Cash dividends paid per common share:
  Pre-business combination(1)(2)............................  $ 0.23   $ 0.19   $ 0.82   $ 0.71   $ 0.60   $ 0.51   $ 0.47
  Post-business combination(1)(3)...........................    0.23     0.17     0.73     0.66     0.65     0.51     0.52
Common stock dividend payout ratio(1)(3)....................   29.77%   25.68%   29.32%   40.61%   94.12%   37.26%   40.24%
Return on average assets....................................    1.08     0.99     0.96     0.63     0.28     0.56     0.58
Return on average stockholders' equity......................   18.72    18.10    16.62    11.73     4.70    10.02    10.00
Return on average common stockholders' equity...............   18.72    18.28    16.67    11.95     3.95    10.14    10.12

                                                                                      DECEMBER 31,
                                                    MARCH 31,     ----------------------------------------------------
                                                       1999        1998      1997         1996         1995      1994
                                                    ----------    ------    ------       ------       ------    ------
Ratio of stockholders' equity to total assets.....      5.51%       5.65%     5.30%        5.41%        6.14%     5.47%
Diluted book value per common share...............    $16.50(4)   $16.07(4) $13.23(4)(5) $12.52(4)(5) $13.31(5) $11.37(5)

                                                                           DECEMBER 31,
                             MARCH 31,     -----------------------------------------------------------------------------
                               1999           1998           1997              1996              1995           1994
                            -----------    -----------    -----------       -----------       -----------    -----------
Number of diluted common
  shares outstanding at
  end of period...........  594,566,383(4) 581,408,525(4) 550,689,721(4)(5) 554,811,012(4)(5) 583,622,187(5) 584,757,465(5)

-------------------------
(1) Net income per common share, average number of common shares and cash dividends paid per common share for the periods presented have been adjusted for a 3-for-2 stock split on June 1, 1998.

(2) Amounts paid by Washington Mutual without giving effect to restatements for Washington Mutual's prior business combinations.

(3) Based on dividends paid and earnings of Washington Mutual after restatement of financial statements for significant transactions accounted for as poolings of interests.

(4) 12,000,000 shares of common stock issued to an escrow for the benefit of the general and limited partners of Keystone Holdings and the FDIC as manager of the FSLIC Resolution Fund and their transferees were not included.

(5) Net of outstanding treasury shares and including potential conversion of outstanding convertible preferred stock.

                SELECTED HISTORICAL FINANCIAL DATA OF LONG BEACH

     Long Beach is providing the following historical selected financial data to assist you in your analysis of the merger. Long Beach derived the financial information for the years ended and as of December 31, 1994 through December 31, 1998 from its historical audited financial statements for these fiscal years. Long Beach derived the financial information for the three months ended March 31, 1998 and March 31, 1999 and as of March 31, 1999 from its unaudited financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the results. The operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.

     Prior to May 1997, Long Beach operated as the wholesale lending division of a company now known as Ameriquest Mortgage Company. In May 1997, Ameriquest reorganized its business by transferring to Long Beach cash of approximately $38 million and certain assets, liabilities and personnel of the wholesale lending division. After the reorganization, Ameriquest sold in an initial public offering all 25 million shares of Long Beach's outstanding common stock at a price of $6.50 per share. The reorganization has been accounted for in a manner similar to a pooling of interests, and therefore, the historical cost basis of the assets and liabilities transferred to Long Beach was carried over from Ameriquest.

     Because the reorganization was accounted for in a manner similar to a pooling of interests: (i) for the year ended December 31, 1997, the combined results of operations represent the wholesale lending division of Ameriquest from January 1, 1997 through May 1, 1997 and the results of Long Beach from May 2, 1997 through December 31, 1997; and (ii) for the years ended prior to January 1, 1997, the results of operations relate solely to the wholesale lending division of Ameriquest.

     The financial data, up to the date of the reorganization, reflect key assumptions regarding the allocation of certain revenue and expense items and certain assets and liabilities, many of which could be material. The financial data listed below for periods prior to Long Beach's initial public offering may not necessarily be indicative of the conditions that would have existed if Long Beach had operated as an independent entity.

                                                 THREE MONTHS
                                                ENDED MARCH 31,                         YEAR ENDED DECEMBER 31,
                                           -------------------------   ----------------------------------------------------------
                                              1999          1998          1998         1997         1996        1995       1994
                                           -----------   -----------   ----------   ----------   ----------   --------   --------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.................................  $    33,915   $    25,861   $  132,650   $   92,666   $   51,160   $ 31,873   $ 22,364
Expenses.................................       23,039        16,537       82,618       50,833       35,188     21,912     22,328
Net earnings.............................  $     6,471   $     5,410   $   30,019   $   24,644   $    9,392   $  5,792   $     22
Basic earnings per share:
  Net earnings...........................  $      0.29   $      0.22   $     1.27   $     0.99          n/m        n/m        n/m
  Average number of common shares........   22,608,685    24,498,375       23,706       24,976          n/m        n/m        n/m
Diluted earnings per share:
  Net earnings...........................  $      0.28   $      0.21   $     1.22   $     0.96          n/m        n/m        n/m
  Average number of common shares........   23,316,289    25,673,508       24,613       25,653          n/m        n/m        n/m
Return on average assets.................        10.42%        13.82%       12.94%         n/m          n/m        n/m        n/m
Return on average equity.................        25.21%        23.83%       32.15%         n/m          n/m        n/m        n/m
Loans originated and purchased...........  $   752,254   $   491,058   $2,575,965   $1,685,742   $1,058,122   $592,542   $565,547
Loan sales...............................      742,004       482,444    2,521,606    1,679,522    1,029,789    580,366    562,054
G&A as a % of originations...............         2.69%         2.95%        2.82%        2.72%        3.29%      3.70%      3.95%
Gain on sale as a % of loans sold........         4.30%         4.96%        4.87%        5.28%        4.92%      5.46%      3.86%
Net earnings as a % of production........         0.86%         0.89%        1.17%        1.46%        0.89%      0.98%      0.00%

-------------------------
n/m -- Not meaningful as this includes periods prior to the initial public offering.

                                                                                               DECEMBER 31,
                                                              MARCH 31,    -----------------------------------------------------
                                                                1999         1998        1997       1996       1995       1994
                                                              ---------    --------    --------    -------    -------    -------
STATEMENT OF FINANCIAL CONDITION DATA:
Cash and cash equivalents...................................  $ 32,741     $ 24,941    $ 38,782    $    --    $    --    $    --
Loans held for sale.........................................    61,496       59,148      17,241     49,580     21,342     10,364
Capitalized mortgage servicing rights.......................    12,744        9,806       3,054         --         --         --
Deferred income taxes.......................................    31,923       32,523      34,400      2,120        882         --
Total assets................................................   356,132      328,595     248,088     79,750     24,778     12,529
Warehouse financing facility................................   230,896      211,787     146,271     72,829     20,613     11,483
Total liabilities...........................................   250,020      228,969     157,343     78,613     23,046     13,391
Stockholders' and divisional equity (deficit)...............   106,112       99,626      90,745      1,137      1,732       (862)
OPERATING DATA:
States in which loans were originated.......................        50           50          48         43         35         27
Account Executives at year end..............................       325          327         232        120         64         79
Book value per share at year-end............................  $   4.69     $   4.41    $   3.67        n/m        n/m        n/m
Equity to Asset Ratio at year-end...........................     29.80%       30.32%      36.58%       n/m        n/m        n/m

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following table sets forth unaudited pro forma combined financial data that gives effect to the merger, accounted for as a purchase as if it had been consummated as of January 1, 1998 for the income statement information and March 31, 1999 for the balance sheet information. This information is presented for informational purposes and is not necessarily indicative of the financial position or the results of operations of the combined company that actually would have occurred had the merger been consummated as of the dates or for the periods presented. This information is also not necessarily indicative of the future financial position or future results of operations of the combined company.

     This information should be read in conjunction with, and is qualified in its entirety by reference to, the historical consolidated financial statements and the related notes of Washington Mutual and Long Beach incorporated by reference in this proxy statement/prospectus.

                                                              THREE MONTHS ENDED        YEAR ENDED
                                                                MARCH 31, 1999      DECEMBER 31, 1998
                     WASHINGTON MUTUAL                        -------------------   ------------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                              AMOUNTS)
Net interest income.........................................     $  1,127,195          $  4,291,725
Provision for loan losses...................................           41,700               161,968
Other income (expense), net.................................         (377,723)           (1,760,300)
Income taxes................................................          263,654               882,525
                                                                 ------------          ------------
Net income..................................................     $    444,118          $  1,486,932
                                                                 ============          ============
Net income attributable to common stock.....................     $    444,118          $  1,470,990
                                                                 ============          ============
Net income per common share:
  Basic.....................................................     $       0.76          $       2.61
  Diluted...................................................             0.76                  2.56

                                                              THREE MONTHS ENDED        YEAR ENDED
                                                                MARCH 31, 1999      DECEMBER 31, 1998
                         LONG BEACH                           -------------------   ------------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                              AMOUNTS)
Net interest income.........................................     $      1,120          $      6,787
Provision for loan losses...................................            1,762                 5,247
Other income (expense), net                                            11,518                48,492
                                                                 ------------          ------------
Income before income taxes..................................           10,876                50,032
Income taxes................................................            4,405                20,013
                                                                 ------------          ------------
Net income..................................................     $      6,471          $     30,019
                                                                 ============          ============
Net income attributable to common stock.....................     $      6,471          $     30,019
                                                                 ============          ============
Net income per common share:
  Basic.....................................................     $       0.29          $       1.27
  Diluted...................................................             0.28                  1.22

                                                              THREE MONTHS ENDED        YEAR ENDED
                                                                MARCH 31, 1999      DECEMBER 31, 1998
                     PRO FORMA COMBINED                       -------------------   ------------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                              AMOUNTS)
Net interest income.........................................     $  1,128,315          $  4,298,512
Provision for loan losses...................................           43,462               167,215
Other income (expense), net.................................         (369,689)(1)        (1,725,745)(1)
Income taxes................................................          268,059               902,538
                                                                 ------------          ------------
Net income..................................................     $    447,105          $  1,503,014
                                                                 ============          ============
Net income attributable to common stock.....................     $    447,105          $  1,487,072
                                                                 ============          ============
Net income per common share:
  Basic.....................................................     $       0.76          $       2.59
  Diluted...................................................             0.75                  2.54
Average number of shares used to calculate net income per
  common share:
  Basic.....................................................      591,810,692           574,770,736
  Diluted...................................................      594,760,075           589,308,552

                                                                   MARCH 31, 1999
                                        --------------------------------------------------------------------
                                                                    PRO FORMA ADJUSTMENTS        PRO FORMA
                                         WASHINGTON                 ----------------------       INCLUDING
                                           MUTUAL      LONG BEACH    DEBIT         CREDIT        LONG BEACH
                                        ------------   ----------   --------      --------      ------------
                                                               (DOLLARS IN THOUSANDS)
Assets................................  $174,295,052    $356,132    $261,314(2)   $             $174,912,498
Loans.................................   108,044,190      61,496                                 108,105,686
Deposits..............................    84,179,626          --                                  84,179,626
Borrowings............................    74,295,962     230,896                                  74,526,858
Stockholders' equity..................     9,609,526     106,112     106,112(3)    358,905(4)      9,968,431
Loans originated during the three
  months ended March 31, 1999.........    11,855,806     752,254                                  12,608,060
Nonperforming assets..................     1,183,085      24,120                                   1,207,205
Reserve for loan losses...............     1,069,719       4,400                                   1,074,119
Stockholders' equity as a percentage
  of total assets.....................          5.51%      29.80%                                      5.70%
Nonperforming assets as a percentage
  of total assets.....................          0.68        6.77                                        0.69
Reserve for loan losses as a
  percentage of:
  Nonaccrual loans....................           119          20                                         117
  Nonperforming assets................            90          18                                          89

-------------------------
(1) Includes amortization of pro forma goodwill of $3.5 million for the three months ended March 31, 1999 and $13.9 million for the year ended December 31, 1998.

(2) Pro forma goodwill, net of amortization of $17.4 million. Amortization period assumed to be 20 years.

(3) Elimination of Long Beach's stockholders' equity.

(4) Value of common stock issued and options converted to effect the merger, net of amortization of pro forma goodwill.

                         THE LONG BEACH SPECIAL MEETING

GENERAL

     This proxy statement/prospectus is being provided to Long Beach stockholders in connection with the solicitation of proxies by the Long Beach board of directors for use at the special meeting to be held on Monday, September 13, 1999 at 10:00 a.m., Pacific Time, at the Westin South Coast Plaza Hotel, 686 Anton Boulevard, Costa Mesa, California 92626, and at any adjournments or postponements of the meeting. This proxy statement/prospectus and the accompanying form of proxy are first being mailed to record holders of
Long Beach common stock on or about August   , 1999.

MATTERS TO BE CONSIDERED

     The purpose of the special meeting is to consider and vote on a proposal to approve and adopt the merger agreement, dated May 18, 1999, by and between Long Beach and Washington Mutual, providing for the merger of Long Beach with and into Washington Mutual. Long Beach stockholders may also be asked to vote on a proposal to adjourn or postpone the special meeting to allow more time for the solicitation of additional votes to approve the merger agreement if the secretary of the meeting determines that there are not sufficient votes to approve the merger agreement.

PROXIES

     Long Beach stockholders should fill out and send back the accompanying form of proxy if they may be unable to attend the special meeting in person. Long Beach stockholders may revoke their proxies at any time before they are exercised by:

     - delivering written notice of revocation to Long Beach's corporate secretary;

     - completing and submitting a later-dated proxy card; or

     - attending the special meeting and voting in person.

     Written notices of revocation and other communications with respect to the solicitation or revocation of proxies should be addressed to Long Beach Financial Corporation, 1100 Town and Country Road, Suite 1650, Orange, California 92868, Attention: General Counsel. All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies. If no specification is made, the proxies will be voted for approval of the merger agreement. No proxy that is voted against the merger agreement will be voted for any adjournment or postponement of the special meeting for the purpose of soliciting more proxies. However, if a stockholder abstains from voting on the adoption of the merger agreement and makes no specification on an adjournment or postponement for the purpose of soliciting more proxies, then the proxies may be voted for the adjournment or postponement.

SOLICITATION OF PROXIES

     Long Beach will bear the entire cost of soliciting proxies, except that Long Beach and Washington Mutual will share equally the amount of filing fees, printing costs and other expenses incurred in connection with the cost of filing, printing and distributing this proxy statement/prospectus and related materials. In addition to solicitation by mail, the directors, officers, and employees of Long Beach may, without additional compensation, solicit proxies from Long Beach stockholders by telephone, facsimile, or other electronic means or in person. Long Beach will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to the beneficial owners of

Long Beach common stock held of record by these persons. Long Beach will reimburse these custodians, nominees, and fiduciaries for their reasonable expenses in connection with the solicitation of proxies. Morrow & Co., Inc., a proxy solicitation firm, will assist Long Beach in soliciting proxies and will be paid a fee of approximately $6,000 plus out-of-pocket expenses.

VOTES REQUIRED

     The Long Beach board of directors has fixed August 9, 1999 as the record date for determining the Long Beach stockholders entitled to notice of and to vote at the Long Beach special meeting. Therefore, only stockholders of record at the close of business on the record date will receive this notice and be able to vote at the Long Beach special meeting. At the close of business on the record date, there were 22,616,818 shares of Long Beach common stock outstanding
held by approximately                record holders. A majority of these shares
must be present at the special meeting, either in person or by proxy, in order for there to be a quorum at the special meeting. There must be a quorum in order for the vote on the merger proposal to occur. Each share of outstanding Long Beach common stock entitles its holder to one vote.

     Shares of Long Beach common stock present in person at the Long Beach special meeting but not voting, and shares for which Long Beach has received proxies but with respect to which holders of these shares have abstained, will be counted as present at the special meeting for purposes of determining whether a quorum exists. Brokers who hold shares in nominee or "street" name for customers who are the beneficial owners of the shares may not give a proxy to vote shares held for these customers without specific instructions from them. However, broker non-votes will be counted as present at the special meeting for purposes of determining whether a quorum exists.

     Under Delaware law, a majority of the outstanding shares of Long Beach common stock entitled to vote at the Long Beach special meeting must vote "for" the merger proposal in order for it to be adopted by Long Beach. BECAUSE APPROVAL OF THE MERGER PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF LONG BEACH COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE MERGER PROPOSAL. THEREFORE, THE LONG BEACH BOARD OF DIRECTORS URGES ITS STOCKHOLDERS TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

     As of the record date, Long Beach's directors and executive officers beneficially owned 136,865 shares of Long Beach common stock which entitles them to exercise less than one percent of the voting power of the Long Beach common stock entitled to vote at the special meeting. Long Beach expects that each of these directors and executive officers will vote his or her shares in favor of the merger proposal.

RECOMMENDATION OF THE LONG BEACH BOARD OF DIRECTORS

     The Long Beach board of directors has unanimously approved the merger agreement and the transactions contemplated in the merger agreement. The Long Beach board of directors believes that the merger is in the best interests of Long Beach and its stockholders. The Long Beach board of directors recommends that all stockholders vote "FOR" the merger proposal.

                                   THE MERGER

     This section describes material aspects of the proposed merger including the merger agreement. While we believe that this description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read the merger agreement and other documents we refer to carefully for a more complete understanding of the merger.

GENERAL

     The merger agreement provides for the merger of Long Beach with and into Washington Mutual. At the effective time of the merger, the separate corporate existence of Long Beach will terminate and the surviving corporation of the merger will be Washington Mutual. As a result of the merger, Long Beach Mortgage Company, a wholly-owned subsidiary of Long Beach, will become a wholly-owned subsidiary of Washington Mutual.

THE MERGER CONSIDERATION

     Conversion of Long Beach Common Stock. At the effective time of the merger, each share of Long Beach common stock, other than shares held in Long Beach's treasury, together with the "rights" attached to these shares, will automatically convert, subject to the election and allocation provisions of the merger agreement discussed below, into the right to receive:

     - a number of shares of Washington Mutual common stock determined by dividing: (a) $15.50 by (b) the average of the daily closing prices for Washington Mutual common stock on the New York Stock Exchange for the five trading days beginning on the eighth trading day before the effective date of the merger; or

     - cash in the amount of $15.50.

     Since the closing date is three trading days after the date the exchange ratio will be established, the market value of the shares of Washington Mutual common stock issued in exchange for each share of Long Beach common stock may be greater or less than $15.50 on the closing date of the merger.

     Preference Procedures. A preference form is enclosed with this proxy statement/ prospectus. Each preference form permits the holder to indicate an irrevocable and binding preference (subject to the allocation and proration procedures described below in "-- Allocation and Proration") to receive Washington Mutual common stock, cash in the amount of $15.50 per share or a combination of cash and stock with respect to the holder's shares of Long Beach common stock.

     The deadline for submitting preference forms will be 5:00 p.m. Pacific Time, on September 10, 1999. Any shares of Long Beach common stock with respect to which the holder has not submitted an effective, properly completed preference form by the preference deadline will be converted into Washington Mutual common stock. ACCORDINGLY, YOU DO NOT NEED TO SUBMIT A PREFERENCE FORM OR YOUR LONG BEACH STOCK CERTIFICATES TO ELECT TO RECEIVE WASHINGTON MUTUAL COMMON STOCK IN THE MERGER.

     Preferences are properly made only if the exchange agent actually receives a properly completed preference form by the preference deadline. A preference form will be deemed properly completed only if accompanied by one or more certificates (or affidavits and indemnification or bond regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Long Beach common stock covered by the preference form. Once submitted, each preference form will be irrevocable and binding upon the stockholder submitting the form and no changes will be permitted.

     The exchange agent will have reasonable discretion to determine whether any preference has been properly or timely made and to disregard immaterial defects in preference forms. Any good faith decision by the exchange agent regarding such matters will be conclusive and binding. Neither Long Beach, Washington Mutual nor the exchange agent will be under any obligation to notify any person of any defect in a preference form.

     Allocation and Proration. The merger agreement requires that at least 52% of the aggregate merger consideration consist of shares of Washington Mutual common stock. Therefore, the aggregate number of shares covered by elections to receive cash may not exceed 48% of the total outstanding shares of Long Beach common stock. Since the aggregate cash component of the merger consideration is limited, a Long Beach stockholder may not receive the exact consideration elected on his or her preference form. If holders of more than 48% of the outstanding shares of Long Beach common stock elect to receive cash, each share of Long Beach common stock for which a cash election is made will be converted into the right to receive (a) a pro-rated portion of the $15.50 per share cash consideration such that the aggregate cash payments do not exceed the maximum permissible cash consideration and (b) the balance of the merger consideration in Washington Mutual common stock.

     Treasury Stock and Shares Held by Washington Mutual or Long Beach. Each outstanding share of Long Beach common stock held in Long Beach's treasury or owned directly or indirectly by Washington Mutual or Long Beach or their subsidiaries (other than shares held in a fiduciary or nominee capacity and beneficially owned by third parties and shares held in respect of a previous debt) will be canceled at the effective time of the merger without the payment of any consideration.

     Conversion of Long Beach Common Stock Options. At the effective time of the merger, each outstanding and unexercised option (vested or unvested) to purchase shares of Long Beach common stock will be converted automatically into a fully-vested option to purchase shares of Washington Mutual common stock. The number of shares of Washington Mutual common stock subject to a converted option will be equal to the product of (a) the number of shares of Long Beach common stock subject to the original option, multiplied by (b) the number of shares of Washington Mutual common stock received for each share of Long Beach common stock in the merger, rounded down to the nearest share. The exercise price per share of Washington Mutual common stock under each option will be equal to the quotient of (a) the exercise price per share under the Long Beach option, divided by (b) the number of shares of Washington Mutual common stock received for each share of Long Beach common stock in the merger (rounded up to the nearest cent). Except to the number of shares and the exercise price, each converted option will have the same terms as the Long Beach stock option from which it was converted. See "-- Interests of Certain Persons in the Merger."

BACKGROUND OF THE MERGER

     The management and board of directors of Long Beach determined during the third quarter of 1998 that pursuing a strategic alliance with a partner could potentially help it to achieve a number of Long Beach's objectives, including:

     - expanding its business through acquisitions and continued internal growth;

     - mitigating price volatility of Long Beach's loans in the capital markets through the ability to hold loans in portfolio until optimum cash sale execution can be achieved or indefinitely if adequate capital levels are made available;

     - diversifying Long Beach's products and providing cross selling opportunities into its borrower base;

     - reducing its cost of funds; and

     - improving operational efficiency.

     In October 1998, management began having discussions with representatives of Friedman, Billings, Ramsey & Co., Inc. in order to assess the likelihood of finding a strategic partner who could fulfill Long Beach's objectives through a strategic alliance. Pursuant to a letter agreement dated October 27, 1998, Long Beach engaged Friedman, Billings to act as its financial advisor in connection with an analysis of Long Beach's strategic opportunities. During November and December 1998, Friedman, Billings prepared a confidential offering memorandum with detailed operating and financial information regarding Long Beach. During this period, Friedman, Billings contacted a number of companies to assess their interest in opportunities in Long Beach's business sector. Subsequently, Friedman, Billings negotiated and executed confidentiality agreements on behalf of Long Beach with those institutions that were interested in further exploring a strategic alliance, which could include among other things, the purchase of Long Beach. Long Beach and/or Friedman, Billings had substantive discussions concerning a strategic partnership with eight parties.

     After being contacted by Friedman, Billings in late 1998, Washington Mutual expressed a high level of interest in Long Beach and communicated to Friedman, Billings the desire to negotiate a transaction that would preempt a broader process of bidding by other parties. In consultation with the Long Beach board of directors, management, Friedman, Billings and Long Beach's legal counsel discussed this opportunity and decided to give Washington Mutual the opportunity to submit a preemptive bid, without any commitment on the part of Long Beach. Following this determination, Washington Mutual was provided detailed operating and financial information regarding Long Beach and several meetings between representatives of Washington Mutual, management of Long Beach and Friedman, Billings occurred. On January 6, 1999, Washington Mutual submitted a term sheet to representatives of Friedman, Billings and Long Beach's management that contained a price lower than $15.50 per share. On January 13, 1999, Long Beach's board of directors met with representatives of Friedman, Billings and Long Beach's legal counsel to discuss the Washington Mutual offer. At that time, based primarily on the pricing level proposed in the Washington Mutual offer the Long Beach board decided not to pursue the proposal.

     During the remainder of the first quarter of 1999, representatives of Friedman, Billings continued to have discussions and exchange financial and other relevant information with a number of potential strategic partners of Long Beach. On February 23, 1999, Friedman, Billings received a written indication of interest from a party other than Washington Mutual regarding the potential purchase of Long Beach at a price range of $13 to $15 per share, subject to full due diligence and negotiation of a definitive purchase agreement. In March 1999, Washington Mutual re-initiated contact with Friedman, Billings regarding its interest in pursuing the potential purchase of Long Beach at a significantly higher pricing level than its initial offer. During late March and April 1999, management and representatives of Friedman, Billings held lengthy discussions with Washington Mutual, the other party that had submitted the February 23rd indication of interest and a third party. These discussions focused on determining the most advantageous pricing, transaction structure and strategic fit for Long Beach and its stockholders. During April 1999, Washington Mutual and the party that had submitted the indication of interest conducted due diligence visits at the offices of Long Beach's legal counsel and Long Beach's headquarters, during which they reviewed financial, operational and legal information on Long Beach.

     On April 28, 1999, management and Friedman, Billings received a written proposal from Washington Mutual offering to purchase Long Beach at a price of $15.00 per share, subject to negotiation of a definitive agreement. On April 30, 1999, management and Friedman, Billings received a written proposal from the other party that had conducted on-site due diligence to purchase Long Beach at a price of $14.50 per share, subject to additional due diligence and negotiation of a definitive agreement. On May 6, 1999, management, the board of directors and representatives of Friedman, Billings and its legal counsel convened to discuss and compare the acquisition offers. During that meeting, the board authorized management and Friedman, Billings to continue discussions with both parties to determine whether a definitive agreement could be negotiated and the most advantageous terms to Long Beach's stockholders. On May 12, 1999, the party other than Washington Mutual submitted a final written proposal to management to purchase Long Beach at a price of $15.60 per share payable in cash or stock, with a maximum of 50% stock in certain cases, subject to negotiation of a definitive agreement. After further discussions among management, its legal counsel and Friedman, Billings, as well as further negotiations with both bidders separately, management decided that the proposed transaction with Washington Mutual would be the best for Long Beach and its stockholders, notwithstanding the nominally lower price per share. This conclusion was based on the more favorable Washington Mutual deal structure, which permits Long Beach stockholders to receive up to 100% stock at their election in all cases, an assessment of the business and prospects of both bidders and their respective common stocks, and the Long Beach board's conclusion that a transaction with Washington Mutual was more likely to be finalized on acceptable terms and closed in a timely manner. Through further negotiations, Washington Mutual and Long Beach management agreed, subject to Long Beach and Washington Mutual board approvals, to a sale transaction whereby Washington Mutual would pay a fixed price of $15.50 per share which would be payable at the election of the holder in cash or Washington Mutual common stock with no limitation on the maximum amount of stock consideration. Through May 18, 1999, representatives of Long Beach, Friedman, Billings and Long Beach's legal counsel, working with representatives of Washington Mutual and its legal counsel, finalized negotiations and drafted of the merger agreement.

     On May 18, 1999, at a special meeting of the Long Beach board of directors, management, and representatives of Friedman, Billings and Long Beach's legal counsel discussed in detail the proposed transaction with Washington Mutual and the proposed merger agreement previously furnished to the members of the board of directors. Representatives of Long Beach's legal counsel discussed the merger agreement and the duties of Long Beach's board of directors to its stockholders. Friedman, Billings presented a financial analysis of the transaction and its opinion that the transaction was fair from a financial point of view to Long Beach's stockholders. Various factors were considered in reaching a conclusion including, among other things, the total consideration to Long Beach stockholders and the potential long term value and liquidity of Washington Mutual common stock. Long Beach's board then determined that the proposed transaction with

Washington Mutual was in the best interests of its stockholders and unanimously approved and adopted the merger agreement.

     On May 18, 1999, Washington Mutual also held a special meeting of its board of directors. Members of Washington Mutual's management team and its legal counsel also attended. Washington Mutual's management and legal counsel explained the terms of the merger agreement and the option agreement, as well as the reasons for and potential benefits of the merger to the board. After a discussion of the merger agreement and the contemplated merger, the Washington Mutual board then approved, by the unanimous vote of all the directors present, the merger agreement and the merger.

REASONS OF LONG BEACH FOR THE MERGER

     The terms of the merger agreement, including the consideration to be paid to Long Beach stockholders, were the result of arm's length negotiations between representatives of Long Beach and Washington Mutual. The Long Beach board has determined that the terms of the merger agreement are fair to and in the best interests of the Long Beach stockholders. In reaching this determination, the Long Beach board consulted with its financial advisor, Friedman, Billings, with respect to, among other things, the fairness from a financial point of view of the consideration to be received by the Long Beach stockholders in the merger. The Long Beach board also considered advice received from Long Beach's legal counsel concerning various legal and regulatory matters relevant to its consideration of the proposed transaction.

     In reaching its determination to approve the merger agreement, the Long Beach board considered the following factors:

     (i) Fairness of Consideration. The Long Beach board considered the relationship of the fixed price per share to be received by Long Beach stockholders to the per share market value, earnings and tangible book value of Long Beach's common stock. In its consideration of these factors, the Long Beach board received detailed presentations from Friedman, Billings regarding current and historical trading prices for the stocks of Long Beach, Washington Mutual, certain bank and thrift institutions and other mortgage companies. In addition, the Long Beach board received information and analyses regarding the consideration paid in comparable acquisition transactions. The board also considered the potential long term value and liquidity of Washington Mutual common stock which is actively traded on the New York Stock Exchange. The board further considered Friedman, Billings's oral and written opinions that the per share consideration to be received by Long Beach stockholders is fair to such stockholders from a financial point of view.

     (ii) Structure and Tax-Free Nature of Transaction. The Long Beach board considered the terms of the merger agreement and the general structure of the transaction. In particular, the Long Beach board focussed on the ability of Long Beach stockholders to elect stock or cash consideration, without a limitation on the percentage of stock received, and the general tax-free nature of the transaction to Long Beach's stockholders who elect to receive only Washington Mutual stock. The Long Beach board further considered the opportunity this structure would provide Long Beach stockholders to continue to participate in the business of the combined entity or to sell their shares at some future time.

     (iii) Long Beach's Future Prospects as an Independent Company. The Long Beach board considered Long Beach's prospects for growth, expansion of the products and services it offers, and possible acquisition opportunities. The Long Beach board considered management's view that Long Beach would have to expand its products and services while simultaneously seeking acquisition opportunities if it wished to sustain its growth trend and that such strategies could entail significant risk. The Long Beach board also considered the increasingly competitive and consolidating environment in which Long Beach operates, the likelihood that new entrants could adversely affect pricing, and Long Beach's relative size and market share in the nationwide non-conforming mortgage market.

     (iv) Benefits of the Combination. The Long Beach board considered the financial condition and profitability of Washington Mutual and its extensive line of products and services. The Long Beach board believes that the combination with Washington Mutual will give Long Beach the potential to return some of its loan production to portfolio and to reduce its cost of funds. The board also believes that Washington Mutual's emphasis on consumers will allow Long Beach to expand the products and services made available to Long Beach's borrowers. The Long Beach board further considered the reputation, business practices and employee benefits of Washington Mutual and their positive effects of Long Beach's employees.

     The above summary of the information and factors considered by the Long Beach board is not intended to be exhaustive, but is believed to include the material factors considered by the Long Beach board. In reaching its determination to approve and recommend the merger, the Long Beach board did not assign any relative or specific weights to the foregoing factors. In addition, individual members of the Long Beach board may have had differing views regarding one or more of the subjects summarized above and may have had different views as to the weights to be accorded to each in reaching their individual decisions.

     For the reasons set forth above, the Long Beach board has approved the merger agreement as being advisable and in the best interests of Long Beach stockholders. The Long Beach board recommends that Long Beach stockholders vote for the approval of the merger agreement at the stockholder meeting.

OPINION OF LONG BEACH'S FINANCIAL ADVISOR

     Pursuant to a letter agreement dated as of October 27, 1998, Friedman, Billings was retained by Long Beach to act as its financial advisor in connection with an analysis of Long Beach's strategic opportunities. At the meeting of the Long Beach board held on May 18, 1999, Friedman, Billings delivered its oral opinion to the Long Beach board to the effect that as of such date, a fixed price of $15.50 per share of Long Beach common stock, payable at the election of the holder in cash or Washington Mutual common stock, subject to certain terms and conditions set forth in the merger agreement, was fair, from a financial point of view, to the holders of Long Beach common stock. Friedman, Billings confirmed its opinion in writing immediately following the May 18, 1999 Long Beach board meeting and has reconfirmed its May 18, 1999 opinion by delivery of its written opinion (the "Friedman, Billings Opinion") to the Long Beach board, dated the date of this proxy statement/prospectus, stating that as of the date hereof, based on the matters set forth in such opinion and pursuant to the merger agreement, the fixed price to be received by the holders of shares of Long Beach common stock is fair to such holders from a financial point of view.

     THE FULL TEXT OF THE FRIEDMAN, BILLINGS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE. THE DESCRIPTION OF THE FRIEDMAN, BILLINGS OPINION SET

FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX B. LONG BEACH'S STOCKHOLDERS ARE URGED TO READ THE FRIEDMAN, BILLINGS OPINION IN ITS ENTIRETY. FRIEDMAN, BILLINGS' OPINION IS ADDRESSED ONLY TO LONG BEACH'S BOARD OF DIRECTORS AND DIRECTED ONLY TO THE FIXED PRICE TO BE RECEIVED IN THE MERGER BY THE HOLDERS OF LONG BEACH'S COMMON STOCK, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

     Friedman, Billings is a nationally recognized investment banking firm and was selected by Long Beach based on the firm's reputation and experience in investment banking in general, its recognized expertise in the valuation of specialty finance businesses and its familiarity with Long Beach. Friedman, Billings, as part of its investment banking business, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with rendering the opinions dated May 18, 1999 and the date hereof, Friedman, Billings, among other things:

     - reviewed the Washington Mutual Annual Report to Stockholders for the fiscal years ended December 31, 1997 and 1998 and the Washington Mutual Annual Reports on Form 10-K filed with the SEC for the fiscal years ended December 31, 1997 and 1998; reviewed the Washington Mutual Annual Proxy Statement dated March 23, 1999; reviewed the Washington Mutual Quarterly Reports on Form 10-Q filed with the SEC for the fiscal quarters ended March 31, 1999, September 30, 1998 and June 30, 1998;

     - reviewed the Long Beach Annual Report to Stockholders for the fiscal years ended December 31, 1997 and 1998 and the Long Beach Annual Report on Form 10-K filed with the SEC for the fiscal years ended December 31, 1997 and 1998; reviewed the Long Beach Annual Proxy Statement dated April 28, 1999; reviewed the Long Beach Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 1999, September 30, 1998, and June 30, 1998;

     - reviewed and discussed the unaudited financial statements of Long Beach for the four months ended April 30, 1999 with the management of Long Beach;

     - reviewed the reported market prices and trading activity for Washington Mutual common stock for the period January 1, 1997 through May 17, 1999;

     - discussed the financial condition, results of operations, earnings projections, business and prospects of Long Beach with the management of Long Beach;

     - compared the results of operations and financial condition of Long Beach and Washington Mutual with those of certain publicly-traded financial services organizations (or their holding companies) that Friedman, Billings deemed to be reasonably comparable to Long Beach or Washington Mutual, as the case may be;

     - reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that Friedman, Billings deemed to be reasonably comparable to the merger;

     - reviewed the financial terms, to the extent publicly available, of certain acquisition transactions entered into by Washington Mutual;

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

     - reviewed the potential pro forma impact of the merger to Long Beach stockholders that elect to receive Washington Mutual common stock;

     - reviewed a copy of the merger agreement; and

     - performed such other financial analyses and reviewed and analyzed such other information as Friedman, Billings deemed appropriate, including an assessment of general economic, market and monetary conditions.

     In connection with rendering the Friedman, Billings Opinion, as set forth herein, Friedman, Billings assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with it, and did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Washington Mutual, Long Beach or any of their respective subsidiaries, or the collectability of any of these assets (relying, where relevant, on the analyses and estimates of Washington Mutual and Long Beach). With respect to the financial projections reviewed with Long Beach's management, Friedman, Billings assumed that they reflect the best currently available estimates and judgments of the Long Beach management of the future financial performance of Long Beach, and that such performance will be achieved. Friedman, Billings also assumed that there has been no material change in Washington Mutual's or Long Beach's assets, financial condition, results of operations, business or prospects since the date of the last financial statements noted above. Finally, Friedman, Billings assumed without independent verification that the aggregate consolidated allowances for loan losses for Long Beach and Washington Mutual were adequate to cover these losses, and that the conditions precedent in the Merger Agreement are not waived.

     The forecasts and projections furnished to Friedman, Billings for Long Beach were prepared by the management of Long Beach. As a matter of policy, Long Beach does not publicly disclose internal management forecasts, projections or estimates of the type furnished to Friedman, Billings in connection with its analysis of the merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates.

     The Long Beach board imposed no limitations on Friedman, Billings with respect to the investigation made or procedures followed by Friedman, Billings in rendering the Friedman, Billings Opinion. In connection with rendering its fairness opinion to the Long Beach board, Friedman, Billings performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Friedman, Billings, but does not purport to be a complete description of Friedman, Billings's analyses or presentations at the May 6, 1999 and May 18, 1999 meetings of the Long Beach board. Friedman, Billings believes that its analyses must be considered as a whole and that selecting portions of these analyses and the factors considered, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying the Friedman, Billings Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, Friedman, Billings made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Long Beach and Washington Mutual.

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

Any estimates contained in Friedman, Billings's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold.

     SUMMARY OF TERMS OF PROPOSED TRANSACTIONS. Friedman, Billings reviewed the terms of the proposed merger, including the per share fixed price, the flexibility provided to Long Beach stockholders in determining the form of consideration, and the percentage of premium to Long Beach's market price at May 18, 1999. Based on the merger agreement, the consideration to be received by Long Beach stockholders will be a fixed price of $15.50 per share of Long Beach common stock, payable at the election of the holder in cash or Washington Mutual common stock. As of May 18, 1999, the per share fixed price represented a percentage premium to the current market price per share of $12.313 for Long Beach common stock (the closing price for such stock on May 18, 1998) of 25.9%.

     Based on a price of $15.50 per share of Long Beach common stock as per the merger agreement dated May 18, 1999, the purchase price represented a multiple of:

     - 11.92x Long Beach's earnings per share for the twelve months ended March 31, 1999;

     - 11.83x analyst consensus estimates of Long Beach's 1999 earnings per share;

     - 9.75x analyst consensus estimates of Long Beach's 2000 earnings per share;

     - 3.30x of Long Beach's book value per share as of March 31, 1999; and

     - 12.5% of Long Beach's first quarter 1999 mortgage originations annualized.

     COMPARABLE PUBLIC COMPANY ANALYSIS. Based on publicly available information, Friedman, Billings analyzed the trading multiples of a comparison group of thirteen publicly traded non-conforming home equity and mortgage companies, using current pricing information and analyst consensus earnings estimates as of May 18, 1999 and financial data as of March 31, 1999. The results of this analysis are reflective of an industry that has been under significant downward pressure during the latest twelve month period. Of the thirteen companies in the sample, as of May 18, 1999, every company was trading significantly below its 52-week high, with a median of 75% below such 52-week high. Friedman, Billings also analyzed trading multiples of 1998 earnings per share, 1999 analyst consensus estimated earnings per share, 2000 analyst consensus estimated earnings per share, and book value per share as of March 31, 1999. Friedman, Billings's analysis indicated median trading multiples for the thirteen company sample of 4.9x 1998 earnings, 4.7x 1999 earnings estimates, 3.8x 2000 earnings estimates and 90% of book value. Long Beach, clearly the highest performing company in the sector on May 18, 1999, was trading at 6% below its 52-week high, 10.1x 1998 earnings, 9.4x 1999 analyst consensus earnings estimates, 7.7x 2000 analyst consensus earnings estimates and at 260% of book value. The per share purchase price agreed upon by Washington Mutual and Long Beach pursuant to the merger agreement is very favorable relative to pricing levels of comparable public companies in the non-conforming home equity and mortgage industry.

     COMPARABLE TRANSACTIONS ANALYSIS. Friedman, Billings reviewed certain information relating to transactions announced between January 1, 1997 and May 18, 1999, involving the acquisition of subprime mortgage companies. The universe of comparable transactions announced since January 1, 1997 consisted of three
(3) transactions. In conjunction with its analysis, Friedman, Billings reviewed valuation multiples based on price to tangible book value, price to latest twelve months reported earnings per share, price to current year consensus estimated earnings per share, and price to latest twelve months reported origination volume. Friedman, Billings compared the median multiples in the proposed Washington Mutual acquisition of Long Beach to the comparable transactions multiples. Friedman, Billings computed the foregoing ratios for the merger based on the aggregate transaction value of approximately $375 million at announcement of the merger. Friedman, Billings's computations yielded the following median multiples at announcement for the comparable transactions, as compared with the following indicated multiples for Long Beach at announcement of the merger: (i) median price to tangible book value multiples of 377%, compared with 402% for the merger; (ii) median price to latest twelve months earnings multiples of 11.98x, compared with 12.07x for the merger; (iii) median price to 1999 consensus estimated earnings of 12.04x, compared with 12.66x for the merger; and (iv) price to latest twelve months reported origination volume of 6.66%, compared with 12.5% for the merger.

     No other company or transaction used in a comparable company or comparable transaction analysis as a comparison is identical to Long Beach or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Long Beach and the merger are being compared.

     PREMIUM PAID ANALYSIS. Friedman, Billings using all of the transactions of financial services companies by banks and thrifts since January 1, 1999 to analyze pricing information and the premiums paid compared to the seller's stock price at one month to the date, one week to the day, and one day prior to the announcement of the acquisition. The analysis was based on 116 transactions announced since January 1, 1999. The figures produced (i) a median premium to the seller's stock price one month to the date prior to announcement of 19.62%;
(ii) a median premium to the seller's stock price one week to the date prior to announcement of 14.82%; and (iii) a median premium to the seller's stock price one day prior to announcement of 11.38%. The pricing of the Washington Mutual and Long Beach transaction described herein represented premiums to Long Beach's stock price one month prior, one week prior, and one day prior of 40%, 24% and 26%, respectively, which compare favorably to the premiums paid for all other financial services companies during 1999.

     DISCOUNTED EARNINGS STREAM AND TERMINAL VALUE ANALYSIS. Using a discounted earnings stream and terminal value analysis, Friedman, Billings estimated the future stream of earnings flows that Long Beach could be expected to produce through the year 2003, under various circumstances, assuming Long Beach performed in accordance with the earnings forecasts of Long Beach management. To approximate the terminal value of Long Beach common stock at the end of a five-year period (December 31, 2003), Friedman, Billings applied price to earnings multiples ranging from 5.0x to 10.0x, and applied cash gain on sale assumptions regarding the sale of Long Beach originated loans in the secondary market ranging from 4.00% to 4.25%. The net income streams and terminal values were then discounted to present values using a discount rate ranging from 25% to 15%. When a discount rate range of 25% to 15% and terminal earnings multiple range of 5.0x to 10x, respectively, were applied to the 4.00% cash gain on sale earnings stream scenario, the analysis indicated a reference range between $7.70 and $15.78 per share of Long Beach common stock. When a discount rate range of 25% to 15% and terminal earnings multiple range of 5.0x to 10x, respectively, were applied to the 4.25% cash gain on sale earnings stream scenario, the analysis indicated a reference range between $8.74 and $17.89 per share of Long Beach common stock.

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

     PRO FORMA MERGER ANALYSIS. Friedman, Billings performed pro forma merger analyses that combined Long Beach's and Washington Mutual's current and projected income statements and balance sheets based on earnings forecasts of Long Beach and Washington Mutual, respectively. Assumptions and analyses of the accounting treatment, acquisition adjustments, operating efficiencies and other adjustments were made to arrive at a base case pro forma analysis to determine the effect of the merger on Washington Mutual. Friedman, Billings noted that, based on the per share purchase price, the form of consideration (in light of Washington Mutual's share repurchase program currently in effect), and the net impact of merger related charges and other one-time expenses, the impact of the merger on Washington Mutual's projected earnings per share and tangible book value per share did not appear to be material. The actual results achieved by the combined company will vary from the projected results and such variations may be material.

     ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. In preparing its presentation, Friedman, Billings used publicly available information to compare selected financial and market trading information, including book value, tangible book value, earnings, asset quality ratios, loan loss reserve levels, profitability and capital adequacy, for Washington Mutual and selected other publicly traded banks and thrifts located across the United States. This peer group consisted of all publicly traded banks and thrifts with total assets greater than or equal to $25 billion located in the United States. Friedman, Billings reviewed the historical financial information for Washington Mutual and the peer group between January 1, 1995 and March 31, 1999. According to the analysis, Washington Mutual compared favorably to the peer group medians when looking at tangible book value per share, return on average equity, and efficiency ratio.

     In connection with rendering the Friedman, Billings Opinion, Friedman, Billings confirmed the appropriateness of its reliance on the analyses used to render its May 18, 1999 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith. The Friedman, Billings Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion. Events occurring after the date of the Friedman, Billings Opinion could materially affect the assumptions used in preparing such opinion.

     Pursuant to its agreement with Friedman, Billings, Long Beach retained Friedman, Billings to act as its independent financial advisor in connection with the merger. In the event the merger is completed, Long Beach will pay Friedman, Billings a success fee equal to one percent (1.00%) of the fair market value of the aggregate consideration received by Long Beach's stockholders as of the closing of the merger. Long Beach's success fee shall be due to Friedman, Billings in immediately available funds at the closing of the merger. For purposes of calculating the fair market value of the aggregate consideration, any outstanding stock options or other stock based employee plans shall be deemed fully accelerated to the extent not extinguished in the merger with an appropriate reduction to fair market value for the exercise or base price of outstanding stock options. Long Beach also has agreed to reimburse Friedman, Billings for its reasonable out-of-pocket expenses in connection with its engagement and to indemnify Friedman, Billings and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under applicable securities laws.

     Friedman, Billings has advised Long Beach that, in the ordinary course of its business as a full-service securities firm, Friedman, Billings may, subject to certain restrictions, actively trade the equity securities of Long Beach and/or Washington Mutual for its own account or for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities.

REASONS OF WASHINGTON MUTUAL FOR THE MERGER

     Washington Mutual's board of directors believes that the merger will expand Washington Mutual's presence in the specialty residential mortgage market. Washington Mutual's board of directors also believes that the merger represents an extension of its strategy to become a leading consumer-oriented financial services institution. In particular, its board of directors feels that Washington Mutual will benefit by Long Beach's position in the subprime mortgage market.

     In reaching its conclusions, the Washington Mutual board considered, among other things: (a) information concerning the financial performance and condition, business operations, capital levels, and asset quality of Long Beach and projected results and prospects of Washington Mutual and Long Beach on a combined basis; (b) Long Beach's origination capacity and management team; (c) the terms of the merger agreement, including the mutual covenants and conditions and the circumstances under which Washington Mutual would receive a termination fee; (d) the likelihood of obtaining the regulatory approvals required to consummate the merger; and (e) the effect of the merger on the depositors, employees, customers and communities served by Washington Mutual.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective on the date and time set forth in the certificate of merger filed with the Secretary of State of the State of Delaware and the articles of merger filed with the Secretary of State of the State of Washington. The parties will file the articles and certificate of merger on the first business day following the later of (a) the fifth business day after the last of the conditions to closing the merger has been satisfied or (b) 17 days after the deadline for Long Beach stockholders to submit preference forms, or any other date as Washington Mutual and Long Beach may agree in writing. The merger agreement may be terminated by either party if, among other reasons, the merger is not completed on or before December 31, 1999, which date will be extended to March 31, 2000 if the failure is solely due to the failure to obtain the requisite regulatory approvals. See "-- Conditions to the Completion of the Merger" and "-- Termination of the Merger Agreement" below.

EXCHANGE OF CERTIFICATES

     By the effective time of the merger, Washington Mutual will deposit with an exchange agent, for exchange under the terms of the merger agreement (a) the Washington Mutual stock certificates issuable and (b) the cash (including cash payable in lieu of fractional shares of Washington Mutual common stock) payable to Long Beach stockholders in the merger.

     As soon as practicable after the effective time of the merger, the exchange agent will mail a form of transmittal letter to those Long Beach stockholders who have not previously delivered all of their Long Beach stock certificates. The form of transmittal letter will contain instructions for the surrender of their certificates in exchange for the merger consideration and will specify that delivery will be effected and risk of loss will pass only upon delivery of the certificates to the exchange agent.

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

     After the effective time of the merger, Long Beach stockholders who have submitted a completed and executed letter of transmittal and surrendered all certificates representing shares of Long Beach common stock, will receive (a) a certificate representing the number of shares of Washington Mutual common stock and (b) a check representing the amount of cash (including cash payable in respect of fractional shares) which the holder is entitled to receive under the merger agreement. No interest will be payable or accrue on the cash.

     A PREFERENCE FORM AND LONG BEACH COMMON STOCK CERTIFICATES DO NOT NEED TO BE RETURNED WITH THE ENCLOSED PROXY CARD IF YOU WISH TO RECEIVE ONLY WASHINGTON MUTUAL COMMON STOCK IN THE MERGER. ANY CERTIFICATES NOT RETURNED WITH THE PROXY CARD SHOULD BE FORWARDED TO THE EXCHANGE AGENT WITH A TRANSMITTAL FORM, WHICH WILL BE PROVIDED TO HOLDERS FOLLOWING THE EFFECTIVE TIME OF THE MERGER.

     No dividends or other distributions declared with respect to Washington Mutual common stock with a record date after the effective time of the merger will be paid to the holder of any Long Beach stock certificate until the Long Beach certificate has been surrendered for exchange. Holders of Long Beach stock certificates who have elected to receive Washington Mutual common stock will be paid the amount of dividends or other distributions with a record date after the effective time of the merger after they surrender their Long Beach certificates but will not be paid interest on any dividends or distributions.

     Any portion of the certificates and cash delivered to the exchange agent which remains unclaimed after twelve months will be paid to Washington Mutual upon its request. Thereafter, former Long Beach stockholders who have not yet complied with the procedure to exchange their Long Beach stock certificates for Washington Mutual stock certificates or cash will be able only to look to Washington Mutual for payment or delivery of certificates. None of Washington Mutual, Long Beach, the exchange agent, or any other person will be liable to any former holder of Long Beach common stock for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

     If a Long Beach stock certificate has been lost, stolen or destroyed, the exchange agent will issue the shares of Washington Mutual common stock or cash issuable in exchange for that certificate upon receipt of an affidavit as to the loss, theft or destruction and, if required by Washington Mutual, the posting of a bond in an amount that Washington Mutual may determine is reasonably necessary.

     For a description of the differences between the rights of the holders of Washington Mutual common stock and Long Beach common stock, see "Comparison of Rights of Washington Mutual and Long Beach Stockholders."

FRACTIONAL SHARES

     No fractional shares of Washington Mutual common stock will be issued to any holder of Long Beach common stock upon consummation of the merger. In lieu of each fractional share that would otherwise be issued, Washington Mutual will pay cash in an amount equal to the fraction multiplied by the average of the closing sale prices of Washington Mutual common stock on the New York Stock Exchange for the five trading days ending three trading days before the effective time of the merger. No interest will be paid or accrued on the cash payable in lieu of fractional shares. No holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share of Washington Mutual common stock that they otherwise would have been entitled to receive. To determine any fractional share interests all shares of Long Beach common stock owned by any Long Beach stockholder will be combined so as to calculate the maximum number of shares of Washington Mutual common stock issuable to that Long Beach stockholder.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING IS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE WASHINGTON MUTUAL AND LONG BEACH STOCKHOLDERS. THIS SUMMARY DOES NOT ADDRESS ALL THE TAX CONSEQUENCES OF THE MERGER. EACH HOLDER'S INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER. THIS SUMMARY MAY NOT APPLY TO CERTAIN CLASSES OF TAXPAYERS, INCLUDING, WITHOUT LIMITATION, NON-RESIDENT ALIENS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS, DEALERS IN SECURITIES, TRADERS IN SECURITIES THAT ELECT TO MARK TO MARKET, PERSONS WHO ACQUIRED OR ACQUIRE SHARES PURSUANT TO THE EXERCISE OF DIRECTOR OR EMPLOYEE STOCK OPTIONS OR RIGHTS OR OTHERWISE AS COMPENSATION AND PERSONS WHO HOLD SHARES IN A HEDGING TRANSACTION OR AS PART OF A STRADDLE OR CONVERSION TRANSACTION. IN ADDITION, NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER TO HOLDERS UNDER APPLICABLE FOREIGN, STATE OR LOCAL LAWS. CONSEQUENTLY, EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

Washington Mutual Stockholders

     There will be no federal income tax consequences to Washington Mutual stockholders as a result of the consummation of the merger.

Long Beach Stockholders

     The merger is expected to qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986. Consummation of the merger is conditioned upon, among other things, receipt by Long Beach and Washington Mutual of an opinion from Foster Pepper & Shefelman PLLC, counsel to Washington Mutual, dated as of the effective date of the merger substantially to the effect that the merger will qualify as a "reorganization" for federal income tax purposes and that the resulting tax consequences will be as discussed below. Such opinion is conditioned upon the continued accuracy of certain factual representations made by Long Beach and Washington Mutual. Such opinion will not, however, be binding upon the Internal Revenue Service or the courts. No ruling from the Internal Revenue Service will be applied for with respect to the federal income tax consequences of the merger. Accordingly, there can be no assurance that the Internal Revenue Service will agree with the conclusions set forth in this proxy statement/prospectus.

     Gain or loss will be not be recognized by a holder of Long Beach common stock who exchanges such stock solely for Washington Mutual common stock pursuant to the merger (except with respect to cash received in lieu of a fractional share interest in Washington Mutual common stock). The aggregate tax basis of the Washington Mutual common stock received in the merger by such holder will equal the aggregate tax basis of the Long Beach common stock surrendered in exchange therefor, reduced by the amount of tax basis of the Long Beach common stock allocable to any fractional share of Washington Mutual common stock in lieu of which cash is received. The holding period of the Washington Mutual common stock received by a Long Beach stockholder in the merger will include the period during which the Long Beach common stock surrendered in exchange therefor was held if such Long Beach common stock surrendered in exchange therefor is held as a capital asset at the effective time of the Merger.

     A Long Beach stockholder who receives cash in lieu of a fractional share of Washington Mutual common stock will be treated as receiving a distribution in redemption of such share interest. In general, such distribution in redemption will be treated as a payment in exchange for such fractional share interest, subject to the provisions and limitations of Internal Revenue Code section 302 (which in certain circumstances could result in the receipt of cash being treated as a dividend). If treated as a payment in exchange for such fractional share interest, gain or loss will be measured by the difference between the tax basis allocable to the fractional share and the amount of cash received therefor. Such gain or loss will be a capital gain or loss if the Long Beach common stock is held as a capital asset at the effective time of the merger. Such capital gain or loss will be treated as long-term capital gain or loss if the Long Beach common stock for which the fractional share interest is deemed received is held for more than one year at the effective time of the merger.

     A Long Beach stockholder who owns no Washington Mutual stock, either actually or constructively pursuant to Internal Revenue Code section 318, and who receives solely cash in exchange for all of such stockholder's shares of Long Beach common stock in the merger will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and such stockholder's tax basis in the Long Beach stock surrendered in exchange therefor, subject to the provisions and limitations of Internal Revenue Code section 302 (which in certain circumstances could result in the receipt of cash being treated as a dividend). If such Long Beach stockholder, at the effective time of the merger, held the Long Beach common stock as a capital asset, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Long Beach stockholder's holding period at the time is more than one year. The Internal Revenue Code contains limitations on the extent to which taxpayers may deduct capital losses.

     If a Long Beach stockholder receives both Washington Mutual common stock and cash consideration in exchange for such stockholder's Long Beach common stock, any gain realized on the Long Beach common stock surrendered in the merger will be recognized, but not in excess of the amount of cash received. Subject to the provisions of Internal Revenue Code sections 302 and 318 (which in certain circumstances could result in the cash received being treated as a dividend), such gain will be capital gain for a stockholder that holds the Long Beach common stock as a capital asset at the effective time of the merger. A Long Beach stockholder who owns different blocks of Long Beach common stock, each with a different tax basis, must compute gain or loss separately for each such block of Long Beach common stock and no netting of gain or loss is allowed. If a Long Beach stockholder realizes a loss in such an exchange, the loss cannot be recognized by such stockholder.

     The aggregate tax basis of the Washington Mutual common stock received by a Long Beach stockholder who receives at least some Washington Mutual common stock and some cash in the merger will equal the aggregate tax basis of such stockholder's Long Beach common stock surrendered in exchange therefor, (a) reduced by the basis of such stockholder's Long Beach common stock allocable to any fractional share of Washington Mutual common stock in lieu of which cash is received and by the amount of any cash received other than cash received in lieu of a fractional share, and (b) increased by the amount of cash treated as a dividend, if any, and by the amount of any gain recognized due to the receipt of cash other than cash received in lieu of a fractional share. The holding period for the Washington Mutual common stock received by such a Long Beach stockholder in the merger will include the period during which such stockholder held the

Long Beach common stock surrendered in exchange therefor, if such Long Beach common stock was held as a capital asset at the effective time of the merger.

Backup Withholding

     The cash payments, if any, due holders of Long Beach common stock (other than certain exempt entities and persons) pursuant to the merger will be subject to a 31% backup withholding tax by the exchange agent under federal income tax law unless certain requirements are met. Generally, the exchange agent will be required to deduct and withhold the tax if (i) the stockholder fails to furnish a taxpayer identification number to the exchange agent or fails to certify under penalty of perjury that such tax identification number is correct, (ii) the IRS notifies the exchange agent that the stockholder has failed to report interest, dividends or original issue discount in the past, or (iii) there has been a failure by the stockholder to certify under penalty of perjury that such stockholder is not subject to the 31% backup withholding tax. Any amounts withheld by the exchange agent in collection of the 31% backup withholding tax will generally be allowed as a credit against the federal income tax liability of the stockholder from whom such tax was withheld. The tax identification number of an individual stockholder is the stockholder's social security number.

     THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS OF LONG BEACH UNDER CURRENTLY EXISTING FEDERAL INCOME TAX LAWS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER'S SITUATION. EACH STOCKHOLDER OF LONG BEACH IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISOR WITH REGARD TO THE EFFECT OF THE MERGER ON SUCH STOCKHOLDER'S OWN SITUATION, INCLUDING ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER AND/OR ANY SALE THEREAFTER OF WASHINGTON MUTUAL COMMON STOCK RECEIVED IN THE MERGER.

MANAGEMENT AND OPERATIONS OF WASHINGTON MUTUAL FOLLOWING THE MERGER

     The merger agreement provides for the merger of Long Beach with and into Washington Mutual, with Washington Mutual as the surviving corporation. The separate existence of Long Beach will cease upon completion of the merger and Long Beach stockholders will become stockholders of Washington Mutual.

     At the effective time of the merger, unless otherwise requested by Washington Mutual, directors of Long Beach will resign from the Long Beach board. Information regarding the existing Washington Mutual board is set forth in Washington Mutual's annual report on Form 10-K for the year ended December 31, 1998 and information regarding the existing Long Beach board is set forth in Long Beach's annual report on Form 10-K for the year ended December 31, 1998, which are incorporated into this proxy statement/prospectus by reference. See "Incorporation of Certain Documents by Reference."

     Long Beach's primary operating subsidiary, Long Beach Mortgage Company, will retain its brand name. In addition, it is expected that Long Beach Mortgage Company will operate with its current management team and employee group as a separate subsidiary, within the umbrella of Washington Mutual's $3 billion-asset consumer finance group. It is anticipated that Washington Mutual will continue Long Beach's practice of selling all of its loans in the secondary market. Washington Mutual will reevaluate this policy from time to time based on market conditions and cost of funds.

POST-MERGER COMPENSATION AND BENEFITS

Employment Agreements

     In connection with the merger, Washington Mutual has entered into employment agreements with M. Jack Mayesh, Edward Resendez, Frank J. Curry, William K. Komperda, James H. Leonetti, James J. Sullivan and Elizabeth A. Wood, each of whom is a current executive of Long Beach. These individuals will be employed as executives of Long Beach Mortgage Company, which will be a wholly-owned subsidiary of Washington Mutual after the merger in the following positions:

M. Jack Mayesh        Chief Executive Officer
Edward Resendez       President
Frank J. Curry        Executive Vice President and Chief Operating Officer
William K. Komperda   Executive Vice President, Capital Markets and
                      Strategic Planning
James H. Leonetti     Senior Vice President and Chief Financial Officer
James J. Sullivan     Senior Vice President, General Counsel and Secretary
Elizabeth A. Wood     Senior Vice President of Organizational Development
                      and Human Resources

     Messrs. Mayesh, Resendez, Curry and Komperda will each receive annual base salary of $280,000 plus an annual target bonus equal to 50% of their base salary in effect on the last day of the year for which the bonus is payable. Mr. Leonetti will receive an annual base salary of $205,000 plus an annual target bonus equal to 40% of his base salary in effect on the last day of the year for which the bonus is payable. Mr. Sullivan will receive an annual base salary of $200,000 plus an annual target bonus equal to 40% of his base salary in effect on the last day of the year for which the bonus is payable. Ms. Wood will receive an annual base salary of $150,000 plus an annual target bonus equal to 30% of her base salary in effect on the last day of the year for which the bonus is payable. In addition, each of these executives will receive an additional pro-rated bonus for services rendered in 1999 before the effective time of the merger. See "-- Interests of Certain Persons in the Merger."

     In addition to the base salary and target bonuses, each of these executive will be awarded (a) restricted stock that vests in full after three years of continued employment and (b) options to purchase Washington Mutual common stock at an exercise price equal to the fair market value of Washington Mutual common stock on the date of grant, which vest in three equal annual installments. They will also be eligible for future grants of stock options beginning in the year 2000 as similarly situated Washington Mutual employees. Each of Messrs. Mayesh, Resendez, Curry and Komperda will be awarded restricted stock with a value of $300,000 and options to purchase 20,000 shares of common stock. Messrs. Leonetti and Sullivan will be awarded $50,000 worth of restricted stock and options to purchase 12,000 shares of common stock, and Ms. Wood will be awarded $42,500 worth of restricted stock and options to purchase 8,000 shares of common stock.

     Each of these employment agreements has a term of two years. If any of these employees is terminated without "cause" (as defined in the employment agreements) or voluntarily resigns for "good cause" (as defined in the employment agreements) he or she will be paid his or her annual base salary and target bonus for the balance of their employment agreement. In addition, if any of these employees is terminated for any reason or voluntarily resigns for "good cause" within two years following a "change of control" (as defined in the employment agreements), their options and restricted stock will immediately vest and he or she will be paid a lump sum equal to either (a) two times the annual base salary and target bonus in the case of Messrs. Mayesh, Resendez, Curry and Komperda, or (b) one and a half times the annual base salary and target bonus in the case of Messrs. Leonetti and Sullivan and Ms. Wood.

     Each of these executives was a party to an employment agreement with Long Beach that provides for compensation upon a "change of control" of Long Beach, which compensation would become payable in connection with the merger. See
"-- Interests of Certain Persons in the Merger -- Long Beach Employment Agreements."

Employee Benefit Plans

     Pursuant to the merger agreement, Washington Mutual has agreed from and after the effective time of the merger to

     - comply with the Long Beach compensation and benefit plans in accordance with their terms;

     - provide employees of Long Beach or any of its subsidiaries who remain as employees of Washington Mutual credit for years of service with Long Beach or any of its subsidiaries (and their predecessors) prior to the effective time of the merger for the purpose of eligibility and vesting; and

     - cause any and all pre-existing condition limitations (to the extent such limitations did not apply to pre-existing conditions under comparable Long Beach compensation and benefit plans) and eligibility waiting periods under group health plans of Washington Mutual to be waived with respect to former employees of Long Beach who remain as employees of Washington Mutual (and their eligible dependents) and who become participants in these group health plans.

However, Washington Mutual and its subsidiaries will be entitled to amend, modify or terminate any Long Beach compensation and benefit plans, or other contracts, arrangements, commitments or understandings, in a manner consistent with their terms and applicable law.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Some members of Long Beach management and the Long Beach board of directors have interests in the merger that are in addition to their interests as Long Beach stockholders generally. The Long Beach board of directors was aware of these interests and considered them in approving the merger agreement.

     Indemnification; Directors' and Officers' Insurance. The merger agreement provides that, after the merger, Washington Mutual will, as and to the extent permitted by law and by the charter documents of Long Beach and its subsidiaries, indemnify persons who were directors, officers or employees of Long Beach and its subsidiaries before the merger who suffer liabilities or losses from any threatened or actual claim or proceeding based on the merger agreement or on the fact that the person was a director, officer or employee of Long Beach. The merger agreement further provides that Washington Mutual will cause the officers and directors of Long Beach immediately before the merger to be covered for at least six years after the merger by Washington Mutual's directors' and officers' liability insurance policy or a similar policy. However, Washington Mutual will not be required to expend in any one year more than 200% of the annual premiums paid by Long Beach as of May 18, 1999. In addition, Washington Mutual has agreed to honor all provisions of the charter documents of Long Beach and its subsidiaries in effect on May 18, 1999 regarding the indemnification of directors, officers or employees for matters occurring on or prior to the effective time of the merger.

     Long Beach Stock Options. All unvested options to purchase Long Beach common stock will vest automatically at the effective time of the merger under the terms of the merger agreement and the Long Beach stock incentive plan. As of June 16, 1999, Long Beach's executive officers held unvested stock options to purchase the following shares:

                        OFFICER                          NUMBER OF SHARES
                        -------                          ----------------
M. Jack Mayesh.........................................      300,000
Edward Resendez........................................      300,000
Frank J. Curry.........................................      300,000
William K. Komperda....................................      310,000
James H. Leonetti......................................       60,000
James J. Sullivan......................................       60,000
Elizabeth A. Wood......................................       45,000

In addition, as of June 16, 1999, the three non-employee directors held unvested stock options to purchase an aggregate of 50,000 shares. The merger agreement provides that all options to acquire Long Beach common stock outstanding at the effective time of the merger will be assumed by Washington Mutual. Each stock option will thereafter constitute an option to acquire shares of Washington Mutual common stock as set forth above under "-- The Merger
Consideration -- Conversion of Long Beach Common Stock Options."

     Long Beach Employment Agreements. Each of the seven Long Beach executive officers is a party to an employment agreement that provides for compensation upon a "change of control" of Long Beach. This compensation would become payable in connection with the merger. To satisfy Long Beach's obligations under these agreements in connection with the merger, Washington Mutual has agreed to pay each of the Long Beach executive officers the following lump sum amounts:

M. Jack Mayesh..............................................  $962,500
Edward Resendez.............................................  $962,500
Frank J. Curry..............................................  $962,500
William K. Komperda.........................................  $962,500
James H. Leonetti...........................................  $358,750
James J. Sullivan...........................................  $300,000
Elizabeth A. Wood...........................................  $240,000

     If any compensation payments or benefits received by a Long Beach executive officer, such as the above-mentioned "change of control" payments or the acceleration of stock options, constitute a "parachute payment" under Section 280G of the Internal Revenue Code, an amendment to the executive officer's employment agreement dated May 8, 1999 would entitle him or her to receive the additional amount necessary to make the executive officer whole with respect to any resulting excise tax.

     In addition to the above "change of control" payments, the Long Beach executive officers are entitled to a pro-rated bonus for services rendered before the closing date of the merger equal to 100% of the executive's annual base salary for Messrs. Mayesh, Resendez, Curry and Komperda, 75% of annual base salary for Mr. Leonetti, 50% of annual base salary for Mr. Sullivan and 60% of annual base salary for Ms. Wood, pro-rated from January 1, 1999 to the closing date of the merger.

     New Employment Agreements with Washington Mutual. In connection with the merger, each of the seven Long Beach executive officers has entered into employment agreements with Washington Mutual. These individuals will be employed as executives of Long Beach Mortgage Company, which will be a wholly owned subsidiary of Washington Mutual after the merger, and will serve in the following capacities:

M. Jack Mayesh....................  Chief Executive Officer
Edward Resendez...................  President
Frank J. Curry....................  Executive Vice President and Chief
                                      Operating Officer
William K. Komperda...............  Executive Vice President, Capital
                                      Markets and Strategic Planning
James H. Leonetti.................  Senior Vice President and Chief
                                      Financial Officer
James J. Sullivan.................  Senior Vice President, General
                                    Counsel and Secretary
Elizabeth A. Wood.................  Senior Vice President of
                                    Organizational Development and
                                      Human Resources

     The terms of each officer's employment agreement with Washington Mutual are described above under "-- Post-Merger Compensation and Benefits -- Employment Agreements."

REPRESENTATIONS AND WARRANTIES IN THE MERGER AGREEMENT

     In the merger agreement, Washington Mutual and Long Beach each make representations and warranties to the other regarding, among other things:

     - its corporate organization and existence;

     - its capitalization;

     - its corporate power and authority to carry on its business and to enter into the merger agreement;

     - its due authorization, execution and delivery of the merger agreement and related agreements;

     - required governmental and third party approvals;

     - that neither the merger agreement nor the transactions contemplated in the merger agreement violate its charter, bylaws, applicable law or certain material agreements;

     - the timely filing and payment of required fees in connection with material regulatory reports;

     - its financial statements and filings with the SEC;

     - the absence of certain material legal proceedings or regulatory actions;

     - the absence of certain materially adverse changes in its business;

     - its compliance with applicable law;

     - its agreements or understandings with, or the existence of any order issued by, regulatory agencies;

     - any broker's fees payable in connection with the merger; and

     - the completeness and accuracy and compliance as to form of this proxy statement/prospectus, the related registration statement and any other governmental filing in connection with the merger.

     In addition, Long Beach has made certain other representations and warranties to Washington Mutual regarding, among other things:

     - its subsidiaries;

     - the conduct of its business since December 31, 1998;

     - the filing and accuracy of all tax returns and payment or provision for all taxes;

     - its employee benefit plans and related matters;

     - its material contracts;

     - the absence of any undisclosed liabilities;

     - its real and personal property;

     - its insurance coverage;

     - certain environmental matters;

     - the opinion of its financial advisor;

     - its intellectual property;

     - the loans reflected as assets on its books and records;

     - year 2000 compliance of its software and hardware;

     - labor matters; and

     - that neither the merger agreement, the merger, the option agreement nor the exercise of the option (as described in "-- The Option Agreement" below) results in the grant of any rights to any person under the Long Beach rights plan (as described in "Comparison of Rights of Washington Mutual and Long Beach Stockholders -- Long Beach Rights Plan" below) or causes the application of certain anti-takeover provisions of Delaware law.

CONDITIONS TO THE COMPLETION OF THE MERGER

     Washington Mutual's and Long Beach's obligations to effect the merger are subject to among other things, satisfaction of the following conditions by the effective time of the merger:

     - the merger shall have been approved by the requisite affirmative vote of the Long Beach stockholders;

     - all regulatory approvals required to complete the transactions contemplated by the merger agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods shall have expired;

     - no order, injunction or decree issued by any court or agency or other legal restraint or prohibition preventing the completion of the merger or any of the transactions contemplated by the merger agreement shall be in effect;

     - no statute, rule, regulation, order, injunction or decree shall have been enacted that prohibits, restricts or makes illegal the completion of the merger;

     - no stop order suspending the effectiveness of the registration statement of which this proxy statement/prospectus is a part shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC;

     - the shares of Washington Mutual common stock to be issued in the merger shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance; and

     - Washington Mutual and Long Beach shall each have received an opinion, dated as of the effective date of the merger, from Foster Pepper & Shefelman PLLC, in a form and substance reasonably satisfactory to Washington Mutual and Long Beach, with respect to federal income tax laws.

     Washington Mutual's obligation to effect the merger is also subject to, among other things, the satisfaction or waiver by Washington Mutual, at or prior to the effective time of the merger, of the following conditions:

     - the representations and warranties of Long Beach set forth in the merger agreement shall be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger (subject to certain exceptions);

     - Long Beach shall have performed in all material respects all obligations required to be performed by it under the merger agreement;

     - the "rights" issued under the Long Beach rights plan (as described in "Comparison of Rights of Washington Mutual and Long Beach
       Stockholders -- Long Beach Rights Plan" below) shall not have become nonredeemable, exercisable, distributed or triggered;

     - none of the regulatory approvals required to consummate the merger shall contain any restriction, term or condition which would be reasonably expected to have a material adverse effect on Long Beach or Washington Mutual or prevent Washington Mutual from realizing substantially all of the contemplated benefits of the merger;

     - Washington Mutual shall have received resignations from each director of Long Beach and each of its subsidiaries requested by it;

     - each of the employment agreements entered into between Washington Mutual and certain Long Beach executives (as described in "-- Post-Merger Compensation and Benefits" above) shall be in full force and effect and there shall have been no default by any employee under their employment agreement; and

     - each of the noncompetition agreements entered into between Washington Mutual and certain Long Beach executives shall be in full force and effect and there shall have been no default by any party under any of those agreements.

     Long Beach's obligation to effect the merger is also subject to, among other things, the satisfaction or waiver by Long Beach, at or prior to the effective time of the merger, of the following conditions:

     - the representations and warranties of Washington Mutual set forth in the merger agreement shall be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger (subject to certain exceptions); and

     - Washington Mutual shall have performed in all material respects all obligations required to be performed by it under the merger agreement.

REGULATORY APPROVALS REQUIRED

     Under the merger agreement, the obligations of both Washington Mutual and Long Beach to complete the merger are conditioned upon the receipt of all required regulatory approvals and the expiration of all statutory waiting periods. Washington Mutual and Long Beach have agreed to use their reasonable best efforts to obtain these regulatory approvals.

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the statutory waiting period under this Act must have expired or been terminated before the merger can be consummated. In addition, Washington Mutual and Long Beach have identified 13 jurisdictions in which they must receive prior regulatory approval and an additional 32 jurisdictions in which they must file notice prior to the completion of the merger. Washington Mutual and Long Beach have filed the HSR application and other applications and notices seeking the requisite state agency approvals. To date, neither Washington Mutual nor Long Beach has received any approvals or notices of disapproval. It is possible that these approvals may not be granted, may be granted at a later date than expected, or may be granted subject to unfavorable conditions. In addition, it is possible that the U.S. Department of Justice or the Attorney General of the State of California or any other state may challenge the merger.

     Washington Mutual and Long Beach are not aware of any other significant governmental approvals that are required for consummation of the merger except as described above. Should any other approval or action be required, it is presently contemplated that this approval would be sought, although it is possible it may not be obtainable.

AMENDMENT AND WAIVER OF THE MERGER AGREEMENT

     The merger agreement may be amended by Washington Mutual and Long Beach at any time before or after approval by the Long Beach stockholders unless an amendment after stockholder approval reduces or changes the form of consideration to be delivered to the Long Beach stockholders. Any amendment to the merger agreement must be in writing and signed on behalf of both Washington Mutual and Long Beach.

     At any time prior to the effective time of the merger, Washington Mutual and Long Beach may:

     - extend the time for performance of any of the other party's obligations,

     - waive any inaccuracies contained in the representations and warranties in the merger agreement or any document delivered pursuant to the merger agreement, and

     - waive compliance with any of the agreements or conditions contained in the merger agreement.

     Any agreement to an extension or waiver must be in a writing signed on behalf of the party agreeing to the extension or waiver.

TERMINATION OF THE MERGER AGREEMENT

     Washington Mutual and Long Beach may terminate the merger agreement by mutual consent. The merger agreement may also be terminated unilaterally by either Washington Mutual or Long Beach:

     - if the approval of any governmental authority required for the completion of the merger is denied by final nonappealable action or any governmental authority enjoins the merger;

     - if the merger does not occur on or before December 31, 1999, which date will be extended to March 31, 2000 if the failure is solely due to the failure to obtain the requisite regulatory approvals;

     - in certain events involving a material breach by the other party of any of its representations, warranties, covenants or agreements in the merger agreement; or

     - if the requisite approval of the Long Beach stockholders is not obtained at their special meeting.

     Washington Mutual may terminate the merger agreement if:

     - Long Beach's board of directors shall have withdrawn, modified or changed in a manner adverse to Washington Mutual, its recommendation that the Long Beach stockholders vote to approve the merger agreement;

     - there is a "change in control" of Long Beach (defined as the acquisition of 30% of the voting power of Long Beach's capital stock) prior to the Long Beach stockholders meeting;

     - any person acquires beneficial ownership of 25% or more of the then outstanding shares of Long Beach common stock, or Long Beach or any of its significant subsidiaries shall have entered into an agreement to engage in, or Long Beach's board of directors shall have recommended that the Long Beach stockholders approve or accept (a) a merger or consolidation, or any similar transaction, involving Long Beach or a significant subsidiary of Long Beach, (b) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Long Beach or any significant subsidiary of Long Beach or
       (c) a purchase or other acquisition of securities representing 25% or more of the voting power of Long Beach (any such event being referred to herein as a "subsequent triggering event"); or

     - a tender offer or exchange offer for 25% or more of the Long Beach common stock is commenced and Long Beach's board of directors recommends that the Long Beach stockholders tender their shares in this offer or otherwise fails to recommend that the Long Beach stockholders reject the offer.

     Long Beach may terminate the merger agreement if, prior to approval of the merger by the Long Beach stockholders, a "superior proposal" is made. A "superior proposal" will exist if:

     - any unaffiliated third person or entity makes any inquiry, proposal or offer relating to (a) any tender or exchange offer, or proposal for a merger, consolidation or other business combination involving Long Beach or any of its subsidiaries or (b) the acquisition of 25% or more of the voting stock or equity, or a substantial portion of the assets, of Long Beach or any of its subsidiaries;

     - any required financing for the proposal is either committed or reasonably capable of being obtained on a timely basis;

     - Long Beach's board of directors determines the proposal represents superior value to the holders of Long Beach common stock; and

     - Long Beach's board of directors determines that failure to terminate the merger agreement in order to accept the proposal would constitute a breach of fiduciary duty.

     However, Long Beach's board of directors may not terminate the merger agreement to pursue a superior proposal unless it has given Washington Mutual 10 business days prior written notice of its intention and offered Washington Mutual the opportunity to amend the terms of the merger agreement. Long Beach must also simultaneously upon termination of the merger agreement pay Washington Mutual a $15 million termination fee and enter into a definitive agreement to consummate the superior proposal. See "--Termination Fee" below.

TERMINATION FEE

     The merger agreement requires Long Beach to pay a $15 million termination fee to Washington Mutual if the merger agreement is terminated by Washington Mutual upon any of the following events:

     - withdrawal, modification or change by the Long Beach board of its recommendation to Long Beach stockholders to approve the merger;

     - a "change in control" (as defined "-- Termination of the Merger Agreement" above) of Long Beach;

     - a third party tender or exchange offer for 25% or more of the outstanding shares of Long Beach common stock which is recommended or not rejected by the Long Beach board;

     - willful breach by Long Beach of any representation, warranty, covenant or other agreement in the merger agreement, if an alternative proposal to acquire Long Beach has been made known to Long Beach or any of its subsidiaries or has been publicly disclosed; or

     - a "subsequent triggering event" (as defined in "-- Termination of the Merger Agreement" above).

     Long Beach must also pay this fee if either Washington Mutual or Long Beach terminates the merger agreement because the Long Beach stockholders fail to approve the merger if an alternative proposal to acquire Long Beach or an intention to make such a proposal had been publicly disclosed at the time of such failure. In addition, Long Beach must pay the $15 million fee if it terminates the merger agreement because of a "superior proposal" (as defined in "-- Termination of the Merger Agreement" above). If Long Beach fails to timely pay the $15 million termination fee, Long Beach shall pay the costs and expenses incurred by Washington Mutual taken to collect such payment, together with interest.

THE OPTION AGREEMENT

     Long Beach and Washington Mutual have entered into an option agreement. Under the option agreement, Long Beach granted to Washington Mutual an option to purchase up to 4,477,500 shares of Long Beach common stock (approximately 19.9% of the issued and outstanding shares) at a price of $12.3125 per share. A copy of the option agreement is attached to this proxy statement/prospectus as Appendix C and is incorporated by reference.

     The option may be exercised in whole or in part if both an "initial triggering event" (as defined below) and a "subsequent triggering event" (as defined above in "-- Termination of the Merger Agreement") occur prior to termination of Washington Mutual's ability to exercise the option. Under the option agreement, an "initial triggering event" will occur if:

     - Long Beach or any of its significant subsidiaries shall have entered into an agreement with a third party to engage in, or the Long Beach board shall have recommended that the Long Beach stockholders approve or accept a third party's offer to engage in (a) a merger or consolidation, or any similar transaction, involving Long Beach or a significant subsidiary of Long Beach, (b) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Long Beach or any significant subsidiary of Long Beach, or (c) a purchase or other acquisition of securities representing 10% or more of the voting power of Long Beach (any such event being referred to herein as an "acquisition transaction");

     - Long Beach or any of its subsidiaries shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose an "acquisition transaction";

     - Long Beach's board shall have withdrawn, modified or changed in a way adverse to Washington Mutual its recommendation that Long Beach stockholders approve the merger;

     - Any person shall have acquired beneficial ownership of 10% or more of the outstanding shares of Long Beach common stock;

     - The Long Beach stockholders fail to approve the merger agreement after any person shall have made a bona fide proposal to Long Beach to engage in an acquisition transaction;

     - Long Beach shall have willfully breached any covenant, obligation, representation or warranty in the merger agreement, which would entitle Washington Mutual to terminate the merger agreement after an overture is made by a third party to Long Beach or the Long Beach stockholders to engage in an acquisition transaction;

     - Any person shall have filed an application or notice with any federal or state bank regulatory authority for approval to engage in an acquisition transaction; or

     - Any person shall have commenced or publicly announced its intention to commence a tender offer or exchange offer for securities representing 10% or more of the voting power of Long Beach.

     Washington Mutual's ability to exercise the option will terminate upon (a) the effective time of the merger; (b) subject to certain exceptions, termination of the merger agreement in accordance with its terms prior to the occurrence of an initial triggering event; (c) 12 months after any termination of the merger agreement that follows an initial triggering event or is done by Washington Mutual because of a breach by Long Beach of any of its representations, warranties, covenants or agreements in the merger agreement (subject to certain extensions stated in the option agreement); or (d) delivery of a written request for payment of termination fees under the merger agreement which are subsequently paid.

     Generally, the total profit that Washington Mutual can make pursuant to the option agreement is limited to $15 million before taxes. In addition, Washington Mutual is not entitled to exercise its option if it has made a request for payment of termination fees, and is not entitled to receive termination fees if it has exercised all or any part of the option.

     Washington Mutual and Long Beach believe the termination fees and option described above are customary and typical for transactions such as the proposed merger. These agreements are intended, among other things, to increase the likelihood that the merger will be completed on the terms set forth in the merger agreement and, if the merger is not completed under certain circumstances involving an acquisition or potential acquisition of Long Beach by a third party, to compensate Washington Mutual for its efforts undertaken, expenses incurred and business opportunities lost in connection with the proposed merger. These agreements may have the effect of discouraging offers by third parties to acquire Long Beach prior to the merger, even if these persons were prepared to pay consideration to Long Beach stockholders that has a higher current market price than the shares of Washington Mutual common stock to be received by the holders of Long Beach common stock under the merger agreement.

CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER AGREEMENTS

     Except as expressly contemplated or permitted by the merger agreement or a specified disclosure schedule, or required by applicable law, Long Beach has agreed to, and to cause each of its subsidiaries to, before the effective time of the merger:

     - conduct its business in the ordinary and usual course consistent with past practices;

     - use its reasonable best efforts to maintain and preserve intact its business organization, employees and relationships and retain the services of its officers and key employees; and

     - refrain from taking any action reasonably expected to affect its ability to obtain any governmental approvals necessary to consummate the merger.

     In addition, except as expressly contemplated or permitted by the merger agreement or a specified disclosure schedule, or required by applicable law, Long Beach has agreed that it and its subsidiaries will not, without the prior written consent of Washington Mutual, among other things:

     - issue any additional shares of Long Beach capital stock (except upon the exercise of stock options outstanding as of the date of the merger agreement) or grant any stock appreciation rights or rights to acquire its capital stock;

     - adjust, split, combine, reclassify, redeem, purchase or otherwise acquire any capital stock or declare or pay dividends except in the ordinary and usual course of business consistent with past practices;

     - incur any indebtedness for borrowed money other than certain permitted indebtedness;

     - subject to certain exceptions, increase compensation or fringe benefits of any of its employees, pay any pension or retirement allowance not required under an existing plan or agreement, or enter into or modify any employee benefit plans or employment agreements;

     - sell, transfer, mortgage or encumber or otherwise dispose of any of its properties or assets or cancel, release or assign any indebtedness to any person except for nonmaterial transactions in the ordinary course of business consistent with past practice;

     - make any acquisition or investment in, or make any property transfers to, or material purchases of any property or assets of, any other entity (other than a wholly owned subsidiary);

     - amend its certificate of incorporation, bylaws or similar governing documents or its stockholder rights plan, or redeem or agree to redeem its stockholder "rights";

     - enter into, renew or terminate any contract or agreement, other than loans made in the ordinary course of business, that calls for aggregate annual payments of $200,000 or more and which is not either terminable at will on 60 days or less notice without payment of a penalty in excess of $50,000 or with a term of less than one year;

     - make any material change in any of its leases or contracts other than certain renewals of contracts or leases for a term of one year or less without material adverse changes to their terms;

     - make any changes in its accounting methods unless required under generally accepted accounting principles, law, rule or regulation, as concurred by its independent public accountants;

     - settle any litigation except in the ordinary course of business;

     - make or acquire loans or issue commitments for any loans except in the ordinary course of business consistent with past practice or agree to guarantee the obligation of other persons;

     - take any action intended or reasonably expected to result in any of its representations or warranties being or becoming untrue in any material respect, any closing condition not being satisfied, or in a violation of any provision of the merger agreement, except as required by applicable law;

     - subject to certain exceptions, make capital expenditures in excess of specified amounts;

     - foreclose on or otherwise acquire any real property other than 1-to-4 family residential properties in the ordinary course of business;

     - subject to certain exceptions, open, relocate or close any branch or loan production office or make any application therefor;

     - materially change its investment securities portfolio policy or the manner in which its portfolio is classified or reported, except in the ordinary course of business consistent with past practice;

     - make any material change in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

     - make any material changes with respect to its policies and practices with respect to hedging its loan positions or commitments;

     - enter into any securitization of loans;

     - engage or participate in any material transaction or incur or sustain any material obligation not in the ordinary course of business; or

     - agree to or make any commitment to take any of the foregoing actions.

     Long Beach has also agreed to amend its 401(k) plan to remove the availability of participant loans.

     In addition, except as expressly contemplated or permitted by the merger agreement or required by applicable law, Washington Mutual has agreed that it will not, without the prior written consent of Long Beach, amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the merger to holders of Long Beach common stock, or agree to or make any commitment to take such action, other than the amendments to its articles of incorporation approved at its annual meeting of stockholders on April 20, 1999.

     In the merger agreement, Long Beach has agreed not to authorize or permit any of its officers, directors, employees, representatives or agents to solicit or encourage any inquiries or proposals, participate in any discussions or negotiations regarding, or provide any confidential information to any person relating to, or otherwise facilitate any effort or attempt to make or implement, any "takeover proposal" (as defined below). However, at any time before the Long Beach stockholders vote to approve the merger agreement, Long Beach may provide third parties with nonpublic information and participate in discussions and negotiations with any third party relating to a takeover proposal that it has not solicited after the date of the merger agreement if it complies with certain limitations. In particular, Long Beach may only respond to an inquiry or proposal if its board of directors has determined in its reasonable good faith judgment based on advice of outside counsel and financial advisors that failure to do so would breach its fiduciary duties under applicable law. Long Beach will advise Washington Mutual immediately of any such inquiry or proposal. Long Beach may not furnish any nonpublic information to any third party except pursuant to the terms of a confidentiality agreement containing terms substantially identical to the terms the confidentiality agreement between Long Beach and Washington Mutual. The merger agreement defines a "takeover proposal" as any inquiry, proposal or offer relating to any tender or exchange offer, or proposal for a merger, consolidation or other business combination involving Long Beach, or the acquisition in any manner of 25% or more of the voting stock or equity, or a substantial portion of the assets, of Long Beach or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

     Washington Mutual and Long Beach have also agreed to cooperate with each other and to use their reasonable best efforts to promptly prepare all necessary documentation, to effect all filings, and to obtain and comply with the terms or conditions of, all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement. Washington Mutual and Long Beach have agreed subject to the restrictions set forth in the merger agreement, to furnish to the other party all information concerning themselves and their subsidiaries, directors, officers and stockholders and such other matters as may be necessary in furtherance of the merger upon request and to permit reasonable access to their properties, books, contracts and records. Washington Mutual and Long Beach have also agreed, subject to the terms and conditions of the merger agreement, to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed or which are necessary or advisable to complete and make the merger effective. Washington Mutual has further agreed to use its reasonable best efforts to cause the shares of Washington Mutual common stock to be issued in the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

     Washington Mutual also will be obligated to indemnify the officers, directors and employees of Long Beach and its subsidiaries for any liabilities incurred in connection with any matters existing or occurring at or prior to the effective time of the merger or related to the merger agreement and to provide directors' and officers' liability insurance with respect to such matters for six years. See "-- Interests of Certain Persons in the Merger."

EXPENSES AND FEES

     Except for any termination fee that may become payable as discussed in "-- Termination Fees" above, all legal and other costs and expenses incurred in connection with the merger agreement and related transactions will be borne by the party incurring such costs and expenses unless otherwise specified in the merger agreement.

ACCOUNTING TREATMENT

     The merger will be accounted for by Washington Mutual as a purchase in accordance with generally accepted accounting principles. The reported results of operations of Washington Mutual will include the results of Long Beach from and after the closing date of the merger. The assets, including intangible assets, and liabilities of Long Beach will be recorded at their fair values as of the closing date of the merger. Any excess of the purchase consideration over the fair values of the assets and liabilities of Long Beach will be recorded as goodwill and amortized over a twenty year period.

STOCK EXCHANGE LISTING OF WASHINGTON MUTUAL COMMON STOCK

     The merger agreement requires Washington Mutual to use its best efforts to cause the shares of Washington Mutual common stock to be issued in the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, before the effective time of the merger.

RESALE OF WASHINGTON MUTUAL STOCK RECEIVED BY LONG BEACH STOCKHOLDERS

     The shares of Washington Mutual common stock to be issued to Long Beach stockholders upon consummation of the merger have been registered under the Securities Act and may be traded freely without restriction by those stockholders who are not deemed to be "affiliates" of Long Beach or Washington Mutual, as that term is defined in rules promulgated under the Securities Act.

     Shares of Washington Mutual common stock received by those Long Beach stockholders who are deemed to be "affiliates" of Long Beach at the time of the Long Beach stockholders meeting with respect to the merger may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.

NO APPRAISAL RIGHTS

     Under Delaware law, Long Beach stockholders will not be entitled to any appraisal or dissenters' rights in connection with the merger.

                      INFORMATION ABOUT WASHINGTON MUTUAL

     Washington Mutual is a financial services company committed to serving consumers and small to mid-sized businesses. At March 31, 1999, it had stockholders' equity of $9.61 billion. Based on consolidated assets of $174.30 billion at March 31, 1999, Washington Mutual was the largest savings institution and the eighth largest banking company in the United States.

     Washington Mutual operates principally in California, Washington, Oregon, Florida, Texas and Utah, and has operations in 31 other states and the District of Columbia. Through its subsidiaries, Washington Mutual engages in the following activities:

     - MORTGAGE BANKING. Washington Mutual conducts mortgage banking through its banking subsidiaries, Washington Mutual Bank, FA, Washington Mutual Bank, and Washington Mutual Bank fsb. The principal activities conducted by Washington Mutual's mortgage banking operations are the origination of single-family residential mortgages and residential construction loans and the associated loan servicing activities. For the year ended December 31, 1998, this group originated $41.87 billion of single-family residential mortgage loans (excluding residential construction loans). At March 31, 1999, Washington Mutual had a servicing portfolio of $158.59 billion of single-family residential mortgage loans and residential construction loans, including $52.35 billion of loans serviced for others.

     - CONSUMER BANKING. The consumer banking business includes the sale of all consumer deposit products, including checking accounts, money market accounts and time deposits, and the associated servicing activities as well as the origination of consumer loans through Washington Mutual's consumer financial centers. These consumer loan products include second equity mortgage loans and lines of credit, manufactured housing loans, automobile, boat and recreational vehicle loans and education loans. Washington Mutual conducts consumer banking in eight states through over 1,000 financial centers. The consumer banking group also has approximately 1,200 full time equivalent employees in its telephone banking centers. At March 31, 1999, Washington Mutual had $84.18 billion in deposits and a consumer loan portfolio of $5.42 billion.

     - COMMERCIAL BANKING. This business line is comprised of Washington Mutual's commercial real estate group and Western Bank, a separately named division of Washington Mutual Bank. This business segment offers commercial business loans and commercial real estate loans, comprised of multi-family residential loans and loans for nonresidential real estate. The Western Bank division operates primarily in Washington and Oregon and commenced operations in California as of the beginning of 1999 under the name WM Business Bank. The commercial banking group provides personalized commercial banking services to small to mid-sized businesses and makes available multi-family shelter-based lending, commercial construction financing and other commercial real estate loans. For the year ended December 31, 1998, Western Bank had average commercial business loans outstanding of $1.49 billion. At March 31, 1999, Washington Mutual had $18.05 billion of commercial real estate and commercial business loans in its portfolio, of which $14.51 billion was secured by liens on apartment buildings.

     - FINANCIAL SERVICES. The financial services business consists of WM Financial Services, Inc., a licensed broker-dealer; WM Advisors, Inc., the investment adviser to the WM Group of Funds; WM Funds Distributor, Inc., the distributor of the WM Group of Funds; and Washington Mutual Insurance Services, Inc. Through its broker-dealer,

WM Financial Services, Washington Mutual offers a wide range of investment products to its customers, including mutual funds, variable and fixed annuities and general securities.

     The WM Group of Funds is a proprietary mutual fund complex formed through the consolidation of the Composite Funds, Sierra Trust Funds and The Griffin Funds. At March 31, 1999, the WM Group of Funds consisted of 18 mutual funds, 18 variable annuities and five managed asset funds. At that date, it had 352,710 accounts and $6.03 billion in assets under management.

     Washington Mutual Insurance Services, Inc. supports the mortgage lending process by offering customers property and casualty insurance products. The group also offers insurance products to existing mortgage and deposit customers, which include mortgage life and accidental death and dismemberment, property and casualty, and life insurance.

     - CONSUMER FINANCE. Washington Mutual conducts its consumer finance business through Aristar, Inc. and its subsidiaries. Through those companies, Washington Mutual makes direct consumer installment loans and real estate secured loans and purchases retail installment contracts from local retail establishments through a network of over 500 branch offices located in 24 states, primarily in the southeastern United States. Aristar also accepts deposits in Colorado and Utah through its industrial bank subsidiary. Aristar generally conducts its business under the names Blazer Financial, City Finance and First Community Industrial Bank. At March 31, 1999, Aristar had assets of $2.81 billion and deposits of $198.0 million.

                          INFORMATION ABOUT LONG BEACH

     Long Beach, through its subsidiary, Long Beach Mortgage Company, is a specialty finance company engaged in the business of originating, purchasing and selling subprime residential mortgage loans secured by one-to-four family residences. Long Beach's core borrower base consists of individuals who do not qualify for traditional "A" credit because their credit histories, debt to income ratios or other factors cause them not to conform to standard agency lending criteria. Long Beach's primary operating strategy has been to originate, purchase and sell loans on a basis that exposes Long Beach to less default and prepayment risk than is normally inherent in a mortgage lender's business. A key element in this strategy has been Long Beach's sales of its loans for cash to institutional purchasers at a premium above the outstanding principal balance of the loans. As a result, Long Beach has historically generated positive cash flow and substantially reduced the risk of holding residual interests in the loans sold by Long Beach.

     Long Beach sources loans through approximately 12,500 independent mortgage loan brokers that generate loans in all 50 states. The large number of brokers reflects Long Beach's strategy of utilizing a diverse group of small brokers to avoid becoming dependent on a few primary producers. In 1998, Long Beach's single largest wholesale producing broker was responsible for less than 1% of Long Beach's wholesale originations during the year. Long Beach maintains a close working relationship with brokers through its sales force of approximately 325 account executives located in 72 offices. Having account executives geographically close to the independent brokers enables Long Beach to deliver a high level of customer service to the brokers with whom Long Beach does business. The primary elements of Long Beach's customer service are actively assisting the broker in identifying the appropriate product for the borrower, applying lending criteria in a consistent manner, promptly processing loan applications and providing any other assistance that the brokers may require to complete the loan transaction. A high level of customer service, together with the account executive's processing team's knowledge of the local market and Long Beach's products, is a key part of Long Beach's origination strategy.

     Long Beach originates loans through wholesale and retail channels of production. The wholesale channel is comprised of broker-sourced production and production from correspondents. Through the retail production channel Long Beach directly interacts with the customer through direct mail, telemarketing, the internet and other sources.

     Long Beach historically has followed a strategy of selling substantially all of its loan originations in the secondary market through loan sales in which Long Beach disposes of its entire economic interests in the loan except for the related servicing rights, which it has generally retained, for a cash price that represents a premium over the principal balance of the loans sold. Cash from loan sales has been used by Long Beach to repay borrowings previously made under its warehouse financing facility. These loan sales have been an important factor in generating Long Beach's historical earnings and creating consistent positive cash flow to further its operations.

           VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF LONG BEACH SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows, as of June 16, 1999, the number and percentage of outstanding shares of Long Beach common stock beneficially owned by each person known to Long Beach to be the beneficial owner of more than five percent of the outstanding Long Beach common stock, by each director and executive officer of Long Beach, and by all directors and executive officers of Long Beach as a group. The number of shares beneficially owned is deemed to include shares of Long Beach common stock as to which the beneficial owner has either investment or voting power. Unless otherwise indicated, and except for voting and investment powers held jointly with a person's spouse, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                             AMOUNT AND NATURE
NAME AND ADDRESS OF BENEFICIAL OWNER(1)  OF BENEFICIAL OWNERSHIP(2)   PERCENT OF COMMON STOCK
---------------------------------------  --------------------------   -----------------------
Neumeier Investment Counsel LLC......            2,081,100(3)                   9.20%
  26435 Carmel Rancho Blvd
  Carmel, CA 93923
Thomson Horstmann & Bryant, Inc......            2,304,150(4)                  10.19%
  Park 80 West, Plaza Two
  Saddle Brook, NJ 07663
Franklin Resources, Inc..............            1,994,100(5)                   8.82%
  777 Mariners Island Boulevard
  San Mateo, California 94404
FMR Corp.............................            1,845,600(6)                   8.16%
  82 Devonshire Street
  Boston, Massachusetts 02109
Putnam Investments, Inc..............            1,207,855(7)                   5.34%
  One Post Office Square
  Boston, MA 02109
M. Jack Mayesh.......................              269,230(8)                   1.18%
David S. Engelman....................               23,134(9)                      *
Richard A. Kraemer...................               33,334(9)                      *
C. Stephen Mansfield.................               18,334(9)                      *
Edward Resendez......................              218,450(8)                      *
Frank J. Curry.......................              215,385(8)                      *
William K. Komperda..................              200,000(10)                     *
James H. Leonetti....................               41,000(11)                     *
All directors and executive officers as
  a group (10 persons)...............            1,091,867(12)                  4.63%

-------------------------
  *  Less than 1%
 (1) Unless otherwise indicated, the address of each stockholder is care of Long Beach Financial Corporation, 1100 Town and Country Road, Suite 1650, Orange, California 92868.

 (2) Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934, as amended. Shares not outstanding that are subject to options exercisable by the holder thereof within 60 days of June 16, 1999 are deemed outstanding for the purposes of calculating the number and percentage owned by such stockholder, but not deemed outstanding for the purpose of calculating the percentage owned by each other stockholder listed. Unless otherwise noted, all shares listed as beneficially owned by a stockholder are actually outstanding.

 (3) Information is based solely on filings made by Neumeier Investment Counsel LLC, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, in which it disclosed that it had sole voting power over 1,240,000 shares and sole disposition power over 2,081,100 shares.

 (4) Information is based solely on filings made by Thomson Horstmann & Bryant, Inc., pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, in which it disclosed that it had sole voting power over 1,516,900 shares, shared voting power over 40,600 shares and sole disposition power over 2,304,150 shares.

 (5) Information is based solely on filings made by Franklin Resources, Inc. pursuant to Section 13 of the Securities Exchange Act of 1934, as amended.

 (6) Information is based solely on filings made by FMR Corp., pursuant to
     Section 13 of the Securities Exchange Act of 1934, as amended, in which it disclosed that it had sole voting power over 789,500 shares.

 (7) Information is based solely on filings made by Putnam Investments, Inc., pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, in which it disclosed that it had sole voting power over 356,355, shared voting power over none of the shares and disposition power over none of the shares.

 (8) Includes 200,000 shares subject to options that are exercisable within 60 days.

 (9) Includes 18,334 shares subject to options that are exercisable within 60 days.

(10) Includes 190,000 shares subject to options that are exercisable within 60 days.

(11) Includes 40,000 shares subject to options that are exercisable within 60 days.

(12) Includes 955,002 shares subject to options that are exercisable within 60 days.

                   COMPARISON OF RIGHTS OF WASHINGTON MUTUAL
                          AND LONG BEACH STOCKHOLDERS

     Washington Mutual is incorporated under the laws of the State of Washington and Long Beach is incorporated under the laws of the State of Delaware. The rights of Long Beach stockholders are governed by the Delaware General Corporation Law, Long Beach's amended and restated certificate of incorporation and Long Beach's bylaws. Once the Long Beach stockholders who elect to receive stock in the merger become Washington Mutual stockholders, their rights will be governed by the Washington Business Corporation Act, Washington Mutual's articles of incorporation, and Washington Mutual's bylaws. The following discussion summarizes certain material differences between the rights of holders of Long Beach common stock and Washington Mutual common stock, resulting from the differences in their governing documents and Washington and Delaware law.

     The following summary is not a complete summary and is qualified in its entirety by reference to the governing corporate documents of Washington Mutual and Long Beach and applicable law. See "Incorporation of Certain Documents by Reference."

CAPITAL STOCK

     Washington Mutual's articles of incorporation currently authorize 1,600,000,000 shares of common stock and 10,000,000 shares of preferred stock.

     Long Beach's certificate of incorporation currently authorizes 150,000,000 shares of common stock and 25,000,000 shares of preferred stock.

BOARD OF DIRECTORS

     Washington Mutual's articles of incorporation provide that the number of directors comprising the Washington Mutual board of directors will be the number stated in Washington Mutual's bylaws, provided that the number of directors shall not be less than five. Washington Mutual's board of directors can amend the bylaws to change the number of directors without stockholder approval. Washington Mutual's bylaws currently provide that the Washington Mutual board of directors shall consist of eighteen directors. Washington Mutual's board of directors is divided into three classes of as equal a number of directors as possible. The term of office of each different class is three years, each term expiring in a different year.

     Long Beach's certificate of incorporation provides that the number of directors comprising the Long Beach board of directors will be the number stated in Long Beach's bylaws. Long Beach's bylaws provide that the board of directors shall consist of not less than five and not more than nine members. The bylaws currently fix the number of directors at five. Long Beach's board of directors can amend the bylaws to change the number of directors without stockholder approval. Long Beach's bylaws provide for a board of directors divided into three classes, with approximately one-third of the directors elected annually for a three-year term.

MONETARY LIABILITY OF DIRECTORS

     Washington Mutual's articles of incorporation and Long Beach's certificate of incorporation each provide for the elimination of personal monetary liability of directors to the fullest extent permissible under the laws of Washington and Delaware, respectively. The provision in Washington Mutual's articles of incorporation and the provision in Long

Beach's certificate of incorporation incorporate future amendments to Washington and Delaware law, respectively, regarding the elimination of such liability.

INTERESTED STOCKHOLDERS

     Washington Mutual's articles of incorporation prohibit, except under certain circumstances, Washington Mutual (or any subsidiary of Washington Mutual) from engaging in certain significant business transactions with a "major stockholder." A "major stockholder" is a person who, without the prior approval of the Washington Mutual board of directors, acquires beneficial ownership of five percent or more of Washington Mutual's outstanding voting stock. Prohibited transactions include, among others:

     - any merger with, disposition of assets to, acquisition by Washington Mutual of the assets of, issuance of securities of Washington Mutual to, or acquisition by Washington Mutual of securities of, a major stockholder;

     - any reclassification of the voting stock of Washington Mutual or of any subsidiary beneficially owned by a major stockholder; or

     - any partial or complete liquidation, spin off, split off or split up of Washington Mutual or any subsidiary.

     The above prohibitions do not apply, in general, if the specific transaction is approved by:

     - Washington Mutual's board of directors prior to the major stockholder involved having become a major stockholder;

     - a vote of at least 80% of the "continuing directors" (defined as those members of Washington Mutual's board prior to the involvement of the major stockholder);

     - a majority of the "continuing directors" if the major stockholder obtained unanimous board approval to become a major stockholder.

     - a vote of 95% of the outstanding shares of Washington Mutual voting stock other than shares held by the major stockholder; or

     - a majority vote of the shares of voting stock and the shares of voting stock owned by shareholders other than by any major stockholder if certain other conditions are met.

     Washington Mutual's articles of incorporation also provide that during the time a major stockholder exists, Washington Mutual may voluntarily dissolve only upon the unanimous consent of the Washington Mutual stockholders or an affirmative vote of at least two-thirds of Washington Mutual's board of directors and the holders of at least two-thirds of the shares entitled to vote on such a dissolution and of each class of shares entitled to vote on such a dissolution as a class, if any.

     The Long Beach certificate of incorporation does not contain a similar provision.

REMOVAL OF DIRECTORS AND FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Washington Mutual's articles of incorporation provide that directors may only be removed for "good cause," which is not defined. Under Washington Mutual's bylaws a director may be removed by the vote of the holders of a majority of the shares entitled to vote at an election of the director whose removal is sought. Washington Mutual's bylaws also provide that a vacancy on Washington Mutual's board arising through resignation, removal or death of an existing director, or by reason of an authorized increase in the number of directors, may be filled by the affirmative vote of four-fifths of the remaining directors, though less than a quorum.

     Under Delaware law, a director of a corporation with a classified board may be removed only for cause, unless the certificate of incorporation specifies otherwise. The Long Beach certificate of incorporation is silent on this issue, and Long Beach has a classified board. The Long Beach bylaws provide that any vacancy, whether arising through death, resignation, removal, disqualification, an increase in the number of directors, or any other reason, may be filled by a majority vote of the remaining directors, though less than a quorum. Neither the Long Beach certificate of incorporation nor the Long Beach bylaws provide for vacancies or newly-created directorships to be filled by stockholder vote.

WASHINGTON MUTUAL RIGHTS PLAN

     Washington Mutual has adopted a stockholder rights plan which provides that one right to purchase an additional share of Washington Mutual common stock is attached to each outstanding share of Washington Mutual common stock. These rights have certain anti-takeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquiror to negotiate a price fair to all stockholders. These rights may cause substantial dilution to an acquiring party that attempts to acquire Washington Mutual on terms not approved by Washington Mutual's board of directors, but they will not interfere with any merger or other business combination that is approved by Washington Mutual's board.

     The Washington Mutual rights are not exercisable until the tenth day after a party acquires beneficial ownership of 20% or more of the outstanding shares of Washington Mutual common stock or commences or publicly announces for the first time a tender offer to do so. Each Washington Mutual right entitles the holder to purchase one share of Washington Mutual common stock for an exercise price that is currently $17.78 per share. In the event, among certain other specified events, that an acquiring party thereafter gains control of 30% or more of the outstanding shares of Washington Mutual common stock, any Washington Mutual rights held by that party will be void and, for the next 60 days, all other holders of Washington Mutual rights are entitled to receive that number of shares of Washington Mutual common stock having a market value of two times the exercise price of the Washington Mutual right. The Washington Mutual rights, which expire on October 26, 2000, may be redeemed by Washington Mutual for $0.0044 per right prior to becoming exercisable. Until a Washington Mutual right is exercised, the holder of that right will have no rights as a stockholder of Washington Mutual, including, without limitation, the right to vote or receive dividends.

LONG BEACH RIGHTS PLAN

     On October 28, 1997, the Long Beach board of directors declared a dividend distribution of one preferred stock purchase right to holders of Long Beach common stock outstanding on November 21, 1997, under the Long Beach Rights Agreement, dated November 10, 1997, between Long Beach and American Stock Transfer & Trust Company, as rights agent (as amended, the "Long Beach Rights Plan").

     Like Washington Mutual's rights plan, the Long Beach Rights Plan also has certain anti-takeover effects because the rights may cause substantial dilution to an acquiring party that attempts to acquire Long Beach on terms or in a manner not approved by the Long Beach board of directors. In the event that any person or group acquires beneficial ownership of 15% or more of the outstanding shares of Long Beach common stock, then ten days later each right, other than a right beneficially owned by the acquiring person or its affiliates, will become exercisable to purchase at the exercise price a number of shares of Long Beach common stock having a market value of two times the exercise price. In addition, if at any time after the above mentioned ten-day period Long Beach is acquired in a merger or consolidation or at least 50% of its assets or earning power is sold, then each right, other than a right beneficially owned by the acquiring person or its affiliates, will become exercisable to purchase at the exercise price a number of shares of the acquiring company's common stock having a market value of two times the exercise price. As with Washington Mutual's rights plan, the Long Beach rights should not interfere with any merger or other business combination that is approved by the Long Beach board of directors. Long Beach may redeem the rights for $.005 per right so long as the rights have not become exercisable. The Long Beach rights expire on November 9, 2007.

     Unless and until the Long Beach rights become exercisable, the rights trade only with shares of Long Beach common stock and are represented by the stock certificates representing Long Beach common stock. If the rights become exercisable, separate certificates representing the Long Beach rights will be delivered to the holders of Long Beach common stock at that time, and the rights will then trade separately from the shares of Long Beach common stock. On May 18, 1999, Long Beach amended its rights plan to ensure that the execution and performance of the merger agreement and the transactions contemplated by the merger agreement, including the execution and performance of the Stock Option Agreement between Long Beach and Washington Mutual, would not trigger any rights under the Long Beach Rights Plan.

                     CERTAIN DIFFERENCES BETWEEN WASHINGTON
                          AND DELAWARE CORPORATE LAWS

     The Washington Business Corporation Act (WBCA) governs the rights of current Washington Mutual stockholders and will govern the rights of former Long Beach stockholders who become stockholders of Washington Mutual upon completion of the merger. The Delaware General Corporation Law (DGCL) governs the rights of current Long Beach stockholders. The WBCA differs from the DGCL in many respects. The following discussion summarizes some significant differences between the provisions of the WBCA and the DGCL that could materially affect the rights of Long Beach stockholders.

AMENDMENT OF ARTICLES/CERTIFICATE OF INCORPORATION

     Under the WBCA, the board of directors must generally recommend to the stockholders amendments to a corporation's articles of incorporation, unless the board of directors (a) determines that because of a conflict of interest or other special circumstances it should not make a recommendation to the stockholders and (b) communicates the basis for its determination to the stockholders with the amendment. Under the WBCA, amendments to a corporation's articles of incorporation must generally be approved by a majority of all the votes entitled to be cast by any voting group entitled to vote unless another proportion is specified in the articles of incorporation, by the board of directors as a condition to its recommendation or by the WBCA. Subject to some exceptions, Washington Mutual's articles of incorporation require the affirmative vote of the stockholders representing at least a majority of Washington Mutual's issued capital stock at any regular meeting or special meeting duly called for that purpose to effect an amendment. An amendment to the provision related to business combinations with a major stockholder described in "Comparison of Rights of Washington Mutual and Long Beach
Stockholders -- Interested Stockholders" above requires the affirmative vote of 95% of the outstanding voting stock held by shareholders other than the major shareholder.

     Under the DGCL, amendments to a corporation's certificate of incorporation require the approval of stockholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the DGCL, a majority of the outstanding stock of class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL. The Long Beach certificate of incorporation corresponds with Delaware law except that it requires the affirmative vote of the holders of at least 66 2/3% of the total voting power of all outstanding shares entitled to vote in order to amend the provision of the Long Beach certificate of incorporation relating to the processes and votes required for amending the certificate of incorporation and the bylaws.

RIGHT TO CALL SPECIAL MEETING OF STOCKHOLDERS

     The WBCA provides that a special meeting of stockholders of a corporation may be called by its board of directors, by holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting, or by other persons authorized to do so by the articles of incorporation or bylaws of the corporation. However, the WBCA allows a corporation's articles of incorporation to limit or deny entirely the right of stockholders to call a special meeting. Washington Mutual's articles of incorporation provide that Washington Mutual's board of directors or any person authorized by Washington Mutual's bylaws may call a special meeting. However, authority to call a special meeting is limited to holders of at least 25% of all the votes entitled to be cast on any issue to be considered at the proposed meeting. Washington Mutual's bylaws permit a special meeting to be called by Washington Mutual's board of directors, the chairman of the Washington Mutual board or upon the written request of any director.

     Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The Long Beach bylaws permit only the board of directors and the chairman of the board to call a special meeting of the stockholders

INDEMNIFICATION OF OFFICERS, DIRECTORS AND EMPLOYEES

     The WBCA authorizes corporations to indemnify a director, officer or employee made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under most circumstances. A corporation may not indemnify officers, directors or employees for: (a) intentional misconduct or a knowing violation of the law; (b) conduct finally adjudged to be an unlawful distribution; or (c) any transaction in which that director, officer or employee personally and improperly received a benefit in money, property or services. The WBCA's legislative history suggests that a corporation may indemnify its directors, officers and employees for amounts paid in settlement of derivative actions, provided that the director's, officer's or employee's conduct does not fall within one of the categories set forth above. Washington Mutual's articles of incorporation provide that Washington Mutual shall indemnify its directors to the fullest extent permitted by the WBCA.

     Under the DGCL, a corporation may indemnify directors, officers and other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if the director, officer or employee acted in good faith and in a manner the director, officer or employee reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to a criminal action or proceeding, if the director, officer or employee had no reasonable cause to believe that his or her conduct was unlawful. The Long Beach bylaws provide for the indemnification of its directors and officers to the fullest extent authorized by the DGCL.

PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

     The WBCA prohibits a "target corporation," (as defined below) with certain exceptions, from engaging in certain "significant business transactions" (as defined below) with a person or group of persons that beneficially own 10% or more of the voting securities of a target corporation (an "acquiring person") for a period of five years after the acquiring person acquired their securities, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors before the date of the acquisition. A "significant business transaction" includes, among other transactions:

     - a merger or consolidation with the acquiring person;

     - sales or other dispositions of assets, in one or more transactions having an aggregate market value equal to five percent or more of all assets or outstanding shares of the target corporation or representing five percent or more of the earning power or net income of the target corporation to or with the acquiring person;

     - the issuance or redemption of stock to or from the acquiring person;

     - termination of five percent or more of the employees of the target corporation employed in Washington State as a result of the acquiring person's acquisition of 10% or more of the shares over the five-year period following the share acquisition by the acquiring person; or

     - allowing the acquiring person to receive any benefit from the corporation, other than proportionately as a stockholder.

     "Target corporations" include all domestic corporations with securities registered under the Exchange Act. Washington Mutual is, therefore, subject to the statute. A corporation may not "opt out" of this statute.

     Section 203 of the DGCL prohibits a Delaware corporation from engaging in a "business combination" (as defined below) with an "interested stockholder" (as defined below) for three years following the time that this person becomes an interested stockholder. With certain exceptions, an "interested stockholder" is a person or group that owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

     For purposes of Section 203, the term "business combination" is defined broadly to include:

     - mergers with or caused by the interested stockholder;

     - sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock;

     - the issuance or transfer by the corporation or a subsidiary of stock of the corporation or the subsidiary to the interested stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or

     - receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on business combinations by Section 203 does not apply if:

     - prior to the time at which a stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested stockholder;

     - the interested stockholder owns 85% of the corporation's voting stock upon completion of the transaction that made him or her an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans that do not permit employees to decide confidentially whether to accept a tender or exchange offer); or

     - at or subsequent to such time this person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the interested stockholder.

     Section 203 does not apply if the business combination is proposed before the completion or abandonment, and subsequent to the earlier of the public announcement or the notice required under Section 203, of a proposed transaction that:

     - constitutes certain (x) mergers or consolidations, (y) sales or other transfers of assets having an aggregate market value equal to 50% or more of the aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation or (z) proposed tender or exchange offers for 50% or more of the corporation's outstanding voting stock;

     - is with or by a person who was either not an interested stockholder during the last three years or who became an interested stockholder with the approval of the corporation's board of directors or under certain other circumstances; and

     - is approved or not opposed by a majority of the board members elected prior to any person becoming an interested stockholder during the previous three years (or their chosen successors).

     A Delaware corporation may elect to "opt out" of, and not be governed by,
Section 203 through a provision in either its original certificate of incorporation or its bylaws, or an amendment to its original certificate or bylaws that was approved by majority stockholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption. Long Beach has not opted out of Section 203.

MERGERS, SALES OF ASSETS AND OTHER TRANSACTIONS

     Under the WBCA, a merger or share exchange of a corporation must be approved by the affirmative vote of a majority of directors when a quorum is present, and by each voting group entitled to vote separately on the plan by two-thirds of all votes entitled to be cast on the plan by that voting group, unless a different percentage is specified in the articles of incorporation. Washington Mutual's articles of incorporation reduce this percentage to a majority of all votes entitled to be cast by each voting group if two-thirds of the directors vote to recommend the transaction to the stockholders.

     The WBCA also provides that, in general, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property, other than in the usual and regular course of business, if the board of directors recommends the proposed transaction to the stockholders and the stockholders approve the transaction by two-thirds of all the votes entitled to be cast, unless a different percentage is specified in the articles of incorporation. Washington Mutual's articles of incorporation reduce this percentage to a majority of all votes entitled to be cast by each voting group if two-thirds of the directors vote to recommend the transaction to the stockholders.

     Under the DGCL, a merger, consolidation or sale of all, or substantially all, of the assets of a corporation must be approved by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote, provided that no vote of stockholders of a constituent corporation surviving a merger is required (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the surviving corporation's certificate of incorporation, (b) each share of stock of the surviving corporation outstanding immediately before the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger, and
(c) the number of shares to be issued by the surviving corporation in the merger does not exceed twenty percent of the shares outstanding immediately before the merger. The Long Beach certificate does not require a higher percentage. Therefore, under Delaware law, a majority of the holders of Long Beach common stock must approve this merger.

ACTION WITHOUT A MEETING

     Under the WBCA, stockholder action that may be taken at a stockholders' meeting may be taken without a meeting if written consents describing the action are signed by all stockholders entitled to vote on that matter.

     Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. The Long Beach certificate and bylaws specifically prohibit stockholder action by written consent unless the action has been previously approved by the board of directors.

CLASS VOTING

     Under the WBCA, a corporation's articles of incorporation may authorize one or more classes of shares that have special, conditional or limited voting rights, including the right to vote on certain matters as a group. The articles of incorporation may not limit the rights of holders of a class to vote as a group with respect to certain amendments to the articles of incorporation and certain extraordinary transactions that adversely affect the rights of holders of that class.

     The DGCL generally does not require class voting, except for amendments to the certificate of incorporation that change the number of authorized shares or the par value of shares of a specific class or that adversely affect such class of shares.

TRANSACTIONS WITH OFFICERS OR DIRECTORS

     The WBCA sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if:

     - it is approved by a majority of the "qualified directors" on the board or a duly empowered committee (but no fewer than two);

     - it is approved by the affirmative vote of the majority of all "qualified shares" after notice and disclosure to the stockholders; or

     - at the time of commitment, the transaction is established to have been fair to the corporation.

     For purposes of this provision, a "qualified director" is one who does not have either: (a) a conflicting interest respecting the transaction or (b) a familial, financial, professional or employment relationship with a second director who has a conflicting interest respecting the transaction, which relationship would, in the circumstances, reasonably be expected to exert an influence on the first director's judgment when voting on the transaction. "Qualified shares" are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director (or an affiliate of a director) who has a conflicting interest respecting the transaction.

     Under the DGCL, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the DGCL, either (a) the stockholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been "fair" as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved by a majority of disinterested directors, even though less than a majority of a quorum.

DISSENTERS' RIGHTS

     Under the WBCA, a stockholder is entitled to dissent from and, upon perfection of the stockholder's appraisal right, to obtain the fair value of his or her shares in the event of certain corporate actions, including certain mergers, share exchanges, sales of substantially all assets of the corporation, and amendments to the corporation's articles of incorporation that materially reduce the number of shares owned by a stockholder to a fraction of a share which is to be acquired with cash. However, stockholders generally will not have such dissenters' rights if stockholder approval is not required to effect the corporate action.

     Under the DGCL, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Unless a corporation's certificate of incorporation provides otherwise, these appraisal rights are not available

     - with respect to the sale, lease or exchange of all or substantially all of the assets of the corporation,

     - with respect to a merger or consolidation by the corporation the shares of which are either listed on a national securities exchange or Nasdaq or are held of record by more than 2,000 holders if the terms of the merger or consolidation allow the stockholders to receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or on Nasdaq or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or

     - to stockholders of the corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if some other conditions are met.

DIVIDENDS

     Under the WBCA, a corporation may make a distribution in cash or in property to its stockholders upon the authorization of its board of directors unless, after giving effect to this distribution, (a) the corporation would not be able to pay its debts as they become due in the usual course of business or (b) the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.

     The DGCL permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

                                 LEGAL MATTERS

     The validity of the shares of Washington Mutual common stock which will be issued in connection with the merger and certain legal matters in connection with the Merger will be passed upon for Washington Mutual by Heller Ehrman White & McAuliffe, Seattle, Washington.

                                    EXPERTS

     The consolidated financial statements of Washington Mutual as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, incorporated by reference in this proxy statement/prospectus, which is included in this Registration Statement of Washington Mutual on Form S-4, from Washington Mutual's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors as stated in their report which is incorporated herein by reference. Insofar as the report of Deloitte & Touche LLP relates to the amounts included for: (a) H.F. Ahmanson & Company and its subsidiaries for 1997 and 1996, it is based solely on the report of KPMG LLP, independent auditors; and (b) Great Western Financial Corporation and subsidiaries for 1996, it is based solely on the report of PricewaterhouseCoopers LLP, independent auditors; such reports being incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Long Beach Financial Corporation as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 incorporated by reference in this proxy statement/prospectus, which is included in this Registration Statement on Form S-4, from Long Beach's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Both Washington Mutual and Long Beach file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports and other information at the public reference facilities maintained by the SEC at:

    Judiciary Plaza          Citicorp Center                 Seven World Trade Center
    Room 1024                500 West Madison Street         13th Floor
    450 Fifth Street, N.W.   Suite 1400                      New York, New York 10048
    Washington, D.C. 20549   Chicago, Illinois 60661-2511

     You may also obtain copies of these documents by mail from the public reference room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, Washington Mutual and Long Beach file reports and other information with the SEC electronically, and the SEC maintains a web site located at http://www.sec.gov containing this information. Washington Mutual's common stock is listed on the New York Stock Exchange and Washington Mutual's reports and other information may also be inspected at the offices of the New York Stock Exchange at

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

20 Broad Street, New York, New York 10005. Long Beach's common stock is quoted on the Nasdaq National Market and Long Beach's reports and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     Washington Mutual has filed a registration statement on Form S-4 to register with the SEC up to 25,583,218 shares of Washington Mutual common stock that may be issued in the merger. This proxy statement/prospectus is a part of that registration statement. As permitted by the SEC rules, this proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth above. Statements contained in this proxy statement/prospectus as to the contents of any contract or other document referred to in this document include all material terms of the contracts or other documents but are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows Washington Mutual and Long Beach to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. The documents that are incorporated by reference contain important information about the companies and you should read this proxy statement/prospectus together with any documents incorporated by reference.

     This proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by Washington Mutual (File No. 0-25188):

     - Annual Report on Form 10-K for the year ended December 31, 1998;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     - Current Report on Form 8-K dated April 23, 1999;

     - Current Report on Form 8-K dated May 21, 1999; and

     - the description of Washington Mutual capital stock contained in Item 5 of Current Report on Form 8-K dated November 29, 1994, and any amendment or report filed for the purpose of updating this description.

     This proxy statement/prospectus also incorporates by reference the following documents that have previously been filed with the SEC by Long Beach (File No. 1-12889):

     - Annual Report on Form 10-K for the year ended December 31, 1998;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     - Current Report on Form 8-K dated May 24, 1999; and

     - the description of Long Beach capital stock set forth in Long Beach's registration statement on Form 8-A filed on April 15, 1997, and any amendment or report filed for the purpose of updating this description.

     In addition, Washington Mutual and Long Beach are incorporating by reference any documents they may file under the Exchange Act after the date of this proxy statement/ prospectus and prior to the date of the special meeting of Long Beach stockholders.

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

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                            WASHINGTON MUTUAL, INC.
                                      AND
                        LONG BEACH FINANCIAL CORPORATION

                            Dated as of May 18, 1999

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
1      DEFINITIONS.......................................................  A-1
       1.1    Defined Terms..............................................  A-1
       1.2    Other Definitional Provisions..............................  A-3
2      THE MERGER........................................................  A-3
       2.1    The Merger.................................................  A-3
       2.2    Effective Time.............................................  A-3
       2.3    Effects of the Merger......................................  A-3
       2.4    Closing of the Merger......................................  A-3
       2.5    Conversion of Long Beach Common Stock......................  A-3
       2.6    Merger Consideration.......................................  A-4
       2.7    Preference Procedures......................................  A-5
       2.8    Washington Mutual Common Stock; Washington Mutual Preferred
              Stock......................................................  A-6
       2.9    Options....................................................  A-6
       2.10   Articles of Incorporation..................................  A-7
       2.11   Bylaws.....................................................  A-7
       2.12   Board of Directors.........................................  A-7
       2.13   Tax Consequences...........................................  A-7
       2.14   Reservation of Right to Revise Transaction Structure.......  A-7
       2.15   Stock Option Agreement.....................................  A-7
3      EXCHANGE OF SHARES................................................  A-7
       3.1    Washington Mutual to Make Shares Available.................  A-7
       3.2    Exchange of Shares.........................................  A-8
4      REPRESENTATIONS AND WARRANTIES OF LONG BEACH......................  A-9
       4.1    Corporate Organization.....................................  A-9
       4.2    Capitalization.............................................  A-10
       4.3    Authority; No Violation....................................  A-11
       4.4    Consents and Approvals.....................................  A-12
       4.5    Reports....................................................  A-12
       4.6    Financial Statements.......................................  A-13
       4.7    Broker's Fees..............................................  A-13
       4.8    Absence of Certain Changes or Events.......................  A-13
       4.9    Legal Proceedings..........................................  A-14
       4.10   Taxes......................................................  A-14
       4.11   Employees; Employee Benefit Plans..........................  A-15
       4.12   SEC Reports................................................  A-17
       4.13   Compliance with Applicable Law.............................  A-17
       4.14   Certain Contracts..........................................  A-17
       4.15   Agreements with Regulatory Agencies........................  A-18
       4.16   Undisclosed Liabilities....................................  A-18
       4.17   Rights Agreement; Anti-takeover Provisions.................  A-18
       4.18   Long Beach Information.....................................  A-18
       4.19   Title to Property..........................................  A-19
       4.20   Insurance..................................................  A-19
       4.21   Environmental Liability....................................  A-20
       4.22   Opinion of Financial Advisor...............................  A-20
       4.23   Patents, Trademarks, Etc...................................  A-20

                                                                           PAGE
                                                                           ----
       4.24   Loan Matters...............................................  A-20
       4.25   Year 2000 Compliance.......................................  A-21
       4.26   Labor Matters..............................................  A-21
5      REPRESENTATIONS AND WARRANTIES OF WASHINGTON MUTUAL...............
                                                                           A-22
       5.1    Corporate Organization.....................................  A-22
       5.2    Capitalization.............................................  A-22
       5.3    Authority; No Violation....................................  A-23
       5.4    Consents and Approvals.....................................  A-23
       5.5    Reports....................................................  A-24
       5.6    Financial Statements.......................................  A-24
       5.7    Broker's Fees..............................................  A-25
       5.8    Absence of Certain Changes or Events.......................  A-25
       5.9    Legal Proceedings..........................................  A-25
       5.10   SEC Reports................................................  A-25
       5.11   Compliance with Applicable Law.............................  A-25
       5.12   Agreements with Regulatory Agencies........................  A-26
       5.13   Washington Mutual Information..............................  A-26
6      COVENANTS RELATING TO CONDUCT OF BUSINESS.........................  A-26
       6.1    Conduct of Businesses Prior to the Effective Time..........  A-26
       6.2    Long Beach Forbearances....................................  A-26
       6.3    No Fundamental Washington Mutual Changes...................  A-29
7      ADDITIONAL AGREEMENTS.............................................  A-29
       7.1    Regulatory Matters.........................................  A-29
       7.2    Access to Information......................................  A-30
       7.3    Stockholder Approval.......................................  A-31
       7.4    Legal Conditions to Merger.................................  A-31
       7.5    Affiliates.................................................  A-32
       7.6    Stock Exchange Listing.....................................  A-32
       7.7    Employees; Employee Benefit Plans..........................  A-32
       7.8    Indemnification; Directors' and Officers' Insurance........  A-32
       7.9    Additional Agreements......................................  A-34
       7.10   Advice of Changes..........................................  A-34
       7.11   Subsequent Interim and Annual Financial Statements.........  A-34
8      CONDITIONS PRECEDENT..............................................  A-35
       8.1    Conditions to Each Party's Obligation to Effect the
              Merger.....................................................  A-35
       8.2    Conditions to Obligations of Washington Mutual.............  A-36
       8.3    Conditions to Obligations of Long Beach....................  A-37
9      TERMINATION AND AMENDMENT.........................................  A-37
       9.1    Termination................................................  A-37
       9.2    Effect of Termination......................................  A-39
       9.3    Amendment..................................................  A-40
       9.4    Extension; Waiver..........................................  A-40
10     GENERAL PROVISIONS................................................  A-40
       10.1   Nonsurvival of Representations, Warranties and
              Agreements.................................................  A-40
       10.2   Expenses...................................................  A-40
       10.3   Notices....................................................  A-41
       10.4   Interpretation.............................................  A-41
       10.5   Counterparts...............................................  A-42

                                                                           PAGE
                                                                           ----
       10.6   Entire Agreement...........................................  A-42
       10.7   Governing Law..............................................  A-42
       10.8   Severability...............................................  A-42
       10.9   Publicity..................................................  A-42
       10.10  Assignment; Third Party Beneficiaries......................  A-42
EXHIBITS
       Exhibit 2.15 -- Stock Option Agreement
ANNEXES
       Annex A -- Form of Tax Opinion
       Annex B -- Employment Agreements under Section 8.2(f)
       Annex C -- Noncompetition Agreements under Section 8.2(g)

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of May 18, 1999 (as amended, supplemented or otherwise modified from time to time, this "Agreement"), is entered into by and between WASHINGTON MUTUAL, INC., a Washington corporation ("Washington Mutual") and LONG BEACH FINANCIAL CORPORATION, a Delaware corporation ("Long Beach").

     The respective Boards of Directors of each of Washington Mutual and Long Beach have determined that it is in the best interests of their respective companies and the stockholders to consummate the business combination transaction provided for herein. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     Therefore, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. DEFINITIONS

     1.1 Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

                            TERM                              SECTION
                            ----                              -------
Agreement...................................................  Preamble
Articles of Merger..........................................  2.2
Business Day................................................  2.4
Cash Fraction...............................................  2.7(e)
Cash Preference Amount......................................  2.7(e)
Cash Preference Shares......................................  2.7(a)
Certificate of Merger.......................................  2.2
Change of Control...........................................  9.1(h)
Claims......................................................  7.8(a)
Closing.....................................................  2.4
Closing Date................................................  2.4
Code........................................................  Preamble
Common Certificates.........................................  2.5(b)
Confidentiality Agreement...................................  7.2(b)
Delaware Secretary..........................................  2.2
DGCL........................................................  2.1
DPC Shares..................................................  2.5(c)
Effective Date..............................................  2.2
Effective Time..............................................  2.2
Environmental Laws..........................................  4.21
ERISA.......................................................  4.11(a)
ERISA Affiliate.............................................  4.11(a)
Exchange Act................................................  4.6
Exchange Agent..............................................  3.1
Exchange Fund...............................................  3.1
Exchange Ratio..............................................  2.9
GAAP........................................................  4.1

                            TERM                              SECTION
                            ----                              -------
Governmental Entity.........................................  4.4
HSR Act.....................................................  4.4
HUD.........................................................  4.24(f)
Indemnified Parties.........................................  7.8(a)
Injunction..................................................  8.1(e)
Liens.......................................................  4.2(b)
Loans.......................................................  4.24(a)
Long Beach..................................................  Preamble
Long Beach Common Stock.....................................  2.5(a)
Long Beach Contract.........................................  4.14(a)
Long Beach Disclosure Schedule..............................  4.2(a)
Long Beach Option...........................................  2.9
Long Beach Preferred Stock..................................  4.2(a)
Long Beach Reports..........................................  4.12
Long Beach Rights...........................................  2.5(a)
Long Beach Rights Agreement.................................  2.5(a)
Long Beach Stock Option Plan................................  2.9
Mailing Date................................................  2.7(a)
Market Value................................................  2.6(b)
Material Adverse Effect (Long Beach)........................  4.1(a)
Material Adverse Effect (Washington Mutual).................  5.1(a)
Merger......................................................  2.1
Merger Consideration........................................  2.6(a)
NYSE........................................................  2.6(b)
No Preference Shares........................................  2.7(b)
PBGC........................................................  4.11(c)
Plans.......................................................  4.11(a)
Preference Deadline.........................................  2.7(b)
Preference Form.............................................  2.7(a)
Proxy Statement/Prospectus..................................  4.4
Regulatory Agreement........................................  4.15
REO.........................................................  4.19(a)
Representatives.............................................  6.2(f)
Requisite Regulatory Approvals..............................  8.1(c)
S-4.........................................................  4.4
SEC.........................................................  4.4
Securities Act..............................................  4.12
Stock Option Agreement......................................  2.15
Stock Preference Shares.....................................  2.7(a)
Subsidiary..................................................  2.5(a)
Superior Proposal...........................................  9.1(h)
Surviving Company...........................................  2.1
Takeover Proposal...........................................  6.2(f)
Tax Returns.................................................  4.10(c)
Taxes.......................................................  4.10(b)
Trust Account Shares........................................  2.5(c)
Washington Mutual...........................................  Preamble
Washington Mutual Common Stock..............................  2.5(c)
Washington Mutual Disclosure Schedule.......................  5.2

                            TERM                              SECTION
                            ----                              -------
Washington Mutual Preferred Stock...........................  5.2
Washington Mutual Regulatory Agreement......................  5.12
Washington Mutual Reports...................................  5.10
Washington Mutual Rights Agreement..........................  5.2
Washington Secretary........................................  2.2
WBCA........................................................  2.1

     1.2 Other Definitional Provisions. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2. THE MERGER

     2.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act (the "WBCA") and the Delaware General Corporation Law (the "DGCL") at the Effective Time (as defined in Section 2.2 hereof), Long Beach shall merge (the "Merger") with and into Washington Mutual. Washington Mutual shall be the surviving corporation (hereinafter sometimes called the "Surviving Company") in the Merger, and shall continue its corporate existence under the laws of the State of Washington. The name of the Surviving Company shall be Washington Mutual, Inc. Upon consummation of the merger, the separate corporate existence of Long Beach shall terminate.

     2.2 Effective Time. The Merger shall become effective as set forth in the articles of merger (the "Articles of Merger") which shall be filed with the Secretary of State of the State of Washington (the "Washington Secretary") and in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary"), on the Closing Date (as defined in Section 2.4(b) hereof). The term "Effective Time" shall mean the date (the "Effective Date") and time when the Merger becomes effective, as set forth in the Articles of Merger and the Certificate of Merger.

     2.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Chapter 11 of the WBCA and Section 252 of the DGCL.

     2.4 Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 9:00 a.m. Pacific time, on a date to be specified by the parties, which shall be the first Business Day following the later of (i) the date which is at least five Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Section 8 hereof, other than conditions which by their terms are to be satisfied at Closing or (ii) 17 Business Days after the Preference Deadline (as defined in Section 2.7(b)), or such other date or time as the parties may mutually agree (the "Closing Date"). For purposes of this Agreement, a "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which the office of the Washington Secretary or the Delaware Secretary is closed.

     2.5 Conversion of Long Beach Common Stock. At the Effective Time, without any action on the part of Washington Mutual, Long Beach or the holder of any of the shares of common stock of Long Beach, the Merger shall be effected in accordance with the following terms:

        (a) Each share of the common stock, par value $.001 per share, of Long Beach (the "Long Beach Common Stock") issued and outstanding immediately prior to the

Effective Time (other than shares of Long Beach Common Stock held (x) in Long Beach's treasury or (y) directly or indirectly by Washington Mutual or any of its Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined below)), together with the rights (the "Long Beach Rights") attached thereto issued pursuant to the Rights Agreement, dated as of November 10, 1997 (as amended and supplemented, the "Long Beach Rights Agreement"), between Long Beach and American Stock Transfer & Trust Company, as Rights Agent, shall be converted into the right to receive the Merger Consideration as provided below, without interest thereon. For purposes of this Agreement, "Subsidiary" means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity controlled by such person directly or indirectly through one or more intermediaries.

        (b) All of the shares of Long Beach Common Stock (and related Long Beach Rights) converted into the right to receive the Merger Consideration pursuant to this Section 2 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Common Certificate") previously representing any such shares (and related Long Beach Rights) shall thereafter represent solely the right to receive the Merger Consideration. Common Certificates previously representing shares of Long Beach Common Stock (and related Long Beach Rights) shall be exchanged for the Merger Consideration upon the surrender of such Common Certificates in accordance with Section 3.2 hereof, without any interest thereon.

        (c) At the Effective Time, all shares of Long Beach Common Stock that are owned by Long Beach as treasury stock and all shares of Long Beach Common Stock that are owned directly or indirectly by Washington Mutual or Long Beach or any of their respective Subsidiaries (other than shares of Long Beach Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary or nominee capacity that are beneficially owned by third parties (any such shares, and shares of common stock, no par value per share, of Washington Mutual ("Washington Mutual Common Stock") which are similarly held, whether held directly or indirectly by Washington Mutual or Long Beach or any of their respective Subsidiaries, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of Long Beach Common Stock held by Washington Mutual or Long Beach or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Long Beach Common Stock, and shares of Washington Mutual Common Stock which are similarly held, whether held directly or indirectly by Washington Mutual or Long Beach or any of their respective Subsidiaries, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

          (d) The holders of Long Beach Common Stock shall not be entitled to appraisal rights under the DGCL in connection with the Merger.

     2.6  Merger Consideration.

        (a) For purposes of this Agreement, the "Merger Consideration" shall be $15.50 per share.

        (b) For purposes of this Agreement, "Market Value" means, with respect to Washington Mutual Common Stock, the average of the daily closing prices for such security on the New York Stock Exchange ("NYSE") (or such principal exchange or market on which such security may then be listed or may trade) for the five consecutive trading days commencing on the eighth trading day prior to the Effective Date. During such five trading days, and for the two trading days before the first such trading day, Washington Mutual and its Subsidiaries and affiliates shall suspend all repurchases of Washington Mutual Common Stock, whether pursuant to a previously authorized stock repurchase program or otherwise.

        (c) If prior to the Effective Time the outstanding shares of Long Beach Common Stock shall, with the prior written consent of Washington Mutual required by Section 6.2, have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in Long Beach Common Stock's capitalization, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.

     2.7  Preference Procedures.

        (a) A preference form in such form as Washington Mutual and Long Beach have mutually agreed ("Preference Form") will be mailed 30 days prior to the anticipated Effective Time or on such other date as Washington Mutual and Long Beach may mutually agree (the "Mailing Date") to each holder of record of Long Beach Common Stock as of five Business Days prior to the Mailing Date. Each Preference Form shall permit the holder through appropriate and customary documentation and instructions to indicate an irrevocable and binding preference to receive only Washington Mutual Common Stock with respect to all or a portion of such holder's Long Beach Common Stock ("Stock Preference Shares") or to receive the Merger Consideration in cash for all or a portion of such holder's Long Beach Common Stock ("Cash Preference Shares").

        (b) Any Long Beach Common Stock with respect to which the holder (or the beneficial owner, as the case may be) does not submit to the Exchange Agent (as defined in Section 3.1), an effective, properly completed Preference Form, on or before 5:00 p.m., Pacific Time on the 20th day following the Mailing Date (or such other time and date as Washington Mutual and Long Beach may mutually agree) (the "Preference Deadline") shall be referred to herein as "No Preference Shares." Any such preference shall be deemed properly completed only if the Exchange Agent actually received a properly completed and duly executed Preference Form and the certificates (or customary affidavits and indemnification or bond regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) evidencing the shares of Long Beach Common Stock covered by such preference by the Preference Deadline. Once submitted to the Escrow Agent, each Preference Form shall be irrevocable and binding upon the person submitting such Preference Form and no changes shall be permitted thereto. Subject to the terms of this Agreement and of the Preference Form, the Exchange Agent will have reasonable discretion to determine whether any expression of a preference has been properly or timely made and to disregard immaterial defects in the Preference Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Long Beach, Washington Mutual nor the Exchange Agent is under any obligation to notify any person of any defect in a Preference Form.

        (c) All No Preference Shares shall be deemed to constitute Stock Preference Shares for the purpose of determining the form (cash or Washington Mutual Common Stock) of Merger Consideration to be paid. At the Effective Time, each Stock Preference Share will be converted into the right to receive that number of shares of Washington Mutual Common Stock equal to the Exchange Ratio.

        (d) With respect to Stock Preference Shares, Washington Mutual and Long Beach shall cause the Exchange Agent to convert all Stock Preference Shares into the right to receive Washington Mutual Common Stock.

        (e) If the product of the aggregate number of Cash Preference Shares and the Merger Consideration exceeds the product of (x) the Merger Consideration and
(y) 48% and (z) the total outstanding shares of Long Beach Common Stock as of the Effective Time (the "Cash Preference Amount"), all Stock Preference Shares and all No Preference Shares shall be converted into the right to receive Washington Mutual Common Stock as specified in Section 2.7(c) above, and the Cash Preference Shares shall be converted into the right to receive Washington Mutual Common Stock and cash in the following manner:

     each Cash Preference Share shall be converted into the right to receive (A) an amount in cash, without interest, equal to the product of (1) the Merger Consideration and (2) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Preference Amount and the denominator of which shall be the product of the total number of Cash Preference Shares and the Merger Consideration, and (B) a number of shares of Washington Mutual Common Stock equal to the product of (1) the Exchange Ratio and (2) a fraction equal to one minus the Cash Fraction.

     If the product of the aggregate number of Cash Preference Shares and the Merger Consideration does not exceed the Cash Preference Amount, then each Cash Preference Share shall be converted into the right to receive $15.50 in cash.

     2.8 Washington Mutual Common Stock; Washington Mutual Preferred Stock. At and after the Effective Time, each share of Washington Mutual Common Stock and each share of any preferred stock of Washington Mutual issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as the case may be, of Washington Mutual and shall not be affected by the Merger.

     2.9 Options. At the Effective Time, each option (vested or unvested) granted by Long Beach to purchase shares of Long Beach Common Stock (each a "Long Beach Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Long Beach Common Stock and shall be converted automatically into a fully vested option to purchase shares of Washington Mutual Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Long Beach's 1997 Stock Incentive Plan, as amended to date (the "Long Beach Stock Option Plan"), and the agreements evidencing grants thereunder):

        (a) the number of shares of Washington Mutual Common Stock to be subject to the new option shall be equal to the product of the number of shares of Long Beach Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Washington Mutual Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

        (b) the exercise price per share of Washington Mutual Common Stock under the new option shall be equal to the exercise price per share of Long Beach Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

     "Exchange Ratio" shall mean the quotient determined by dividing the Merger Consideration by the Market Value of the Washington Mutual Common Stock.

     In the case of any options which are "incentive stock options" (as defined in Section 422 of the Code), the exercise price, the number of shares purchasable pursuant to such options and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code. The duration and other terms of the new option shall be the same (other than as to vesting) as the original option except that all references to Long Beach shall be deemed to be references to Washington Mutual.

     2.10 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Washington Mutual, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Company, until thereafter amended in accordance with applicable law.

     2.11 Bylaws. At the Effective Time, the Bylaws of Washington Mutual, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company until thereafter amended in accordance with applicable law.

     2.12 Board of Directors. The directors of Washington Mutual immediately prior to the Effective Time shall continue to be the directors of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

     2.13 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" as that term is used in
Section 354 of the Code.

     2.14 Reservation of Right to Revise Transaction Structure. Washington Mutual may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such change to be desirable, including, without limitation, to provide for a merger of Long Beach with and into a Subsidiary of Washington Mutual in which such Subsidiary is the surviving corporation, provided, however, that no such change shall (A) alter or change the amount or kind of Merger Consideration to be received by holders of Long Beach Common Stock, or (B) materially and adversely affect (in the opinion of Washington Mutual's outside tax counsel and Long Beach's outside tax counsel) the anticipated tax consequences of the Merger to the holders of Long Beach Common Stock.

     2.15 Stock Option Agreement. As an inducement to Washington Mutual to continue to pursue the transactions contemplated by this Agreement, Long Beach will grant to Washington Mutual an option pursuant to the Stock Option Agreement, substantially in the form of Exhibit 2.15 hereto (the "Stock Option Agreement").

3.  EXCHANGE OF SHARES

     3.1 Washington Mutual to Make Shares Available. At or prior to the Effective Time, Washington Mutual shall deposit, or shall cause to be deposited, with a bank or trust company of recognized standing, or Washington Mutual's transfer agent (the "Exchange Agent"), for the benefit of the holders of Common Certificates, for exchange in accordance with this Section 3, certificates representing the shares of Washington Mutual Common Stock and cash, including an estimated amount of cash that may be payable in lieu of any fractional shares (such cash, including the cash payable in lieu of fractional shares of Washington Mutual Common Stock, and certificates for shares of Washington Mutual Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to
Section 2.5
and paid pursuant to Section 3.2(a) in exchange for outstanding shares of Long Beach Common Stock.

     3.2  Exchange of Shares.

        (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Common Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Common Certificates shall pass, only upon delivery of the Common Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Common Certificates in exchange for the Merger Consideration, into which the shares of Long Beach Common Stock represented by such Common Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Common Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Common Certificate shall be entitled to receive in exchange therefor, as applicable,
(i) a certificate representing that number of shares of Washington Mutual Common Stock to which such holder of Long Beach Common Stock shall have become entitled pursuant to the provisions of Section 2 hereof, and (ii) a check representing the amount of cash (if any) (including cash payable in lieu of fractional shares of Washington Mutual Common Stock, if any) which such holder has the right to receive in respect of the Common Certificate surrendered pursuant to the provisions of this Section 3, and the Common Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash (including cash payable in lieu of fractional shares).

        (b) No dividends or other distributions with a record date after the Effective Time with respect to Washington Mutual Common Stock shall be paid to the holder of any unsurrendered Common Certificate entitled to receive shares of Washington Mutual Common Stock hereunder until the holder thereof shall surrender such Common Certificate in accordance with this Section 3. After the surrender of a Common Certificate in accordance with this Section 3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Washington Mutual Common Stock represented by such Common Certificate.

        (c) If any certificate representing shares of Washington Mutual Common Stock is to be issued in the name of or cash is to be paid to a person other than the registered holder of the Common Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Common Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Washington Mutual Common Stock in the name of and payment of cash to any person other than the registered holder of the Common Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of Long Beach of the shares of Long Beach Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Common Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Washington Mutual Common Stock and payment of cash as provided in this Section 3.

        (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Washington Mutual Common Stock shall be issued upon the surrender for exchange of Common Certificates, no dividend or distribution with respect to Washington Mutual Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Washington Mutual. In lieu of the issuance of any such fractional share, Washington Mutual shall pay to each former holder of Long Beach Common Stock who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the Market Value of Washington Mutual Common Stock as of the date on which the Effective Time occurs by (ii) the fraction of a share of Washington Mutual Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 2.5 hereto. For purposes of determining any such fractional share interests, all shares of Long Beach Common Stock owned by any Long Beach stockholder shall be combined so as to calculate the maximum number of shares of Washington Mutual Common Stock issuable to such holder of Long Beach Common Stock.

        (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Long Beach for twelve months after the Effective Time shall be paid, at the request of Washington Mutual, to Washington Mutual. Any stockholders of Long Beach who have not theretofore complied with this Section 3 shall thereafter look only to Washington Mutual for payment of the shares of Washington Mutual Common Stock, cash (including cash in lieu of any fractional shares) and unpaid dividends and distributions on the Washington Mutual Common Stock deliverable in respect of each share of Long Beach Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Washington Mutual, Long Beach, the Exchange Agent or any other person shall be liable to any former holder of shares of Long Beach Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (g) In the event any Common Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Common Certificate to be lost, stolen or destroyed and, if required by Washington Mutual, the posting by such person of a bond in such amount as Washington Mutual may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Common Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Common Certificate the shares of Washington Mutual Common Stock and cash (including cash in lieu of fractional shares) deliverable in respect thereof pursuant to this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF LONG BEACH

     Long Beach hereby represents and warrants to Washington Mutual as follows:

     4.1  Corporate Organization.

        (a) Long Beach is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Long Beach has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification

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

necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect (as defined below) on Long Beach. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Long Beach, a material adverse effect on the business, results of operations, financial condition or prospects of Long Beach and its Subsidiaries taken as a whole or a material adverse effect on Long Beach's ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that a Material Adverse Effect on Long Beach shall not be deemed to have occurred as a result of (i) any changes in laws, regulations or United States generally accepted accounting principles ("GAAP") or (ii) any changes in general economic conditions affecting mortgage banking businesses or their holding companies generally. The copies of the Certificate of Incorporation and Bylaws of Long Beach which have previously been made available to Washington Mutual are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

        (b) Each Subsidiary of Long Beach (i) is duly organized and validly existing as a corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Long Beach, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     4.2  Capitalization.

        (a) The authorized capital stock of Long Beach consists of 150,000,000 shares of Long Beach Common Stock and 25,000,000 shares of preferred stock, par value $.001 per share (the "Long Beach Preferred Stock"). At the close of business on May 14, 1999, there were 22,609,618 shares of Long Beach Common Stock outstanding, no shares of Long Beach Preferred Stock outstanding and 2,400,982 shares of Long Beach Common Stock held in Long Beach's treasury. As of May 14, 1999, no shares of Long Beach Common Stock or Long Beach Preferred Stock were reserved for issuance, except for 3,750,000 shares of Long Beach Common Stock reserved for issuance upon the exercise of stock options pursuant to the Long Beach Stock Option Plan (including 750,000 shares in the Long Beach Stock Option Plan that are subject to stockholder approval) and 4,477,500 shares of Long Beach Common Stock reserved for issuance upon exercise of the Option (as defined in the Stock Option Agreement). All of the issued and outstanding shares of Long Beach Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 4.2(a) of the disclosure schedule of Long Beach delivered to Washington Mutual concurrently herewith (the "Long Beach Disclosure Schedule"), (ii) as provided in the Long Beach Rights Agreement (a true and correct copy of which, including all amendments thereto, has been made available to Washington Mutual), (iii) the Option and (iv) as set forth elsewhere in this Section 4.2(a), Long Beach does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Long Beach Common Stock or Long Beach Preferred Stock or any other equity securities of Long Beach or any securities representing the right to purchase or otherwise receive any shares of Long Beach Common Stock or Long Beach Preferred Stock. Except as set forth

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

in Section 4.2(a) of the Long Beach Disclosure Schedule, since May 14, 1999, Long Beach has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than the exercise of employee stock options granted prior to such date and as disclosed in Section 4.2(a) of the Long Beach Disclosure Schedule.

        (b) Section 4.2(b) of the Long Beach Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of Long Beach. Except as set forth in Section 4.2(b) of the Long Beach Disclosure Schedule, Long Beach owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Long Beach's Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever ("Liens"), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither Long Beach nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of Long Beach or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

        (c) Except as disclosed in Section 4.2(c) of the Long Beach Disclosure Schedule and for the ownership of Long Beach's Subsidiaries, neither Long Beach nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any depository institution (as defined in 12 U.S.C. sec.1813(c)), corporation, firm, partnership, joint venture or other entity.

     4.3  Authority; No Violation.

        (a) Long Beach has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Long Beach. The Board of Directors of Long Beach has directed that the agreement of merger (within the meaning of Section 252 of the DGCL) contained in this Agreement and the transactions contemplated hereby be submitted to Long Beach's stockholders for approval at a meeting of such stockholders and, except for the adoption of such agreement of merger by the affirmative vote of the holders of a majority of the voting power represented by the outstanding shares of Long Beach Common Stock, no other corporate proceedings on the part of Long Beach are necessary to approve this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Long Beach and (assuming due authorization, execution and delivery by Washington Mutual) each constitutes a valid and binding obligation of Long Beach, enforceable against Long Beach in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

        (b) Except as set forth in Section 4.3(b) of the Long Beach Disclosure Schedule, neither the execution and delivery of this Agreement or the Stock Option

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

Agreement by Long Beach nor the consummation by Long Beach of the transactions contemplated hereby or thereby, nor compliance by Long Beach with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Long Beach or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Long Beach or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Long Beach or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Long Beach or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on Long Beach.

     4.4 Consents and Approvals. Except for (i) approval of the listing of Washington Mutual Common Stock to be issued in the Merger on NYSE, (ii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of Long Beach's stockholders to be held to vote on approval of this Agreement and the Merger (the "Proxy Statement/Prospectus") and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "S-4") in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws, (iii) the filing of the Articles of Merger with the Washington Secretary pursuant to the WBCA and the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (iv) the adoption of the agreement of merger (within the meaning of Section 252 of the DGCL) contained in this Agreement by the requisite votes of the stockholders of Long Beach, (v) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (vi) the consents and approvals set forth in Section 4.4 of the Long Beach Disclosure Schedule, and
(viii) the consents and approvals of third parties which are not Governmental Entities (as defined below), the failure of which to obtain will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each a "Governmental Entity") or with any third party are necessary in connection with (A) the execution and delivery by Long Beach of this Agreement and (B) the consummation by Long Beach of the Merger and the other transactions contemplated hereby.

     4.5 Reports. Long Beach and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since May 2, 1997 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Long Beach and its Subsidiaries or as set forth in Section 4.5 of the Long Beach Disclosure Schedule, no Governmental Entity has

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

initiated any proceeding or, to the best knowledge of Long Beach, threatened an investigation into the business or operations of Long Beach or any of its Subsidiaries since May 2, 1997. Except as set forth in Section 4.5 of the Long Beach Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Long Beach or any of its Subsidiaries.

     4.6 Financial Statements. Long Beach has previously made available to Washington Mutual copies of (a) the consolidated balance sheets of Long Beach and its Subsidiaries, as of December 31, for the fiscal years 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in Long Beach's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Deloitte & Touche LLP, independent auditors with respect to Long Beach, and (b) the unaudited consolidated balance sheets of Long Beach and its Subsidiaries as of March 31, 1998 and March 31, 1999 and the related unaudited consolidated statements of operations, stockholders, equity and cash flows for the three-month periods then ended, as reported in Long Beach's Quarterly Report on Form 10-Q for the period ended March 31, 1999 filed with the SEC under the Exchange Act. Each of the financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 7.11 hereof (including the related notes, where applicable) will fairly present (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature or amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Long Beach and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 7.11 hereof (including the related notes, where applicable) will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 7.11 (including the related notes, where applicable) will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Long Beach and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     4.7 Broker's Fees. Except as set forth in Section 4.7 of the Long Beach Disclosure Schedule, neither Long Beach nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement. Copies of all agreements with each broker or finder listed in Section 4.7 of the Long Beach Disclosure Schedule have previously been furnished to Washington Mutual.

     4.8  Absence of Certain Changes or Events.

        (a) Except as publicly disclosed in the Long Beach Reports (as defined in Section 4.12) filed prior to the date hereof, or as set forth in Section 4.8(a) of the Long

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

Beach Disclosure Schedule, since December 31, 1998, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Long Beach.

        (b) Except as publicly disclosed in the Long Beach Reports filed prior to the date hereof, or as set forth in Section 4.8(b) of the Long Beach Disclosure Schedule, since December 31, 1998, Long Beach and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and neither Long Beach nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practice and except as required by applicable law, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer or director, other than persons newly hired for or promoted to such position, from the amount thereof in effect as of December 31, 1998, or granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, in each case to any such officer or director, other than pursuant to preexisting agreements, arrangements or bonus plans, or (ii) suffered any strike, work stoppage, slow-down or other labor disturbance.

     4.9  Legal Proceedings.

        (a) Except as set forth in Section 4.9(a) of the Long Beach Disclosure Schedule, neither Long Beach nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Long Beach's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Long Beach or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a significant possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Long Beach.

        (b) Except as set forth in Section 4.9(b) of the Long Beach Disclosure Schedule, there is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon Long Beach, any of its Subsidiaries or the assets of Long Beach or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Long Beach or the Surviving Company.

     4.10  Taxes.

        (a) Except as set forth in Section 4.10(a) of the Long Beach Disclosure
Schedule: (x) each of Long Beach and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of Long Beach (in accordance with GAAP) for all Taxes (as hereinafter defined) related to such Tax Returns; (y) no material deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to Long Beach or any of its Subsidiaries; and (z) there are no material Liens for Taxes upon the assets of either Long Beach or its Subsidiaries except for statutory liens for current Taxes not yet due.

        (b) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales,

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

transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

        (c) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes, including without limitation all information returns relating to Taxes of third parties.

        (d) Neither Long Beach nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code.

     4.11  Employees; Employee Benefit Plans.

        (a) Section 4.11(a) of the Long Beach Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement and any amendments or modifications thereof (including, without limitation, all stock purchase, stock option, severance, employment, change-in-control, health/welfare and Section 125 plans, fringe benefit, bonus, incentive, deferred compensation and other agreements, programs, policies and arrangements, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is maintained as of the date of this Agreement (the "Plans") by Long Beach or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with Long Beach would be deemed a "single employer' within the meaning of Section 4001 of ERISA.

        (b) Long Beach has previously made available to Washington Mutual true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial reports for each Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for each Plan.

        (c) Except as set forth in Section 4.11(c) of the Long Beach Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service or will be submitted for such determination within the applicable remedial amendment period, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Long Beach, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Long Beach, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) to the best knowledge of Long Beach no liability under Title IV of ERISA has been incurred by Long Beach, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full (other than payment of premiums not yet due to the Pension Benefit Guaranty Corporation (the "PBGC")), and no condition exists that presents a material risk to Long Beach, its Subsidiaries or any ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) to the best knowledge of Long Beach all contributions or other amounts payable by Long Beach or its Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) to the best knowledge of Long Beach neither Long Beach, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Long Beach, its Subsidiaries or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Long Beach there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on Long Beach.

        (d) Except as set forth in Section 4.11(d) of the Long Beach Disclosure Schedule, no Plan exists which provides for or could result in the payment to any Long Beach employee of any money or other property or rights or accelerate the vesting or payment of such amounts or rights to any Long Beach employee as a result of the transactions contemplated by this Agreement, including the Merger, whether or not such payment or acceleration would constitute a parachute payment within the meaning of Code Section 280G. Except as set forth in Section 4.11(d) of the Long Beach Disclosure Schedule, since December 31, 1998, neither Long Beach nor any of its Subsidiaries has taken any action that would result in the payment of any amounts, or the accelerated vesting of any rights or benefits, under any Plan set forth in Section 4.11(d) of the Long Beach Disclosure Schedule.

        (e) To the best knowledge of Long Beach, (i) except as set forth in
Section 4.11(e) of the Long Beach Disclosure Schedule, neither Long Beach nor any of its Subsidiaries is a party to or is bound by any contract, arrangement or understanding (whether written or oral) with respect to the employment or compensation of any (x) consultants receiving in excess of $50,000 annually and
(y) employees, and (ii) except as provided under the Plans set forth in Sections 4.11(d) and (e) of the Long Beach Disclosure Schedule and other agreements or arrangements set forth in Sections 4.11(d) and (e) of the Long Beach Disclosure Schedule, consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Long Beach or any Subsidiary to any officer or employee thereof. Long Beach has previously delivered or made available to Washington Mutual true and complete copies of all consulting agreements calling for payments in excess of $50,000 annually and employment and deferred compensation agreements (or forms thereof) that are in writing to which Long Beach or any of its Subsidiaries is a party.

        (f) Except as set forth in Section 4.11(f) of the Long Beach Disclosure Schedule, no current employee of Long Beach or any of its Subsidiaries received aggregate remuneration (bonus, salary and commission) in excess of $200,000 for 1998 or would reasonably be expected to receive aggregate remuneration (excluding severance or other payments which, pursuant to an agreement or arrangement set forth in Section 4.11(e) of the Long Beach Disclosure Schedule, are made as a result of consummation of the transactions contemplated by this Agreement, either alone or upon the occurrence of any additional acts or events) in excess of $200,000 in 1999.

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

     4.12 SEC Reports. Long Beach has previously made available to Washington Mutual an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 and prior to the date hereof by Long Beach or any of its Subsidiaries with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Long Beach Reports"), and no such registration statement, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Long Beach and its Subsidiaries have timely filed all Long Beach Reports and other documents required to be filed by them under the Securities Act and the Exchange Act, and, as of their respective dates, all Long Beach Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     4.13 Compliance with Applicable Law. Except as disclosed in Section 4.13 of the Long Beach Disclosure Schedule, Long Beach and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in violation in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Long Beach or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Long Beach, and neither Long Beach nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Long Beach. Set forth in Section
4.13 of the Long Beach Disclosure Schedule is a list of all states where Long Beach or any of its Subsidiaries holds a consumer finance company, consumer credit company, mortgage company, banking or similar license or charter, together with a description of the license or charter held.

     4.14  Certain Contracts.

        (a) Except as publicly disclosed in the Long Beach Reports filed prior to the date hereof or as set forth in Section 4.14(a) of the Long Beach Disclosure Schedule, neither Long Beach nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which limits the freedom of Long Beach or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or (iii) with or to a labor union or guild (including any collective bargaining agreement). Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not publicly disclosed in the Long Beach Reports filed prior to the date hereof or set forth in Section 4.14(a) of the Long Beach Disclosure Schedule, is referred to herein as a "Long Beach Contract," and neither Long Beach nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Long Beach. Long Beach has made available all contracts which involved payments by Long Beach or any of its Subsidiaries in fiscal year 1998 of more than $500,000 or which could reasonably be expected to involve payments during fiscal year 1999 of more than $500,000.

        (b) Except as set forth in Section 4.14(b) of the Long Beach Disclosure Schedule, each Long Beach Contract is valid and binding and in full force and effect, (ii) Long Beach and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Long Beach Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of Long Beach or any of its Subsidiaries under any such Long Beach Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Long Beach.

     4.15  Agreements with Regulatory Agencies. Except as set forth in Section
4.15 of the Long Beach Disclosure Schedule, neither Long Beach nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section
4.15 of the Long Beach Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Long Beach or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Long Beach is in full compliance with the settlement agreement dated September 5, 1996 between Long Beach's predecessor and the United States Department of Justice.

     4.16 Undisclosed Liabilities. Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Long Beach included in the Long Beach Form 10-K for the year ended December 31, 1998 or (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1998, neither Long Beach nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all the liabilities not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on Long Beach.

     4.17 Rights Agreement; Anti-takeover Provisions. Long Beach has taken all necessary action so that the entering into of this Agreement, the consummation of the transactions contemplated hereby, the entering into of the Stock Option Agreement and the exercise of the Option (as defined therein) do not and will not result in the grant of any rights to any person under the Long Beach Rights Agreement or enable or require the Long Beach Rights to be exercised, distributed or triggered. The Board of Directors of Long Beach has taken all necessary action so that the provisions of Section 203 of the DGCL (and any applicable provisions of the takeover laws of any other state) do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby, the Stock Option Agreement or the exercise of the Option.

     4.18 Long Beach Information. The information relating to Long Beach and its Subsidiaries to be provided by Long Beach for inclusion in the Proxy Statement/ Prospectus and the S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to Washington Mutual or any of its

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Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     4.19  Title to Property.

        (a) Real Property. Section 4.19(a) of the Long Beach Disclosure Schedule contains a description of all interests in real property (other than real property security interests received in the ordinary course of business or real property acquired through foreclosure or deed in lieu thereof of other realization proceedings ("REO")), whether owned, leased or otherwise claimed, including a list of all leases of real property, in which Long Beach or any Subsidiary thereof has or claims in interest as of the date of this Agreement and any guarantees of any such leases by any of such parties. True and complete copies of such leases have previously been delivered or made available to Washington Mutual, together with all amendments, modifications, agreements or other writings related thereto which are in the possession of Long Beach or any Subsidiary thereof. Except as disclosed on Section 4.19(a) of the Long Beach Disclosure Schedule, to the best knowledge of Long Beach, each such lease is valid and binding as between Long Beach or a Subsidiary thereof and the other party or parties thereto, and the occupant is a tenant or possessor in good standing thereunder, free of any default or breach whatsoever (except as otherwise disclosed on Section 4.19(a) of the Long Beach Disclosure Schedule) and quietly enjoys the premises provided for therein. Except as disclosed on
Section 4.19(a) of the Long Beach Disclosure Schedule, Long Beach and its Subsidiaries have owner's policies of title insurance insuring them to be the owners of all real property owned by them on the date of this Agreement, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except liens for current taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations of financial condition of Long Beach and its Subsidiaries are in substantially good condition and repair.

        (b) Personal Property. Long Beach and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them on the date hereof, free and clear of all liens, pledges, charges or encumbrances of any nature whatsoever except as publicly disclosed in the Long Beach Reports filed prior to the date hereof or as disclosed on Section 4.19(b) of the Long Beach Disclosure Schedule. With respect to personal property used in the business of Long Beach and its Subsidiaries which is leased rather than owned, neither Long Beach nor any Subsidiary thereof is in default under the terms of any such lease the loss of which would have a Material Adverse Effect on Long Beach.

     4.20 Insurance. Section 4.20 of the Long Beach Disclosure Schedule contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of the Long Beach and its Subsidiaries (other than insurance policies under which Long Beach or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific Loans and mortgage insurance policies on specific Loans). Long Beach and its Subsidiaries are in compliance with all of the material provisions of their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth on Section
4.20 of the Long Beach Disclosure

Schedule, Long Beach or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid.

     4.21 Environmental Liability. Except as set forth in Section 4.21 of the Long Beach Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Long Beach or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the "Environmental Laws"), pending or, to the knowledge of Long Beach, threatened against Long Beach or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Long Beach. To the knowledge of Long Beach, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Long Beach. To the knowledge of Long Beach, during or prior to the period of (i) its or any of its Subsidiaries, ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries, participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Long Beach. Neither Long Beach nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Long Beach.

     4.22 Opinion of Financial Advisor. Long Beach has received the opinion of Friedman, Billings, Ramsey & Co., Inc., dated May 18, 1999, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Long Beach Common Stock.

     4.23 Patents, Trademarks, Etc. Long Beach and each of its Subsidiaries owns or possesses all legal rights to use all proprietary rights, including without limitation all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Except for the agreements listed on Section 4.23 of the Long Beach Disclosure Schedule, neither Long Beach nor any of its Subsidiaries is bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither Long Beach nor any of its Subsidiaries has received any communications alleging that any of them has violated or would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

     4.24  Loan Matters

        (a) All evidences of indebtedness ("Loans") reflected as assets on the books and records of Long Beach and its Subsidiaries were, as of March 31, 1999 and will be as of the Closing Date, in all respects legal, valid and binding obligations of the respective obligors named therein and no such indebtedness is subject to any defenses which have been or may be asserted, except for defenses arising from applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and general principles of equity.

        (b) Each Loan outstanding at any time since May 2, 1997 and each commitment to extend credit has been solicited and originated and is administered and serviced in all material respects in accordance with the relevant loan documents, Long Beach's underwriting standards and in material compliance with all applicable requirements of federal, state and local laws, regulations and rules.

        (c) None of the agreements pursuant to which Long Beach or any Subsidiary has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loans (other than a first payment default). Except as disclosed in Section 4.24(c) of the Long Beach Disclosure Schedule, neither Long Beach nor any of its Subsidiaries is in default under any such agreement or has received any notice alleging default.

        (d) All brokers and other third parties who originate or have originated Loans since May 2, 1997 have all required licenses and approvals from all jurisdictions requiring licenses and approvals and to the best knowledge of Long Beach, have complied and are not in violation of any applicable law, regulation, order, rule, policy or guideline of any Governmental Entity.

        (e) Neither Long Beach nor any Long Beach Subsidiary has since May 2, 1997 entered into any agreement, arrangement or commitment to securitize Loans.

        (f) Since May 2, 1997, the practices of Long Beach and its Subsidiaries with respect to compensation paid to mortgage brokers comply with the policy statement issued by Department of Housing and Urban Development ("HUD") in March 1999.

        (g) Long Beach is an approved residential subprime loan servicer by Standard & Poor's, is an approved FNMA seller/servicer and is licensed as a non-supervised mortgagee by HUD.

     4.25 Year 2000 Compliance. All computer hardware and software owned, used or licensed by Long Beach or any of its Subsidiaries, including but not limited to system and application programs, files, databases and computer services, the failure or disfunctionality of which would individually or in the aggregate have a Material Adverse Effect on Long Beach, is Year 2000 Compliant. "Year 2000 Compliant" means that such hardware and software will (a) correctly process date data from at least January 1, 1900 through December 31, 2000 without error or interruption due to date, (b) maintain functionality with respect to the input, storing, processing or output of records or data containing dates falling on or after January 1, 2000, and (c) be interoperable with other Year 2000 compliant hardware or software owned, used or licensed by Long Beach or any of its Subsidiaries which may deliver records to, receive records from or otherwise interact with such hardware or software in the course of processing records or data.

     4.26 Labor Matters. Neither Long Beach nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Long Beach or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Long Beach or any such Subsidiary to bargain with any labor

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

organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to Long Beach's knowledge, threatened, nor is Long Beach aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

5.  REPRESENTATIONS AND WARRANTIES OF WASHINGTON MUTUAL

     Washington Mutual hereby represents and warrants to Long Beach as follows:

     5.1 Corporate Organization. Washington Mutual is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Washington Mutual has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect (as defined below) on Washington Mutual. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Washington Mutual, a material adverse effect on the business, results of operations, financial condition or prospects of Washington Mutual and its Subsidiaries taken as a whole or a material adverse effect on Washington Mutual's ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that a Material Adverse Effect on Washington Mutual shall not be deemed to have occurred as a result of (i) any changes in laws, regulations or GAAP or
(ii) any changes in general economic conditions affecting banks, savings associations or their holding companies generally. The copies of the Articles of Incorporation and Bylaws of Washington Mutual which have previously been made available to Long Beach are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     5.2 Capitalization. The authorized capital stock of Washington Mutual consists of 1,600,000,000 shares of Washington Mutual Common Stock and 10,000,000 shares of preferred stock, no par value ("Washington Mutual Preferred Stock"). At the close of business on April 30, 1999, there were 594,850,100 shares of Washington Mutual Common Stock outstanding and no shares of Washington Mutual Preferred Stock outstanding. As of April 30, 1999, no shares of Washington Mutual Common Stock or Washington Mutual Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Washington Mutual Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 5.2(a) of the disclosure schedule of Washington Mutual delivered to Long Beach concurrently herewith (the "Washington Mutual Disclosure Schedule"), (ii) as provided in the Rights Agreement, dated as of October 16, 1990, between Washington Mutual and First Interstate Bank of Washington (as amended and supplemented, the "Washington Mutual Rights Agreement"), and (iii) as set forth elsewhere in this Section 5.2(a), Washington Mutual does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Washington Mutual Common Stock or Washington Mutual Preferred Stock or any other equity securities of Washington Mutual or any securities representing the right to purchase or otherwise receive any shares of Washington Mutual Common Stock or Washington Mutual Preferred Stock. The shares of Washington

Mutual Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     5.3  Authority; No Violation.

        (a) Washington Mutual has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby (including the issuance of the Washington Mutual Common Stock constituting Merger Consideration) and thereby have been duly and validly approved by the Board of Directors of Washington Mutual and no other corporate proceedings on the part of Washington Mutual are necessary to approve this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Washington Mutual and (assuming due authorization, execution and delivery by Long Beach) each constitutes a valid and binding obligation of Washington Mutual, enforceable against Washington Mutual in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

        (b) Except as set forth in Section 5.3(b) of the Washington Mutual Disclosure Schedule, neither the execution and delivery of this Agreement or the Stock Option Agreement by Washington Mutual, nor the consummation by Washington Mutual of the transactions contemplated hereby or thereby, nor compliance by Washington Mutual with any of the terms or provisions hereof or thereof, will
(i) violate any provision of the Articles of Incorporation or Bylaws of Washington Mutual or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in
Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Washington Mutual or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Washington Mutual or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Washington Mutual or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on Washington Mutual.

     5.4 Consents and Approvals. Except for (i) approval of the listing of the Washington Mutual Common Stock to be issued in the Merger on the NYSE, (ii) the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the S-4, (iii) the filing of the Articles of Merger with the Washington Secretary pursuant to the WBCA and the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (iv) the adoption of the agreement of merger (within

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

the meaning of Section 252 of the DGCL) contained in this Agreement by the requisite votes of the stockholders of Long Beach, (v) the applicable requirements of the HSR Act, (vi) the consents and approvals set forth in
Section 5.4 of the Washington Mutual Disclosure Schedule, and (vii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to obtain will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by Washington Mutual of this Agreement and (B) the consummation by Washington Mutual of the Merger and the other transactions contemplated hereby.

     5.5 Reports. Washington Mutual and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with any Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 5.5 of the Washington Mutual Disclosure Schedule and except for normal examinations conducted by a Governmental Entity in the regular course of the business of Washington Mutual and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the best knowledge of Washington Mutual, investigation into the business or operations of Washington Mutual or any of its Subsidiaries since January 1, 1997. There is no material unresolved violation, criticism, or exception by any Government Entity with respect to any report or statement relating to any examinations of Washington Mutual or any of its Subsidiaries.

     5.6 Financial Statements. Washington Mutual has previously made available to Long Beach copies of (a) the consolidated balance sheets of Washington Mutual and its Subsidiaries, as of December 31, for the fiscal years 1997 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in Washington Mutual's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Deloitte & Touche, LLP, independent public accountants with respect to Washington Mutual, and (b) the unaudited consolidated balance sheets of Washington Mutual and its Subsidiaries as of March 31, 1998 and March 31, 1999 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the three-month periods then ended, as reported in Washington Mutual's Quarterly Report on Form 10-Q for the period ended March 31, 1999 filed with the SEC under the Exchange Act. Each of the financial statements referred to in this Section
5.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 7.11 hereof (including the related notes, where applicable) will fairly present (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Washington Mutual and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 7.11 hereof (including the related notes, where applicable) will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such financial statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 7.11 (including the related notes, where applicable) will be, prepared in accordance with GAAP consistently applied during

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

the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Washington Mutual and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     5.7 Broker's Fees. Except as set forth in Section 5.7 of the Washington Mutual Disclosure Schedule, neither Washington Mutual nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

     5.8 Absence of Certain Changes or Events. Except as publicly disclosed in Washington Mutual Reports (as defined in Section 5.10) filed prior to the date hereof or as set forth in Section 5.8 of the Washington Mutual Disclosure Schedule, since March 31, 1999, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Washington Mutual.

     5.9  Legal Proceedings.

        (a) Neither Washington Mutual nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Washington Mutual's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Washington Mutual or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a significant possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Washington Mutual.

        (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Washington Mutual, any of its Subsidiaries or the assets of Washington Mutual or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Washington Mutual.

     5.10 SEC Reports. Washington Mutual has previously made available to Long Beach an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1998 and prior to the date hereof by Washington Mutual with the SEC pursuant to the Securities Act or the Exchange Act (the "Washington Mutual Reports"), and no such registration statement, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Washington Mutual has timely filed all Washington Mutual Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Washington Mutual Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     5.11 Compliance with Applicable Law. Except as disclosed in Section 5.11 of the Washington Mutual Disclosure Schedule, Washington Mutual and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any

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Governmental Entity relating to Washington Mutual or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Washington Mutual, and neither Washington Mutual nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on Washington Mutual.

     5.12  Agreements with Regulatory Agencies. Except as set forth in Section
5.12 of the Washington Mutual Disclosure Schedule, neither Washington Mutual nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section
5.12 of the Washington Mutual Disclosure Schedule, a "Washington Mutual Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Washington Mutual or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     5.13 Washington Mutual Information. The information relating to Washington Mutual and its Subsidiaries to be provided by Washington Mutual to be contained in the Proxy Statement/Prospectus and the S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/ Prospectus (except for such portions thereof that relate only to Long Beach or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

6. COVENANTS RELATING TO CONDUCT OF BUSINESS

     6.1 Conduct of Businesses Prior to the Effective Time. Except as set forth in Section 6.1 or 6.2 of the Long Beach Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Long Beach shall, and shall cause each of its Subsidiaries to,
(i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and
(iii) take no action which would reasonably be expected to adversely affect or delay its ability to obtain any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby.

     6.2 Long Beach Forbearances. Except as set forth in Section 6.2 of the Long Beach Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this

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Agreement to the Effective Time, Long Beach shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Washington Mutual:

        (a) adjust, split, combine or reclassify any capital stock; set any record or payment dates for the payment of any dividends or distributions on its capital stock except in the ordinary and usual course of business consistent with past practice; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or except as otherwise permitted by this paragraph (a) grant any stock appreciation rights or grant any individual, corporation, joint venture or other entity any right to acquire any shares of its capital stock (except for dividends paid by any of the wholly owned Subsidiaries of Long Beach to Long Beach or any of its wholly owned Subsidiaries); or issue any additional shares of capital stock except pursuant to the exercise of stock options outstanding as of the date hereof;

        (b) incur any indebtedness for borrowed money, other than short-term borrowings pursuant to warehouse and similar credit facilities in effect on the date of this Agreement or any replacement facilities with commercially reasonable terms as credit facilities existing as of the date hereof, or sell, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any individual, corporation or other entity (other than a direct wholly owned Subsidiary), or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case that is material to such party, except (i) in the ordinary course of business consistent with past practice or (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2 of the Long Beach Disclosure Schedule;

        (c) make any acquisition or investment, whether by purchase or other acquisition of stock or other equity interests, by merger, consolidation or other business combination, or by contributions to capital, or make any property transfers or material purchases of any property or assets, in or from any other individual, corporation, joint venture or other entity other than a wholly owned Subsidiary of Long Beach;

        (d) enter into, renew or terminate any contract or agreement, other than loans made in the ordinary course of business, that calls for aggregate annual payments of $200,000 and which is not either (i) terminable at will on 60 days or less notice without payment of a penalty in excess of $50,000 or (ii) has a term of less than one year; or make any material change in any of its leases or contracts, other than renewals of contracts or leases for a term of one year or less without material adverse changes to the terms thereof;

        (e) other than general salary increases consistent with past practices for employees other than executive officers, increase in any material respect the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend (other than amendments required by law) or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or accelerate the vesting of any stock options or other stock-based compensation;

        (f) authorize or permit any of its officers, directors, employees, representatives or agents (collectively, "Representatives") to directly or indirectly solicit, initiate or encourage any inquiries relating to or that may reasonably be expected to lead to, or the making of any proposal which constitutes, a Takeover Proposal (as defined below), or recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such Takeover Proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal; provided, however, that, at any time prior to the time its stockholders shall have voted to approve this Agreement and the Merger, Long Beach may, and may authorize and permit its Representatives to, provide third parties with nonpublic information and participate in discussions and negotiations with any third party in response to a Takeover Proposal which was not solicited subsequent to the date hereof, if Long Beach's Board of Directors, based on the advice of its financial advisers and outside counsel, has determined in its reasonable good faith judgment that the failure to do so would constitute a breach of its fiduciary duties. Long Beach shall (i) advise Washington Mutual orally (within one day) and in writing (as promptly as practicable) of the receipt after the date hereof of any Takeover Proposal by it or by any of its Subsidiaries or any of its Representatives and (ii) unless its Board of Directors, based on the advice of its financial advisers and outside counsel, has determined in its reasonable good faith judgment that such action would constitute a breach of its fiduciary duties, inform Washington Mutual orally and in writing, as promptly as practicable after the receipt thereof, of the material terms and conditions of any such Takeover Proposal (including the identity of the party making such inquiry or proposal) and shall keep Washington Mutual informed of the status (including any changes in the material terms and conditions) thereof. Long Beach shall not furnish any nonpublic information to any other party pursuant to this
Section 6.2(f) except pursuant to the terms of a confidentiality agreement containing terms substantially identical to the terms contained in the Confidentiality Agreement (as defined in Section 7.2(b) hereof). Long Beach will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Washington Mutual with respect to any Takeover Proposal and require the return (or if permitted by the terms of the applicable confidentiality agreement, the certified destruction) of all confidential information previously provided to such parties. As used in this Agreement, "Takeover Proposal" shall mean any inquiry, proposal or offer relating to any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Long Beach or any of its Subsidiaries or the acquisition in any manner of 25% or more of the voting stock or equity, or a substantial portion of the assets, of Long Beach or any of its Subsidiaries, other than the transactions contemplated by this Agreement;

        (g) make any capital expenditures in excess of (A) $200,000 per project or related series of projects or (B) $400,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

        (h) except in the ordinary course of business, make application for the opening, relocation or closing of any, or open, relocate or close any, office or loan production or servicing facility;

        (i) make or acquire any loan or issue a commitment for any loan except for loans and commitments that are made in the ordinary course of business consistent with past practice, or agree to guarantee the obligations of any other persons;

        (j) except as otherwise expressly permitted elsewhere in this Section 6.2, engage or participate in any material transaction or incur or sustain any material obligation not in the ordinary course of business;

        (k) except as otherwise expressly permitted hereby, foreclose upon or otherwise acquire (whether by deed in lieu of foreclosure or otherwise) any real property (other than 1-to-4 family residential properties in the ordinary course of business);

        (l) settle any claim, action or proceeding involving monetary damages, except in the ordinary course of business consistent with past practice, or agree or consent to the issuance of any injunction, decree, order or judgment restricting its business or operations;

        (m) amend its certificate of incorporation, bylaws or similar governing documents or the Long Beach Rights Agreement, or redeem or agree to redeem the Long Beach Rights;

        (n) except in the ordinary course of business consistent with past practice, materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

        (o) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) hedging its loan positions or commitments;

        (p) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Section 8 not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

        (q) make any changes in its accounting methods, practices or policies, except as may be required under law, rule, regulation or GAAP, in each case as concurred in by Long Beach's independent public accountants;

        (r) enter into any securitizations of any loans; or

        (s) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

     6.3 No Fundamental Washington Mutual Changes. Except as expressly contemplated or permitted by this Agreement and except for amendments to its articles of incorporation approved at its annual meeting of shareholders held on April 20, 1999, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Washington Mutual shall not, without the prior written consent of Long Beach, amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Long Beach Common Stock, or agree to, or make any commitment to, take any such action.

7.  ADDITIONAL AGREEMENTS

     7.1  Regulatory Matters.

        (a) Washington Mutual and Long Beach shall promptly prepare and file with the SEC the Proxy Statement/Prospectus and the S-4, in which the Proxy Statement/ Prospectus will be included as a prospectus. Each of Washington Mutual and Long Beach shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Long Beach shall thereafter mail the Proxy Statement/Prospectus to its stockholders.

        (b) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

        (c) Washington Mutual and Long Beach shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of Washington Mutual, Long Beach or any of their respective Subsidiaries to any Governmental Entity in connection with the merger and the other transactions contemplated by this Agreement.

        (d) Washington Mutual and Long Beach shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 8.1(c) below) will not be obtained or that the receipt of any such approval will be materially delayed.

     7.2  Access to Information.

        (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Long Beach shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of Washington Mutual access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, Long Beach shall, and shall cause its Subsidiaries to, make available to Washington Mutual (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking, mortgage lending, real estate or consumer finance or protection laws (other than reports or documents which Long Beach is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither Long Beach nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        (b) Washington Mutual shall hold all information furnished by Long Beach or any of its Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated November 3, 1998, between Washington Mutual and Long Beach (the "Confidentiality Agreement").

        (c) During the 30-day period prior to the Closing and from time to time after the date of this Agreement upon Long Beach's reasonable request, Long Beach and its Representatives shall have a reasonable opportunity to conduct an update of their due diligence review of Washington Mutual and its Subsidiaries. In order to permit such due diligence update, upon reasonable notice and subject to applicable laws relating to the exchange of information, Washington Mutual shall afford Long Beach and its Representatives reasonable access, during normal business hours during such 30-day period, to all its properties, books, contracts and records relating to the assets, stock ownership, properties, obligations, operations and liabilities of Washington Mutual and its Subsidiaries in which Long Beach may have a reasonable interest. Washington Mutual and its Subsidiaries shall not be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of Washington Mutual or any of its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        (d) No investigation by either of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

     7.3 Stockholder Approval. Long Beach shall duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as practicable following the date hereof for the purpose of obtaining the requisite stockholder approval required in connection with this Agreement and the Merger. Long Beach shall, through its Board of Directors, recommend to its stockholders approval of the Merger; provided, however, that this Section 7.3 shall not prohibit accurate disclosure by Long Beach of information that is required in the Proxy Statement/Prospectus or any other document required to be filed with the SEC (including without limitation a disclosure statement on Schedule 14D-9) or otherwise required by applicable law or regulation or the rules of The Nasdaq Stock Market to be publicly disclosed.

     7.4  Legal Conditions to Merger.

        (a) Subject to the terms and conditions of this Agreement, each of Washington Mutual and Long Beach shall, and shall cause its Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Section 8 hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Long Beach or Washington Mutual or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

        (b) Subject to the terms and conditions of this Agreement, each of Washington Mutual and Long Beach agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which Washington

Mutual or Long Beach is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Section 8 hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

     7.5 Affiliates. Long Beach shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Long Beach to deliver to Washington Mutual, as soon as practicable after the date of this Agreement, and in any event prior to the date of the stockholders meeting called by Long Beach pursuant to Section 7.3 hereof, a written agreement, in the form and substance reasonably satisfactory to Washington Mutual, relating to required transfer restrictions on the Washington Mutual Common Stock received by them in the Merger.

     7.6 Stock Exchange Listing. Washington Mutual shall use its best efforts to cause the shares of Washington Mutual Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     7.7  Employees; Employee Benefit Plans.

        (a) Washington Mutual shall, from and after the Effective Time, (i) comply with the Plans in accordance with their terms, (ii) provide former employees of Long Beach and its Subsidiaries who remain as employees of Washington Mutual or its Subsidiaries credit for years of service with Long Beach or any of its Subsidiaries (and their predecessors) prior to the Effective Time for the purpose of eligibility and vesting and (iii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Plans) and eligibility waiting periods under group health plans of Washington Mutual to be waived with respect to former employees of Long Beach who remain as employees of Washington Mutual or its Subsidiaries (and their eligible dependents) and who become participants in such group health plans. Nothing in this Section 7.7 shall be interpreted as preventing Washington Mutual or its Subsidiaries from amending, modifying or terminating any Plans or other contracts, arrangements, commitments or understandings, in a manner consistent with their terms and applicable law.

        (b) Long Beach agrees to amend its 401(k) plan prior to the Effective Time so that participant loans are no longer available.

        (c) If it is necessary under the Skadden, Arps, Slate, Meagher & Flom LLP, SEC No-Action Letter, Fed. Sec. L. Rep. (CCH) para. 77,515 (Jan. 12, 1999), for Washington Mutual's Board of Directors to approve the Merger to permit the acquisition of Washington Mutual Common Stock and options to purchase Washington Mutual Common Stock by directors, officers or employees of Long Beach who become directors or officers of Washington Mutual following the Effective Time to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3(d), then Washington Mutual's Board of Directors shall adopt appropriate resolutions prior to the Effective Time.

     7.8  Indemnification; Directors' and Officers' Insurance.

        (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of Long Beach or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Long Beach, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond to such proceedings to the extent set forth in the next sentence. It is understood and agreed that after the Effective Time, Washington Mutual shall indemnify and hold harmless, as and to the fullest extent permitted by the corporate governance documents of Long Beach or its Subsidiaries as of the date hereof and by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Parry to the fullest extent permitted by law upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is finally and unappealably determined that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time) (collectively, "Claims"), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Washington Mutual; provided, however, that (1) Washington Mutual shall have the right to assume the defense thereof and upon such assumption Washington Mutual shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Washington Mutual elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Washington Mutual and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Washington Mutual shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Washington Mutual shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties,
(3) Washington Mutual shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and
(4) Washington Mutual shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by the corporate governance documents of Long Beach or its Subsidiaries or applicable law. Any Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Washington Mutual thereof, provided that the failure to so notify shall not affect the obligations of Washington Mutual under this Section 7.8 except (and only) to the extent such failure to notify materially prejudices Washington Mutual.

        (b) Without limiting any of the obligations under paragraph (a) of this
Section 7.8, Washington Mutual agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in Long Beach's Certificate of Incorporation or Bylaws or in the similar governing documents of any of Long Beach's Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto; provided, however, that nothing contained in this Section 7.8(b) shall be deemed to preclude the liquidation, consolidation or merger of Long Beach or any Subsidiary thereof, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against Washington Mutual. Nothing contained in this Section 7.8(b) shall be deemed to preclude any rights to indemnification or limitations on liability provided in Long Beach's Certificate of Incorporation or Bylaws or the similar governing documents of any of Washington Mutual's Subsidiaries with respect to matters occurring subsequent to the Effective Time to the extent that the provisions establishing such rights or limitations are not otherwise amended to the contrary.

        (c) Washington Mutual shall use its best efforts to cause the persons serving as officers and directors of Long Beach immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Date by the directors' and officers' liability insurance policy maintained by Long Beach (provided that Washington Mutual may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Long Beach than the terms and conditions of such existing policy and provided further that in no event will Washington Mutual be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Long Beach for such insurance) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

        (d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     7.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Washington Mutual and a Subsidiary of Long Beach) or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Washington Mutual.

     7.10 Advice of Changes. Washington Mutual and Long Beach shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

     7.11  Subsequent Interim and Annual Financial Statements.

        (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth quarter of a fiscal year) or 90 days after the end of each fiscal year ending after the date of this Agreement, each party will deliver to the other party its Quarterly Report on Form 10-Q or its Annual Report on Form 10-K, as the case may be, as filed with the SEC under the Exchange Act.

        (b) As soon as reasonably practicable and as soon as they are available, but in no event more than 30 days, after the end of each calendar month ending after the date of this Agreement, Long Beach shall furnish to Washington Mutual
(i) consolidated and consolidating financial statements (including balance sheet, statement of operations and stockholders' equity) of Long Beach and each of its Subsidiaries as of and for such month then ended, (ii) servicing reports regarding cash flows, delinquencies and foreclosures on asset pools serviced or master serviced by Long Beach or any of its Subsidiaries, and (iii) any internal management reports relating to the foregoing. All information furnished by Long Beach to Washington Mutual pursuant to this Section 7.11(b) shall be held in confidence by Washington Mutual to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

8. CONDITIONS PRECEDENT

     8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) Stockholder Approval. The agreement of merger contained in this Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of Long Beach entitled to vote thereon.

        (b) NYSE Listing. The shares of Washington Mutual Common Stock which shall be issued to the stockholders of Long Beach upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

        (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, including under the HSR Act, shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

        (d) S-4 Effectiveness. The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

        (f) Federal Tax Opinion. Washington Mutual and Long Beach shall have received an opinion, dated as of the Effective Date, of Foster Pepper & Shefelman PLLC in a form and substance reasonably satisfactory to Washington Mutual and Long Beach with respect to federal income tax laws substantially to the effect set forth in Annex A hereto.

     8.2 Conditions to Obligations of Washington Mutual. The obligations of Washington Mutual to effect the Merger are also subject to the satisfaction or waiver by Washington Mutual at or prior to the Effective Time of the following conditions:

        (a) Representations and Warranties. The representations and warranties of Long Beach set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than the representations and warranties contained in Section 4.2(a), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Long Beach and its Subsidiaries taken as a whole. Washington Mutual shall have received a certificate signed on behalf of Long Beach by the Chief Executive Officer and Chief Financial Officer of Long Beach to the foregoing effect.

        (b) Performance of Obligations of Long Beach. Long Beach shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Washington Mutual shall have received a certificate signed on behalf of Long Beach by the Chief Executive Officer and the Chief Financial Officer of Long Beach to such effect.

        (c) Long Beach Rights Agreement. The Long Beach Rights issued pursuant to the Long Beach Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

        (d) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on Long Beach, the Surviving Company or Washington Mutual or prevent Washington Mutual from realizing substantially all of the contemplated benefits of the transactions contemplated by this Agreement.

        (e) Director Resignations. Washington Mutual shall have received resignations from each director of Long Beach and each of its Subsidiaries, except to the extent otherwise requested by Washington Mutual.

        (f) Employment Agreements. Each of the employment agreements entered into at the date of this Agreement between Washington Mutual and the Long Beach executives set forth on Annex B shall be in full force and effect and there shall have been no default by any employee thereunder.

        (g) Noncompetition Agreements. Each of the noncompetition agreements entered into at the date of this Agreement between Washington Mutual and the Long Beach executives set forth on Annex C shall be in full force and effect and there shall have been no default by any employee thereunder.

     8.3 Conditions to Obligations of Long Beach. The obligation of Long Beach to effect the Merger is also subject to the satisfaction or waiver by Long Beach at or prior to the Effective Time of the following conditions:

        (a) Representations and Warranties. The representations and warranties of Washington Mutual set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Washington Mutual and its Subsidiaries taken as a whole. Long Beach shall have received a certificate signed on behalf of Washington Mutual by the chief Executive Officer and the Chief Financial Officer of Washington Mutual to the foregoing effect.

        (b) Performance of Obligations of Washington Mutual. Washington Mutual shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Long Beach shall have received a certificate signed on behalf of Washington Mutual by the Chief Executive Officer and the Chief Financial Officer of Washington Mutual to such effect.

9. TERMINATION AND AMENDMENT

     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

        (a) by mutual consent of Washington Mutual and Long Beach in a written instrument, if the Board of Directors of each so determines;

        (b) by either Washington Mutual or Long Beach if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

        (c) by either Washington Mutual or Long Beach if the Effective Time shall not have occurred on or before December 31, 1999, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; provided, however, if the failure of the Effective Time to occur by December 31, 1999 is solely due to the failure to satisfy the condition set forth in Section 8.1(c), then the termination right set forth in this Section 9.1(c) shall not be exercisable until March 31, 2000;

        (d) by either Washington Mutual or Long Beach (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 8 hereof;

        (e) by either Washington Mutual or Long Beach if any approval of the stockholders of Long Beach contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

        (f) by the Board of Directors of Washington Mutual, if the Board of Directors of Long Beach shall have withdrawn, modified or changed in a manner adverse to Washington Mutual its approval or recommendation of this Agreement and the transactions contemplated hereby or if a Change of Control (as defined below) of Long Beach shall have occurred;

        (g) by the Board of Directors of Washington Mutual if a tender offer or exchange offer for 25% or more of the outstanding shares of Long Beach Common Stock is commenced (other than by Washington Mutual or a Subsidiary thereof), and the Board of Directors of Long Beach recommends that the stockholders of Long Beach tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within 10 Business Days after the commencement thereof (which, in the case of an exchange offer, shall be the effective date of the registration statement relating to such exchange offer);

        (h) by the Board of Directors of Long Beach prior to the date on which the stockholders of Long Beach shall have voted to approve this Agreement and the Merger, if (i) any person or entity shall have made (and shall not have withdrawn) a Takeover Proposal that is determined by the Long Beach Board of Directors to constitute a Superior Proposal (as defined below), and (ii) the Long Beach Board of Directors determines in its good faith reasonable judgment, based upon the advice of outside counsel, that failure to terminate this Agreement in order to accept the Superior Proposal would constitute a breach of fiduciary duty; provided, however, that Long Beach may not terminate this Agreement pursuant to this Section 9.1(h) unless it has given Washington Mutual 10 Business Days prior written notice of its intention to so terminate this Agreement (which notice must specify all material terms and conditions of such Superior Proposal and the identity of the person or persons (or entity or entities, as the case may be) making such Superior Proposal) and has offered Washington Mutual the opportunity to amend the terms and conditions of this Agreement so that the failure of the Long Beach Board of Directors to terminate this Agreement, as so amended, in order to accept the Superior Proposal would not constitute a breach of fiduciary duty; and provided, further, that the Long Beach Board of Directors may not terminate this Agreement pursuant to this
Section 9.1(h) unless simultaneously with such termination Long Beach pays to Washington Mutual the amount specified in Section 9.2(b) and enters into a definitive acquisition, merger or similar agreement to effect and consummate such Superior Proposal with the person or entity making such Superior Proposal.

     For purposes of this Agreement, (i) a "Superior Proposal" shall mean any bona fide Takeover Proposal made by an unaffiliated third party that the Long Beach Board of Directors determines in its good faith reasonable judgment (based on the advice of an independent financial advisor) represents superior value to the holders of Long Beach Common Stock than the transactions contemplated by this Agreement and for which any required financing is either committed or is, in the good faith reasonable judgment of Long Beach's Board of Directors (based on the advice of such independent financial advisor), reasonably capable of being obtained on a timely basis by the person making such Takeover Proposal; and (ii) a "Change of Control" shall mean the acquisition, directly or indirectly, by any person or entity, together with its affiliates (as defined in Rule 12b-2 under the Exchange Act), or any other group (as defined in Section 13(d) of the Exchange Act), including through the formation of any such group or the affiliation of any such persons or entities, of, or of the right to acquire or direct the exercise of, 30% or more of the voting power of the capital stock of Long Beach entitled to approve this Agreement and the Merger or to elect directors of Long Beach; or

        (i) by Washington Mutual if a Subsequent Triggering Event (as defined in the Stock Option Agreement) has occurred.

     9.2  Effect of Termination

        (a) In the event of termination of this Agreement by either Washington Mutual or Long Beach as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Washington Mutual, Long Beach, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b), 9.2, and 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Washington Mutual nor Long Beach shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

        (b) If this Agreement is terminated (A) by Washington Mutual pursuant to
Section 9.1(f) or (g), (B) by Washington Mutual or Long Beach pursuant to
Section 9.1(e) because of a failure to obtain the required approval of the stockholders of Long Beach after a Takeover Proposal for Long Beach shall have been publicly disclosed, or any person or entity shall have publicly disclosed an intention (whether or not conditional) to make a Takeover Proposal, (C) by Long Beach pursuant to Section 9.1(h), (D) by Washington Mutual pursuant to
Section 9.1(i) or (E) by Washington Mutual pursuant to Section 9.1(d) if the breach giving rise to such termination was willful and, at or prior to such termination, a Takeover Proposal shall have been made known to Long Beach or any of its Subsidiaries or shall have been publicly disclosed to Long Beach's stockholders, or any person or entity shall have made known to Long Beach or any of its Subsidiaries or otherwise publicly disclosed an intention (whether or not conditional) to make a Takeover Proposal, and regardless of whether such Takeover Proposal shall have been rejected by Long Beach or withdrawn prior to the time of such termination, then in any such case Long Beach shall pay to Washington Mutual a termination fee of $15 million. Washington Mutual shall not be entitled to a termination fee if Washington Mutual has exercised all or any part of the Option.

        (c) Any termination fee that becomes payable pursuant to Section 9.1(b) shall be paid by wire transfer of immediately available funds to an account designated by Washington Mutual within one Business Day following the termination of this Agreement, except that any termination fee that is payable as a result of the termination of this Agreement pursuant to Section 9.1(h) or
Section 9.1(i) shall be paid simultaneously with such termination. Notwithstanding the foregoing, in no event shall Long Beach be obligated to pay any such fees to Washington Mutual if immediately prior to the termination hereof Long Beach was entitled to terminate this Agreement pursuant to Section 9.1(d).

        (d) Long Beach and Washington Mutual agree that the agreements contained in paragraphs (b) and (c) above are an integral part of the transactions contemplated by this Agreement, that without such agreements Washington Mutual would not have entered into this Agreement, and that such amounts do not constitute a penalty. If Long Beach fails to pay Washington Mutual the amounts due under paragraph (b) above within the time periods specified in paragraph (c) above, Long Beach shall pay the costs and expenses (including legal fees and expenses) incurred by Washington Mutual in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of The Chase Manhattan Bank from the date such amounts were required to be paid.

     9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Long Beach; provided, however, that after any approval of the transactions contemplated by this Agreement by Long Beach's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Long Beach stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10. GENERAL PROVISIONS

     10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     10.2 Expenses. Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that notwithstanding anything to the contrary contained in this Agreement, neither Washington Mutual nor Long Beach shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Washington Mutual, to:

        Washington Mutual, Inc.
        1201 Third Avenue, 15th Floor
        Seattle, WA 98101
        Fax: (206) 461-5739
        Attn: Craig Tall

        and:

        Washington Mutual, Inc.
        1201 Third Avenue, 15th Floor
        Seattle, WA 98101
        Fax: (206) 461-5739
        Attn: Fay L. Chapman

        with a copy to:

        Heller Ehrman White & McAuliffe
        6100 Columbia Center
        701 Fifth Avenue
        Seattle, WA 98104
        Fax: (206) 447-0849
        Attn: Bernard L. Russell

        (b) if to Long Beach, to:

        Long Beach Financial Corporation
        1100 Town & Country Road
        Suite 1650
        Orange, CA 92868
        Fax: (714) 543-6847
        Attn: M. Jack Mayesh

        with a copy to:

        Gibson, Dunn & Crutcher LLP
        4 Park Plaza
        Irvine, CA 92614
        Fax: (949) 451-4220
        Attn: Robert E. Dean

     10.4 Interpretation. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Long Beach,

Washington Mutual or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.

     10.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     10.6 Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

     10.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law.

     10.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.9 Publicity. Washington Mutual and Long Beach shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the NYSE (in the case of Washington Mutual) or The Nasdaq Stock Market (in the case of Long Beach). Without limiting the reach of the preceding sentence, Washington Mutual and Long Beach shall cooperate to develop all public announcement materials and (b) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, Long Beach and its Subsidiaries shall (a) consult with Washington Mutual regarding communications with customers, shareholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide Washington Mutual with shareholder lists of Long Beach and (c) allow and facilitate Washington Mutual contact with shareholders of Long Beach and other prospective investors.

     10.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 7.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, Washington Mutual and Long Beach have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

                                          WASHINGTON MUTUAL, INC.

                                          By: /s/ CRAIG E. TALL
                                             -----------------------------------
                                          Name: Craig E. Tall
                                          Title: Executive Vice President

                                          LONG BEACH FINANCIAL CORPORATION

                                          By: /s/ M. JACK MAYESH
                                             -----------------------------------
                                          Name: M. Jack Mayesh
                                          Title: Chairman and CEO

                                    ANNEX A

                             CONTENT OF TAX OPINION

     The legal opinion to be delivered pursuant to Section 8.1(f) shall be substantially to the effect that:

        (i) The merger will qualify as a "reorganization" within the meaning of
Section 368(a) of the Code, and Washington Mutual and Long Beach will each be a party to the reorganization under Section 368(b) of the Code.

        (ii) No gain or loss will be recognized by a stockholder of Long Beach who, pursuant to the Agreement, exchanges shares of Long Beach Common Stock solely for shares of Washington Mutual Common Stock (except with respect to cash received in lieu of a fractional share interest in Washington Mutual Common Stock).

        (iii) Each Long Beach stockholder who receives cash in lieu of a fractional share of Washington Mutual Common Stock will be treated as receiving a distribution in redemption of the fractional share interest, will be taxed on the cash received in accordance with the provisions and limitations of Code
Section 302 (which in certain circumstances could result in the receipt of cash being taxed as a dividend) and, in general, such distribution in redemption will be recognized and treated as a payment in exchange for such fractional share interest.

        (iv) With respect to a Long Beach stockholder who exchanges shares of Long Beach Common Stock partially for Washington Mutual Common Stock and partially for cash, any gain realized on the Long Beach shares surrendered in the Merger will be recognized but not in excess of the amount of cash received (other than cash received in lieu of a fractional share); however, in certain circumstances, the provisions and limitations of Code Section 302 could result in the cash received being taxed in whole or part as a dividend. If a Long Beach stockholder realizes a loss in such an exchange, the loss cannot be recognized by the stockholder.

        (v) A Long Beach stockholder who has different blocks of Long Beach Common Stock, each with a different tax basis, must compute gain or loss separately for each such block of Long Beach Common Stock and no netting of gain or loss is allowed.

        (vi) Gain or loss will be recognized with respect to each Long Beach stockholder who holds Long Beach Common Stock and who exchanges such shares solely for cash; however, the provisions and limitations of Code Section 302 could result in the cash received being taxed as a dividend in certain circumstances.

        (vii) Gain or loss recognized generally will be capital gain or loss if the shares of Long Beach Common Stock were held by the Long Beach stockholder as capital assets. For such stockholder, if the shares have been held for more than one year the gain or loss will be long-term capital gain or loss. Whether or not the character of any taxable gain or loss is material to a Long Beach stockholder depends upon the particular circumstances of the stockholder.

        (viii) The aggregate basis of the Washington Mutual Common Stock received by a Long Beach stockholder who exchanges Long Beach Common Stock for at least some Washington Mutual Common Stock will be the same as the aggregate basis of the Long Beach Common Stock surrendered in exchange therefor, (a) reduced by the basis allocable to any fractional share for which cash is received and the amount of any cash payment received other than cash received in lieu of a fractional share, and (b) increased by the amount treated as a dividend, if any, and the amount of gain recognized due to the receipt of any such cash payment.

        (ix) The holding period of the Washington Mutual Common Stock received by a Long Beach stockholder will include the period during which the Long Beach Common Stock surrendered in exchange therefor was held if such Long Beach Common Stock surrendered in exchange therefor was held by such Long Beach stockholder as a capital asset at the Effective Time.

        (x) The discussion in the Proxy Statement/Prospectus regarding the material federal income tax consequences of the Merger, to the extent it constitutes summaries of legal matters or legal conclusions, is accurate in all material respects.

                                    ANNEX B

                   EMPLOYMENT AGREEMENTS UNDER SECTION 8.2(f)

M. Jack Mayesh
Edward Resendez
Frank J. Curry
William K. Komperda
James J. Sullivan
James H. Leonetti
Elizabeth A. Wood

                                    ANNEX C

                 NONCOMPETITION AGREEMENTS UNDER SECTION 8.2(g)

M. Jack Mayesh
Edward Resendez
Frank J. Curry
William K. Komperda

                                                                      APPENDIX B

                                  May 18, 1999

Board of Directors
Long Beach Financial Corporation
1100 Town & Country Road
Orange, CA 92868

Board of Directors:

     You have requested that Friedman, Billings, Ramsey & Co., Inc. ("Friedman, Billings") provide you with its opinion as to the fairness, from a financial point of view, to the holders of common stock ("Stockholders") of Long Beach Financial Corporation ("Long Beach" or the "Company") of the Consideration (as hereinafter defined) to be received by them pursuant to the Agreement and Plan of Merger by and between Long Beach and Washington Mutual, Inc. ("Washington Mutual" or "Washington Mutual"), dated May 18, 1999 (the "Merger Agreement"), pursuant to which Long Beach will be merged with and into Washington Mutual (the "Merger"). The Merger Agreement provides, among other things, that Stockholders of Long Beach will have the option to receive either Washington Mutual common stock, cash or a combination thereof equal to a fixed price of $15.50 per Long Beach share (the "Consideration"), subject to the limitation that a minimum of 52% of the aggregate Merger consideration will be in the form of Washington Mutual common stock and certain other terms and conditions. Additionally, all outstanding options to purchase shares of Long Beach common stock shall become fully vested and converted into options to purchase Washington Mutual common stock. The Merger Agreement will be considered at a meeting of the Stockholders of Long Beach. The terms of the Merger are more fully set forth in the Merger Agreement.

     In delivering this opinion, Friedman, Billings has completed the following tasks:

 1. reviewed the Washington Mutual Annual Report to Stockholders for the fiscal years ended December 31, 1997 and 1998 and the Washington Mutual Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for the fiscal years ended December 31, 1997 and 1998; reviewed the Washington Mutual Annual Proxy Statement dated March 23, 1999; reviewed the Washington Mutual Quarterly Reports on Form 10-Q filed with the SEC for the fiscal quarters ended March 31, 1999, September 30, 1998 and June 30, 1998;

 2. reviewed the Long Beach Annual Report to Stockholders for the fiscal years ended December 31, 1997 and 1998 and the Long Beach Annual Report on Form 10-K filed with the SEC for the fiscal years ended December 31, 1997 and 1998; reviewed the Long Beach Annual Proxy Statement dated April 28, 1999; reviewed the Long Beach Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 1999, September 30, 1998, and June 30, 1998;

      3. reviewed and discussed the unaudited financial statements of Long Beach for the four months ended April 30, 1999 with the management of Long Beach;

      4. reviewed the reported market prices and trading activity for Washington Mutual common stock for the period January 1, 1997 through May 17, 1999;

      5. discussed the financial condition, results of operations, earnings projections, business and prospects of Long Beach with the management of Long Beach;

Board of Directors
Long Beach Financial Corporation
May 18, 1999
Page  2

      6. compared the results of operations and financial condition of Long Beach and Washington Mutual with those of certain publicly-traded financial services organizations (or their holding companies) that Friedman, Billings deemed to be reasonably comparable to Long Beach or Washington Mutual, as the case may be;

      7. reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that Friedman, Billings deemed to be reasonably comparable to the Merger;

      8. reviewed the financial terms, to the extent publicly available, of certain acquisition transactions entered into by Washington Mutual;

      9. reviewed the potential pro forma impact of the Merger to the Stockholders that elect to receive Washington Mutual common stock;

     10. reviewed a copy of the Merger Agreement; and

     11. performed such other financial analyses and reviewed and analyzed such other information as Friedman, Billings deemed appropriate, including an assessment of general economic, market and monetary conditions.

     In rendering this opinion, Friedman, Billings did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning Long Beach and Washington Mutual furnished to it by Long Beach or Washington Mutual, or the publicly-available financial and other information regarding Long Beach, Washington Mutual and other financial services organizations (or their holding companies). Friedman, Billings has assumed that all such information is accurate and complete and has no reason to believe otherwise. Friedman, Billings has further relied on the assurances of management of Long Beach and Washington Mutual that they are not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading. With respect to financial forecasts for Long Beach provided to Friedman, Billings by its management, Friedman, Billings has assumed, for purposes of this opinion, that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of such management at the time of preparation as to the future financial performance of Long Beach. Friedman, Billings has assumed that there has been no undisclosed material change in Long Beach's assets, financial condition, results of operations, business or prospects since March 31, 1999. Friedman, Billings did not undertake an independent appraisal of the assets or liabilities of Long Beach nor was Friedman, Billings furnished with any such appraisals. Friedman, Billings is not an expert in the evaluation of allowances for loan losses, was not requested to and did not review such allowances, and was not requested to and did not review any individual credit files of Long Beach. Friedman, Billings's conclusions and opinion are necessarily based upon economic, market and other conditions and the information made available to Friedman, Billings as of the date of this opinion. Friedman, Billings expresses no opinion on matters of a legal, regulatory, tax or accounting nature related to the Merger.

Board of Directors
Long Beach Financial Corporation
May 18, 1999
Page  3

     Friedman, Billings, as part of its institutional brokerage, research and investment banking practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with mergers and acquisitions of specialty finance companies, commercial banks, savings institutions and financial services holding companies, initial and secondary offerings and mutual-to-stock conversions of savings institutions, as well as business valuations for other corporate purposes for financial services organizations and real estate related companies. Friedman, Billings has experience in, and knowledge of, the valuation of specialty finance companies in California and the rest of the United States.

     Friedman, Billings has acted as a financial advisor to Long Beach in connection with the Merger and will receive a fee for services rendered which is contingent upon the consummation of the Merger. In the ordinary course of Friedman, Billings's business, it may effect transactions in the securities of Long Beach or Washington Mutual for its own account and/or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. From time to time, principals and/or employees of Friedman, Billings may also have positions in such securities.

     Based upon and subject to the foregoing, as well as any such other matters as we consider relevant, it is Friedman, Billings's opinion, as of the date hereof, that the Consideration is fair, from a financial point of view, to the Stockholders of Long Beach.

     This letter is solely for the information of the Board of Directors and Stockholders of Long Beach and may not be relied upon by any other person or used for any other purpose, reproduced, disseminated, quoted from or referred to without Friedman, Billings's prior written consent; provided, however, this letter may be referred to and reproduced in its entirety in proxy materials sent to the Stockholders in connection with the solicitation of approval for the Merger.

                                          Very truly yours,
                                          /s/ Friedman, Billings, Ramsey & Co.,
                                          Inc.
                                          --------------------------------------
                                          FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

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

                                                                      APPENDIX C

        THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN PROVISIONS
                  CONTAINED HEREIN AND TO RESALE RESTRICTIONS
                  UNDER THE SECURITIES ACT OF 1933, AS AMENDED

     STOCK OPTION AGREEMENT, dated May 18,1999, between Long Beach Financial Corporation, a Delaware corporation ("Issuer"), and Washington Mutual, Inc., a Washington corporation ("Grantee").

                                  WITNESSETH:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (this "Agreement"); and

     WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. Grant of Option.

        (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 4,477,500 fully paid and nonassessable shares of Issuer's Common Stock, par value $.001 per share ("Common Stock"), at a price of $12.3125 per share (the "Option Price"); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

        (b) In the event that any shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5 hereof) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance or such redemption, repurchase, retirement or other action, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to issue, redeem, repurchase or retire shares in breach of any provision of the Merger Agreement.

     2. Exercise of Option.

        (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined); provided, that

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the Holder shall have sent written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event (or such longer period as provided in Section 10); provided further, however, that if the Option cannot be exercised on any day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than on the tenth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Section 9.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to
Section 9.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); provided, that if the Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event (as hereinafter defined) but in no event more than 18 months after such termination; or (iv) delivery of a written request for payment of termination fees pursuant to Section 9.2 of the Merger Agreement (provided that no such Exercise Termination Event shall be deemed to have occurred unless such termination fees are paid in accordance with such Section 9.2). For purposes of this Agreement, (A) "Holder" shall mean the holder or holders of the Option and (B) "Last Triggering Event" shall mean the last Initial Triggering Event to expire. Notwithstanding anything to the contrary herein, (i) the Option may not be exercised at any time when Grantee shall be in breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement such that Issuer would be entitled to terminate the Merger Agreement pursuant to Section 9.1(d) thereof and (ii) this Agreement shall automatically terminate upon the termination of the Merger Agreement pursuant to Section 9.1(d) thereof as a result of the breach by Grantee of its representations, warranties, covenants or agreements contained in the Merger Agreement.

        (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

             (i) Issuer or any of its Significant Subsidiaries, as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary, (y) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition

(including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only Issuer and one or more of Issuer Subsidiaries or involving only two or more of Issuer Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement;

             (ii) (A) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or (B) the Board of Directors of Issuer shall have failed to make its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement, or (C) the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

             (iii) Any person, other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

             (iv) After any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction, the stockholder approval required by Section 8.1(a) of the Merger Agreement is not obtained;

             (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction (whether such overture becomes the subject of public disclosure or not), Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement or willfully breached any representation or warranty contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below);

             (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Office of Thrift Supervision ("OTS"), the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; or

             (vii) Any person other than Grantee or any Grantee Subsidiary commences or publicly announces its intention to commence a tender offer or exchange offer for securities representing 10% or more of the voting power of Issuer.

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

        (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

             (i) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding shares of Common Stock; or

             (ii) The occurrence of the Initial Triggering Event described in
Section 2(b)(i) hereof, except that the percentage referred to in subsection (z) thereof shall be 25%.

        (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

        (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of any regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

        (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

        (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Agreement for an Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

        (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Long Beach Financial Corporation and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Long Beach Financial Corporation and will be provided to the holder hereof without charge upon receipt by Long Beach Financial Corporation of a written request therefor."

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

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission (the "SEC"), or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel, in form and substance reasonably satisfactory to Issuer; and (iii) the legend shall be removed in its entirety if the conditions in the preceding subsections (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

        (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Certain Issuer Actions. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. sec. 18a and regulations promulgated thereunder and (y) in the event, under any federal or state law, prior approval of or notice to any regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to such regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. Exchange. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this

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

Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. Adjustment of Shares. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of Issuer's obligations hereunder.

     6. Registration Rights. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto) deliver within six months of such Subsequent Triggering Event (or such longer period as provided in Section 10), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and thereafter to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter

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occur. Each such Holder shall provide all information reasonably requested by
Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for Issuer.

     Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

     7. Repurchase Right.

        (a) (i) Following the occurrence of a Repurchase Event (as defined below), and following a request of the Holder delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised; and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such longer period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated.

     The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of the Option or the Owner gives notice of the required repurchase of Option Shares, as the case maybe, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer.

        (b) The Holder or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option or any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase the Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of

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such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

        (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at anytime after delivery of a notice of repurchase pursuant to subsection (b) of this Section 7 is prohibited under applicable law or regulation or through commencement of regulatory enforcement action from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or the Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

        (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to the final sentence of Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event.

     8. Substitute Option.

        (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share

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equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute
Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

        (b) The following terms have the meanings indicated:

             (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, or (iii) the transferee of all or substantially all of Issuer's assets.

             (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

             (3) "Assigned Value" shall mean the Market/Offer Price, as defined in Section 7.

             (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

        (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which shall be applicable to the Substitute Option.

        (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

        (e) In no event, pursuant to any of the foregoing subsections, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option.

     In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this subsection (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to the Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this subsection (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this subsection (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

        (f) Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. Repurchase of Substitute Option.

        (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder") delivered prior to an Exercise Termination Event, the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

        (b) The Substitute Option Holder or the Substitute Share Owner, or both, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option or the Substitute Shares, as applicable, pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

        (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation or through commencement of regulatory enforcement action from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute

Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this
Section 9 prohibited under applicable law or regulation or through commencement of regulatory enforcement action from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or the Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or the Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Shares it is then so prohibited from repurchasing.

     10. Extension of Certain Periods. The 90-day or six-month period, as the case may be, for exercise of certain rights under each of Sections 2, 6, 7 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using its reasonable best efforts to obtain such regulatory approval) and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     11. Issuer Representations and Warranties. Issuer hereby represents and warrants to Grantee as follows:

        (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

        (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

        (c) Issuer has taken all action (including, if required, redeeming all of the Rights or amending or terminating the Long Beach Rights Agreement) so that the entering into of this Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Long Beach Rights Agreement or enable or require the Long Beach Rights to be exercised, distributed or triggered.

     12. Grantee Representations and Warranties. Grantee hereby represents and warrants to Issuer that:

        (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

        (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

     13. Limitation on Total Profit.

        (a) Notwithstanding anything to the contrary contained herein, in no event shall Grantee's Total Profit (as defined in subsection (c) of this Section
13) exceed $15 million.

        (b) Notwithstanding anything to the contrary contained herein, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in subsection (d) of this Section 13) of more than $15 million.

        (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7 hereof, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7 hereof, less (y) Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares shall be converted or exchanged) to any unaffiliated party, less (y) Grantee's purchase price for such Option Shares,
(iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, (v) any equivalent amount with respect to the Substitute Option, including pursuant to Section 8(e); and (vi) the amount of any termination fee actually received by Grantee pursuant to
Section 9.2 of the Merger Agreement. For purposes of this Section 13, references to Grantee shall be deemed to include references to any affiliate of the Grantee.

        (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     14. Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such longer period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board or the OTS, as applicable, approves an application by Grantee to acquire the shares of Common Stock subject to the Option (if such approval is required by law), Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one person acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single person (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board or the OTS, as applicable.

     15. Filings. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board and/or the OTS, as applicable, for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     16. Equitable Remedies. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     17. Validity. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     18. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     20. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     21. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     22. Entire Agreement. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     23. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          LONG BEACH FINANCIAL CORPORATION

                                          By: /s/ M. JACK MAYESH
                                             -----------------------------------
                                          Name: M. Jack Mayesh
                                          Title: Chairman and CEO

                                          WASHINGTON MUTUAL, INC.

                                          By: /s/ CRAIG E. TALL
                                             -----------------------------------
                                          Name: Craig E. Tall
                                          Title: Executive Vice President

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 23B.08.320 of the Washington Business Corporation Act (the "Corporation Act") provides that the articles of incorporation of a corporation may contain provisions that eliminate or limit the personal liability of a director to the shareholders for monetary damages for conduct as a director, except in the case of acts or omissions involving certain types of conduct. At
Article XIII of its Restated Articles of Incorporation, the Registrant has elected to eliminate the liability of directors to the Registrant to the extent permitted by law. Thus, a director of the Registrant is not personally liable to the Registrant or its stockholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If Washington law is amended to authorize corporate action that further eliminates or limits the liability of directors, then the liability of Washington Mutual directors will be eliminated or limited to the fullest extent permitted by Washington law, as so amended.

     Section 23B.08.560 of the Corporation Act provides that if authorized by
(i) the articles of incorporation, (ii) a bylaw adopted or ratified by the stockholders, or (iii) a resolution adopted or ratified, before or after the event, by the stockholders, a corporation will have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Sections 23B.08.510 through 23B.08.550 of the Corporation Act, provided that no such indemnity shall indemnify any director
(i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

     Pursuant to Article X of Washington Mutual's Restated Articles of Incorporation and Article VIII of Washington Mutual's Bylaws, Washington Mutual must, subject to certain exceptions, indemnify and defend its directors against any expense, liability or loss arising from or in connection with any actual or threatened action, suit or proceeding relating to service for or at the request of Washington Mutual, including without limitation, liability under the Securities Act. Washington Mutual is not permitted to indemnify a director from or on account of acts or omissions of such director which are finally adjudged to be intentional misconduct, or from or on account of conduct in violation of RCW 23B.08.310, or a knowing violation of the law from or on account of any transaction with respect to which it is finally adjudged that such director received a benefit in money, property or services to which he or she was not entitled. If Washington law is amended to authorize further indemnification of directors, then Washington Mutual directors shall be indemnified to the fullest extent permitted by Washington law, as so amended. Also, pursuant to Article VIII of Washington Mutual's Bylaws, Washington Mutual may, by action of the Washington Mutual Board, provide indemnification and pay expenses to officers, employees and agents of Washington Mutual or another corporation, partnership, joint venture, trust or other enterprise with the same scope and effect as above described in relation to directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Washington Mutual pursuant to the provisions described above, Washington Mutual has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
 2.1     Agreement and Plan of Merger between the Registrant and Long
         Beach, dated March 18, 1999. (Incorporated by reference to
         Appendix A of the proxy statement/prospectus included in
         this Registration Statement.) Registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted schedule.
 2.2     Form of Preference Form and Letter of Transmittal (to be
         filed by amendment).
 3.1*    Restated Articles of Incorporation of the Registrant (filed as an exhibit to the Registrant's Quarterly Report on Form
         10-Q for the quarter ended September 30, 1998 File No.
         0-25188).
 3.2*    Bylaws of the Registrant (filed as an exhibit to the
         Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 File No. 0-25188).
 4.2**   Rights Agreement, dated October 16, 1990.
 4.3**   Amendment No. 1 to the Rights Agreement, dated October 31,
         1994.
 4.4**   Supplement to Rights Agreement, dated November 29, 1994.
 5.1     Opinion of Heller Ehrman White & McAuliffe (to be filed by amendment).
 8.1     Tax Opinion of Foster Pepper & Shefelman PLLC (to be filed by amendment).
10.1     Employment Agreement, dated May 18, 1999, between the
         Registrant and M. Jack Mayesh.
10.2     Employment Agreement, dated May 18, 1999, between the
         Registrant and William K. Komperda.
10.3     Employment Agreement, dated May 18, 1999, between the
         Registrant and Edward Resendez.
10.4     Employment Agreement, dated May 18, 1999, between the
         Registrant and Frank J. Curry.
10.5     Employment Agreement, dated May 18, 1999, between the
         Registrant and James A. Leonetti.
10.6     Employment Agreement, dated May 18, 1999, between the
         Registrant and James J. Sullivan.
10.7     Employment Agreement, dated May 18, 1999, between the
         Registrant and Elizabeth A. Wood.
10.8     Form of Shareholder's Non-Competition Agreement, dated May
         18, 1999.
23.1     Consent of Deloitte & Touche LLP with respect to the
         financial statements of Washington Mutual.
23.2     Consent of Deloitte & Touche LLP with respect to the
         financial statements of Long Beach.
23.3     Consent of PricewaterhouseCoopers LLP with respect to the
         financial statements of Great Western Financial Corporation.
23.4     Consent of KPMG LLP with respect to the financial statements of H.F. Ahmanson & Company (to be filed by amendment).
23.5     Consent of Heller Ehrman White & McAuliffe (included in its
         Opinion filed as Exhibit 5.1).

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
23.6     Consent of Foster Pepper & Shefelman PLLC (included in its
         Opinion filed as Exhibit 8.1).
23.7     Consent of Friedman, Billings, Ramsey & Co., Inc.
24.2     Powers of Attorney (included on the signature page of this
         Registration Statement).
99.1     Form of Proxy Card of Long Beach (to be filed by amendment).
99.2     Stock Option Agreement between the registrant and Long
         Beach, dated May 18, 1999 (incorporated by reference to
         Appendix C of the proxy statement/prospectus included in
         this Registration Statement).

-------------------------
 * Incorporated by reference to Washington Mutual, Inc. Quarterly Report to the Securities and Exchange Commission on Form 10-Q for the quarter ended September 30, 1998 (File No. 0-25188).

** Incorporated by reference to Washington Mutual, Inc. Current Report on Form
   8-K dated November 29, 1994 (File No. 0-25188).

ITEM 22. UNDERTAKINGS

     The Undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on June 15, 1999.

                                          WASHINGTON MUTUAL, INC.

                                          By: /s/   KERRY K. KILLINGER
                                             -----------------------------------
                                              Kerry K. Killinger
                                              Title: Chairman, President and
                                                     Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby constitutes and appoints Fay L. Chapman and Marc R. Kittner, and each of them severally, as his or her true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below on the 15th day of June, 1999.


       /s/ KERRY K. KILLINGER                     /s/ WILLIAM A. LONGBRAKE
-------------------------------------       -------------------------------------
         Kerry K. Killinger                         William A. Longbrake
       Chairman, President and                  Executive Vice President and
  Chief Executive Officer; Director                Chief Financial Officer
    (Principal Executive Officer)               (Principal Financial Officer)

       /s/ PHILIP D. MATTHEWS                        /s/ RICHARD M. LEVY
-------------------------------------       -------------------------------------
         Philip D. Matthews                            Richard M. Levy
              Director                      Senior Vice President and Controller
                                               (Principal Accounting Officer)

       /s/ DOUGLAS P. BEIGHLE                     /s/ WILLIAM P. GERBERDING
-------------------------------------       -------------------------------------
         Douglas P. Beighle                         William P. Gerberding
              Director                                    Director

         /s/ DAVID BONDERMAN                     /s/ ENRIQUE HERNANDEZ, JR.
-------------------------------------       -------------------------------------
           David Bonderman                         Enrique Hernandez, Jr.
              Director                                    Director

                                                      /s/ MARY E. PUGH
-------------------------------------       -------------------------------------
         J. Taylor Crandall                             Mary E. Pugh
              Director                                    Director

         /s/ ROGER H. EIGSTI                        /s/ MICHAEL K. MURPHY
-------------------------------------       -------------------------------------
           Roger H. Eigsti                            Michael K. Murphy
              Director                                    Director

          /s/ JOHN W. ELLIS                       /s/ WILLIAM G. REED, JR.
-------------------------------------       -------------------------------------
            John W. Ellis                           William G. Reed, Jr.
              Director                                    Director

         /s/ ANNE V. FARRELL                         /s/ JAMES H. STEVER
-------------------------------------       -------------------------------------
           Anne V. Farrell                             James H. Stever
              Director                                    Director

        /s/ STEPHEN E. FRANK                       /s/ WILLIS B. WOOD, JR.
-------------------------------------       -------------------------------------
          Stephen E. Frank                           Willis B. Wood, Jr.
              Director                                    Director
      /s/ ELIZABETH A. SANDERS                     /s/ WILLIAM D. SCHULTE
-------------------------------------       -------------------------------------
        Elizabeth A. Sanders                         William D. Schulte
              Director                                    Director

                                 EXHIBIT INDEX

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
 2.1     Agreement and Plan of Merger between the Registrant and Long
         Beach, dated March 18, 1999. (Incorporated by reference to
         Appendix A of the proxy statement/prospectus included in
         this Registration Statement.) Registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted schedule.
 2.2     Form of Preference Form and Letter of Transmittal (to be
         filed by amendment).
 3.1*    Restated Articles of Incorporation of the Registrant (filed as an exhibit to the Registrant's Quarterly Report on Form
         10-Q for the quarter ended September 30, 1998 File No.
         0-25188).
 3.2*    Bylaws of the Registrant (filed as an exhibit to the
         Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 File No. 0-25188).
 4.2**   Rights Agreement, dated October 16, 1990.
 4.3**   Amendment No. 1 to the Rights Agreement, dated October 31,
         1994.
 4.4**   Supplement to Rights Agreement, dated November 29, 1994.
 5.1     Opinion of Heller Ehrman White & McAuliffe (to be filed by amendment).
 8.1     Tax Opinion of Foster Pepper & Shefelman PLLC (to be filed by amendment).
10.1     Employment Agreement, dated May 18, 1999, between the
         Registrant and M. Jack Mayesh.
10.2     Employment Agreement, dated May 18, 1999, between the
         Registrant and William K. Komperda.
10.3     Employment Agreement, dated May 18, 1999, between the
         Registrant and Edward Resendez.
10.4     Employment Agreement, dated May 18, 1999, between the
         Registrant and Frank J. Curry.
10.5     Employment Agreement, dated May 18, 1999, between the
         Registrant and James A. Leonetti.
10.6     Employment Agreement, dated May 18, 1999, between the
         Registrant and James J. Sullivan.
10.7     Employment Agreement, dated May 18, 1999, between the
         Registrant and Elizabeth A. Wood.
10.8     Form of Shareholder's Non-Competition Agreement, dated May
         18, 1999.
23.1     Consent of Deloitte & Touche LLP with respect to the
         financial statements of Washington Mutual.
23.2     Consent of Deloitte & Touche LLP with respect to the
         financial statements of Long Beach.
23.3     Consent of PricewaterhouseCoopers LLP with respect to the
         financial statements of Great Western Financial Corporation.
23.4     Consent of KPMG LLP with respect to the financial statements of H.F. Ahmanson & Company (to be filed by amendment).
23.5     Consent of Heller Ehrman White & McAuliffe (included in its
         Opinion filed as Exhibit 5.1).
23.6     Consent of Foster Pepper & Shefelman PLLC (included in its
         Opinion filed as Exhibit 8.1).
23.7     Consent of Friedman, Billings, Ramsey & Co., Inc.
24.2     Powers of Attorney (included on the signature page of this
         Registration Statement).

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
99.1     Form of Proxy Card of Long Beach (to be filed by amendment).
99.2     Stock Option Agreement between the registrant and Long
         Beach, dated May 18, 1999 (incorporated by reference to
         Appendix C of the proxy statement/prospectus included in
         this Registration Statement).

-------------------------
 * Incorporated by reference to Washington Mutual, Inc. Quarterly Report to the Securities and Exchange Commission on Form 10-Q for the quarter ended September 30, 1998 (File No. 0-25188).

** Incorporated by reference to Washington Mutual, Inc. Current Report on Form
   8-K dated November 29, 1994 (File No. 0-25188).